Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMEMDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of July 29, 2020 by and among Brookfield Retail Holdings VII Sub 3 LLC, a Delaware limited liability company (the “Parent”), Brookfield Property REIT Inc., a Delaware corporation (f/k/a GGP Inc.) (“BPR”), BPR Nimbus LLC, a Delaware limited liability company (f/k/a GGP Nimbus, LLC) (“Nimbus”), BPR Cumulus LLC, a Delaware limited liability company (f/k/a GGP Limited Partnership LLC) (“Cumulus”), BPR OP, LP (f/k/a GGP Operating Partnership, LP), a Delaware limited partnership (“BPR OP”), GGSI Sellco, LLC, a Delaware limited liability company (“SellCo”), GGPLP Real Estate 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLP RE”), GGPLPLLC 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLPLLC 2010”), GGPLP 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLP 2010”) and GGPLP L.L.C., a Delaware limited liability company (“GGPLPLLC”), the Lenders party hereto, and Wells Fargo Bank, National Association, in its capacities as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrowers, the Lenders, the Issuing Banks, the Swingline Lender, Morgan Stanley Senior Funding, Inc. (“MSSF”), in its capacity as co-administrative agent for the Term Lenders under the Term B Facility (the “Term B Loan Agent”) and the Administrative Agent are parties to that certain Credit Agreement dated as of August 24, 2018 (as amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Borrowers have requested that the Administrative Agent, the Required Revolving Lenders and the Required Specified Lenders amend certain terms and conditions of the Credit Agreement as described herein; and

WHEREAS, the Administrative Agent, the Required Revolving Lenders and the Required Specified Lenders (which constitute the Required Lenders) party to this Amendment have agreed to so amend certain terms and conditions of the Credit Agreement, all on the terms and conditions set forth below in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Definitions. All capitalized undefined terms used in this Amendment shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2.    Amendments to Credit Agreement. Effective as set forth in Section 3 below, the Credit Agreement is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto (the “Amended Credit Agreement”).

3.    Conditions to Effectiveness. This Agreement shall be effective upon the satisfaction of the following conditions precedent (such date, the “Amendment Effective Date”):

(a)    the Administrative Agent shall have received counterparts of (i) this Amendment duly executed and delivered by the Borrowers, the Administrative Agent, the Required Specified Lenders and the Required Revolving Lenders, (ii) a duly executed copy of a Reaffirmation of

Loan Guaranty and Collateral Documents in the form of Exhibit B attached hereto from each of the Loan Parties identified thereon, (iii) a duly executed copy of an updated Perfection Certificate and (iv) a duly executed copy of the agreement evidencing the Brookfield Liquidity Facility;

(b)    the Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Amendment Effective Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Amendment Effective Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of this Amendment, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign this Amendment and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date;

(c)    all documents, instruments, reports and policies required to perfect or evidence the Administrative Agent’s first priority security interests in and liens on the Collateral (including all UCC financing statements to be filed in the applicable government UCC filing offices) will have been executed and/or delivered and, to the extent applicable, be in proper form for filing (including UCC and other lien searches);

(d)    [Reserved];

(e)    the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative certifying: (i) the representations and warranties of the Loan Parties set forth in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period, (ii) no Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment and (iii) satisfaction of the conditions precedent set forth in Sections 3(c), (h) and (i).

(f)    the Administrative Agent shall have received evidence satisfactory to it that (i) the Brookfield Liquidity Facility shall be effective on or prior to the Amendment Effective Date on terms and conditions reasonably acceptable to the Administrative Agent, (ii) the Borrower Representative shall have received proceeds of Designated Qualified Equity Interests and/or the Brookfield Liquidity Facility in an aggregate principal amount of not less than $250,000,000 on or about the Amendment Effective Date (such proceeds, the “First Amendment Effective Date Paydown”) and (iii) if the aggregate Revolving Credit Exposure as of the Amendment Effective Date shall exceed $1,000,000,000, the Borrower Representative shall have reduced the outstanding principal balance of the Revolving Facility to an amount not greater than $1,000,000,000 (which, for the avoidance of doubt, shall not require an associated reduction of the Revolving Credit Commitments, and the First Amendment Effective Date Paydown may be used to effect such reduction);

(g)    receipt and review of pro forma financial projections showing compliance with cash flow and the Liquidity Covenant projections for the 2020 and 2021 fiscal years, reasonably acceptable to the Administrative Agent;

(h)    there not being any litigation that could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the closing of this Amendment;

(i)    the Loan Parties shall have obtained all consents and approvals necessary for the Amendment;

(j)    compliance with the USA Patriot Act and any other applicable “Know-Your-Customer” rules and regulations and, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification (provided the Lenders shall have requested any such know-your-customer documentation at least five (5) business days prior to the Amendment Effective Date);

(k)    the Lenders, the Administrative Agent and their affiliates shall have received all fees (including any amendment fees) required to be paid, and all expenses for which invoices have been presented, on or before the Amendment Effective Date; and

(l)    the Lenders shall have received such other documents, instruments, agreements or information as reasonably requested by any Lender.

4.    Representations and Warranties. Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. Each Loan Party has the organizational power, and has taken all necessary corporate or other organizational action to authorize it, to execute, deliver and perform this Amendment in accordance with its terms and to consummate the transactions contemplated hereby. This Amendment has been duly executed and delivered by each Loan Party party hereto and is a legal valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms, except as the same may be limited by the Legal Reservations.

(b)    Compliance with Laws, etc. The execution, delivery and performance by each Loan Party of this Amendment do not (i) violate in any material respect any Requirements of Law (including all Environmental Laws) relating to such Loan Party, or order, judgment or decree of any court binding upon such Loan Party, (ii) conflict with, result in a breach of, or constitute a default under, the organizational documents of such Loan Party or (iii) conflict in any material respect with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Material Contract of such Loan Party, except, in the case of clauses (i) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

5.    Limited Amendment; Ratification of Loan Documents. Except as specifically amended or modified hereby, the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect, and are hereby ratified and affirmed in all respects. This Amendment shall not be deemed a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, except as expressly set forth herein. This Amendment is not intended to and shall not constitute a novation of any Loan Documents or Obligations. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Amended Credit Agreement or any other Loan Document.

6.    Expenses. The Company shall reimburse the Administrative Agent promptly upon demand for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent, pursuant to and in accordance with Section 9.03(a) of the Amended Credit Agreement, in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

7.    Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.    Miscellaneous. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment or the other Loan Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Amendment expresses the entire understanding of the parties with respect to the transactions hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof. Any determination that any provision of this Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Amendment. Each of the Borrowers represent and warrant that it has consulted with independent legal counsel of its selection in connection herewith and is not relying on any representations or warranties of the Administrative Agent or the Lenders or their counsel in entering into this Amendment. This Amendment shall constitute a Loan Document.

***

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

BROOKFIELD RETAIL HOLDINGS VII SUB 3 LLC

By:	/s/ Michelle L. Campbell
Name:	Michelle L. Campbell
Title:	Senior Vice President

BROOKFIELD PROPERTY REIT INC.

By:	/s/ Michelle L. Campbell
Name:	Michelle L. Campbell
Title:	Secretary and Senior Vice President

BPR NIMBUS LL
By: BPR OP, LP, its managing member By: GGP Real Estate Holding II, Inc., its general partner
BPR CUMULUS LLC
By: BPR OP, LP, its managing member By: GGP Real Estate Holding II, Inc., its general partner
GGPLP REAL ESTATE 2010 LOAN PLEDGOR HOLDING, LLC
GGPLPLLC 2010 LOAN PLEDGOR HOLDING, LLC
GGPLP 2010 LOAN PLEDGOR HOLDING, LLC
GGPLP L.L.C.
By: BPR Nimbus LLC, its managing member
By: BPR OP, LP, its managing member
By: GGP Real Estate Holding II, Inc., its general partner
GGSI SELLCO, LLC BPR OP, LP
By: GGP Real Estate Holding II, Inc., its general partner

By:	/s/ Jeffrey P. Aldridge
Name:	Jeffrey P. Aldridge
Title:	Senior Vice President, Capital Markets & Investments

[Signature Page to First Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, as an Issuing Bank, as the Swingline Lender and as a Lender

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

[Signature Page to First Amendment to Credit Agreement]

[Lender signature page attached]

[Signature Page to First Amendment to Credit Agreement]

EXHIBIT A

AMENDED CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of August 24, 2018

among

BROOKFIELD RETAIL HOLDINGS VII SUB 3 LLC, BROOKFIELD PROPERTY REIT INC., GGP NIMBUS, LLC, GGP LIMITED PARTNERSHIP LLC, BPR OP, LP, GGSI SELLCO, LLC, GGPLP REAL ESTATE 2010 LOAN PLEDGOR HOLDING, LLC, GGPLPLLC 2010 LOAN PLEDGOR HOLDING, LLC, GGPLP 2010 LOAN PLEDGOR HOLDING, LLC, and GGPLP L.L.C.,

as the Borrowers,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent and as the Swingline Lender,

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Term B Loan Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC., ROYAL BANK OF CANADA, BARCLAYS BANK PLC, BANK OF AMERICA, N.A., HSBC BANK USA, N.A., and THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Issuing Banks,

WELLS FARGO SECURITIES, LLC, DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC. and RBC CAPITAL MARKETS, LLC,

as Joint Bookrunners,

WELLS FARGO SECURITIES, LLC, DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, LLC, BARCLAYS BANK PLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HSBC SECURITIES (USA) INC., SUMITOMO MITSUI BANKING CORPORATION, TD SECURITIES (USA) LLC, CITIBANK, N.A.

and U.S. BANK NATIONAL ASSOCIATION,

as Joint RCF/TLA Lead Arrangers, and

MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, LLC, DEUTSCHE BANK SECURITIES INC., WELLS FARGO SECURITIES, LLC, BARCLAYS BANK PLC, HSBC SECURITIES (USA) INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, SUMITOMO MITSUI BANKING CORPORATION and TD SECURITIES (USA) LLC,

as Joint TLB Lead Arrangers

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 2.05(l)	–	Existing Letters of Credit
Schedule 3.02	–	Ownership Structure
Schedule 3.10	–	Litigation
Schedule 6.01	–	Existing Investments
Schedule 9.01(a)(i)	–	Borrower Representative’s Website Address for Electronic Delivery
Schedule 9.01(a)(iii)	–	Issuing Bank Notice Information

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Promissory Note
Exhibit G	–	Form of Pledge and Security Agreement
Exhibit H	–	Form of Guaranty Agreement
Exhibit I	–	Form of Intellectual Property Security Agreement
Exhibit J	–	Form of Letter of Credit Request
Exhibit K-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L	–	Form of Solvency Certificate
Exhibit M	–	Terms of Subordination for Subordinated Parent Indebtedness
Exhibit N	–	Form of Parent Intercompany Loan
Exhibit O	–	Form of Intercompany Note
Exhibit P	–	Form of First Lien Intercreditor Agreement
Exhibit Q	–	Form of Second Lien Intercreditor Agreement

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of August 24, 2018 (this “Agreement”), by and among Brookfield Retail Holdings VII Sub 3 LLC, a Delaware limited liability company (the “Parent”), Brookfield Property REIT Inc., a Delaware corporation (f/k/a GGP Inc.) (“BPR”), GGP Nimbus, LLC, a Delaware limited liability company (“Nimbus”), GGP Limited Partnership LLC (“GGPLP”), a Delaware limited liability company, BPR OP, LP (f/k/a GGP Operating Partnership, LP), a Delaware limited partnership (“BPR OP”), GGSI Sellco, LLC, a Delaware limited liability company (“SellCo”), GGPLP Real Estate 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLP RE”), GGPLPLLC 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLPLLC 2010”), GGPLP 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLP 2010”) and GGPLP L.L.C., a Delaware limited liability company (“GGPLPLLC”), each of the foregoing as the Borrowers, the Lenders party hereto, the Issuing Banks party hereto, the Swingline Lender, Morgan Stanley Senior Funding, Inc. (“MSSF”), in its capacity as co-administrative agent for the Term Lenders under the Term B Facility (the “Term B Loan Agent”) and Wells Fargo Bank, National Association (“WF”), in its capacities as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).

RECITALS

A.    Pursuant to the terms of the Agreement and Plan of Merger dated as of March 26, 2018 (the “Merger Agreement”), by and among BPR, BPY and Goldfinch Merger Sub Corp. (“Merger Sub”), a subsidiary of the Parent, on the Merger Closing Date, Merger Sub will merge with and into BPR, with BPR as the survivor of such merger (the “Merger”).

B.    In connection with the Merger, the Borrowers have requested that the Lenders extend credit in the form of (a) Initial Term A-1 Loans in an aggregate initial principal amount of $900,000,000 (the “Term A-1 Facility”), (b) Initial Term A-2 Loans in an aggregate initial principal amount of $2,000,000,000 (the “Term A-2 Facility”), (c) Initial Term B Loans in an aggregate initial principal amount of $2,000,000,000 (the “Term B Facility”) and (d) a Revolving Facility with an available amount of $1,500,000,000, in each case, subject to increase as provided herein.

C.    The Lenders are willing to extend credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article 1         DEFINITIONS

Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means, with respect to:

(a)    any Indebtedness that is secured on a pari passu basis with the Loans, an intercreditor agreement substantially in the form of Exhibit P, with any modification thereto that is reasonably satisfactory to the Administrative Agent;

(b)    any Indebtedness that is secured on a junior lien basis with the Loans, an intercreditor agreement substantially in the form of Exhibit Q, with any modification thereto that is reasonably satisfactory to the Administrative Agent; and/or

(c)    any Indebtedness, any other intercreditor agreement that is reasonably satisfactory to the Administrative Agent.

“ACH” means automated clearinghouse transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Guarantor” means any Subsidiary of the Parent or BPR that becomes a guarantor of the Secured Obligations after the Closing Date pursuant to Section 5.12(a).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted EBITDA” means with respect to any BPR Property, BPR or any of its Subsidiaries, any of the Borrowers or any of the Management Companies, as the case may be, for any period, an amount equal to:

(a)    such BPR Property’s or such Person’s Net Income, plus

(b)    to the extent reducing such Net Income, the sum, without duplication, of amounts for:

(i)    depreciation;

(ii)    amortization (including, without limitation, amortization of goodwill, software and other intangible assets);

(iii)    interest expense;

(iv)    income taxes, franchise taxes or other similar taxes based on income, profits or capital, in each case, paid or any provision made therefor;

(v)    (i) any impairment Charge (including any Charge relating to impairment of goodwill and other assets) and (ii) any asset write-off and/or write-down, in each case excluding any amortization of a prepaid cash charge that was paid in a prior period;

(vi)    any earn-out obligation expense incurred in connection with the Transactions and/or any acquisition and/or other Investment (including any acquisition or other Investment completed prior to the Closing Date), in each case which is paid or accrued during such period;

(vii)    any Charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies (including, without limitation, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility or BPR Property opening and/or pre-opening, any inventory optimization program and/or any curtailment), any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility or BPR Property and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software development Charge, any Charge associated with new systems design, any implementation Charge, any project startup Charge, any Charge in connection with new operations, any consulting Charge and/or any business development Charge;

(viii)    any Charge associated with and/or payment of legal settlements, fines, judgments or orders;

(ix)    non-cash Charges or other items (including the effects of purchase accounting) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted under the Corporate Credit Facility (provided that (x) to the extent that any such non-cash Charge or item constitutes an accrual of or reserve for any potential cash item in any future period, (A) the relevant Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA (as a deduction in calculating net income or otherwise) to such extent and (y) any non-cash Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);

(x)    (A) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including, without limitation, any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement), and (B) any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of BPR (or any direct or indirect parent company thereof), any BPR Property, any Management Company and/or any of their respective Subsidiaries, in each case under this clause (B), to the extent that any cash Charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Equity Interests (other than any EBITDA Cure Amount);

(xi)    (A) Transaction Costs, (B) any Charge incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), including (x) any issuance or offering of Equity Interests, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or (y) any Investment (including any acquisition) and/or “growth” Capital Expenditure, including, without limitation, integration expenses, over-time costs to service and re-brand acquired locations and properties, and any break-up fees and lost deposits in connection therewith, (C) the amount of any Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any Charge that is added back in reliance on this clause (C), the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Adjusted EBITDA for such Fiscal Quarters) and (D) Public Company Costs;

(xii)    the amount of any Charge or deduction associated with any Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(xiii)    the amount of management, monitoring, consulting, transaction and advisory fees and related expenses actually paid by or on behalf of, or accrued by, the relevant Person or any of its Subsidiaries or the BPR Property (A) the Sponsor or any Management Company (and/or any of their respective Affiliates) to the extent permitted under this Agreement and/or (B) prior to the Closing Date;

(xiv)    the amount of any Charge incurred or accrued in connection with any single or one-time event, including, without limitation, in connection with (A) the Transactions and/or any Investment or Disposition (including, without limitation, legal, accounting and other professional fees and expenses incurred in connection with Investments and Dispositions) and/or (B) the closing, consolidation or reconfiguration of any facility or BPR Property during such period; and

(xv)    extraordinary, unusual or non-recurring Charges (which Charges shall not be duplicative of items added back pursuant to clauses (i) through (xiv) above) (and minus extraordinary, unusual or non-recurring gains) including, without limitation, any such Charges (or gains) related to (i) the sale of assets, (ii) foreign currency exchange rates, (iii) litigation and/or (iv) securities available-for-sale (but only where such security gain or loss is unrealized) and (v) the early extinguishment or forgiveness of debt, plus

(c)    to the extent not otherwise included in the determination of Net Income for such period, the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received during such period so long as the relevant Person in good faith expects to receive the same within the next four Fiscal Quarters; it being understood that to the extent such proceeds are not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Adjusted EBITDA for such Fiscal Quarters); plus

(d)    to the extent not included in Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Adjusted EBITDA for any previous period and not added back; plus

(e)    the amount of any pro forma “run-rate” expected cost savings, operating expense reductions, operational improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the relevant Person) related to (A) the Transactions and (B) any Investment, Disposition, operating improvement, restructuring, cost savings initiative, any similar initiative and/or specified transaction (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) in each case, prior to, on or after the Closing Date (provided that, in the case of this clause (B), such Expected Cost Savings are projected to be realized, and to result from actions that have been taken or committed to be taken with respect to which substantial steps have been taken or are expected to be taken, in each case, within 24 months after such Investment, Disposition or Cost Saving Initiative);

provided that, after the First Amendment Effective Date and solely for purposes of calculating the financial covenant set forth in Section 6.11(b) for the benefit of the Specified Lenders (as defined in Section 6.11(p)), the addbacks and adjustments set forth in clauses (b)(v), (b)(vii), (b)(xiii), (b)(xiv), (b)(xv) and (e) above shall not, in the aggregate, exceed 10% of Combined EBITDA (calculated prior to giving effect to such addbacks and adjustments).

“Adjustment Date” means the date of delivery of financial statements and the Compliance Certificate required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and Section 5.01(c).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and account as set forth on Schedule 1.01(d), or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of the Parent, BPR or any Subsidiary thereof solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Parent, BPR or any Subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, the Borrowers and/or any Subsidiary thereof.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) or an assignee and an Affiliated Lender and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Borrower Representative.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be. Notwithstanding the foregoing, if such rate as determined above shall be less than zero, such rate shall be deemed to be zero.

“AML Legislation” has the meaning assigned to such term in Section 9.16.

“Anti-Corruption Laws” means all applicable laws, rules and regulations from time to time concerning or relating to bribery, corruption, improper payments, or money laundering.

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders under the applicable Class, (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21(a) and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation and (c) with respect to any Issuing Bank, a percentage equal to a fraction the numerator of which is the aggregate amount such Issuing Bank’s (or its applicable Affiliate’s) Revolving Credit Commitments and the denominator of which is the aggregate Revolving Credit Commitment of all Issuing Banks (or their respective Affiliates). In the case of clauses (b) and (c), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, (a) respect to any Initial Term B Loan, 1.50% per annum with respect to ABR Borrowings and 2.50% per annum with respect to Eurodollar Rate Borrowings, (b) with respect to any Initial Term A-1 Loan, Initial Term A-2 Loan, Initial Revolving Loan or Swingline Loan, the rate per annum applicable to the relevant Class of Loans set forth below under the caption “ABR Spread” or “Eurodollar Rate Spread”; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Term A-1 Loan, Initial Term A-2 Loan, Initial Revolving Loan or Swingline Loan shall be the applicable rate per annum set forth in Category 2 of the table below and (c) with respect to any Additional Term Loan and Additional Revolving Loan of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment:

Initial Term A-1 Loans, Initial Term A-2 Loans and Initial Revolving Loans:

Total Net Indebtedness to Value Ratio	ABR Spread	Eurodollar Rate Spread
Category 1
Less than 0.60 to 1.00	1.00%	2.00%
Category 2
Less than or equal to 0.65 to 1.00 and greater than or equal to 0.60 to 1.00	1.25%	2.25%
Category 3
Greater than 0.65 to 1.00	1.50%	2.50%

The Applicable Rate shall be adjusted quarterly, as applicable, on a prospective basis on each Adjustment Date based upon the Total Net Indebtedness to Value Ratio in accordance with the table above; provided that if financial statements (and the corresponding Compliance Certificate required pursuant to Section 5.01(c)) are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Initial Term A-1 Loan, Initial Term A-2 Loan, Initial Revolving Loan or Swingline Loan shall be the rate per annum set forth above in Category 3 of the table above until such financial statements (and the corresponding Compliance Certificate required pursuant to Section 5.01(c)) are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means the RCF/TLA Lead Arrangers and the TLB Lead Arrangers.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Borrower Representative or (b) if the assignee or assignor party to the relevant assignment and assumption is an Affiliated Lender, an Affiliated Lender Assignment and Assumption.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into, in each case in connection with Banking Services, in each case, that have been designated to the Administrative Agent in writing by the Borrower Representative as being “Banking Services Obligations” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Multiemployer Plan and which is maintained or otherwise contributed to by the Parent, BPR or any Subsidiary of the Parent or BPR.

“Board” means the Board of Governors of the Federal Reserve System of the US.

“Borrower Representative” means BPR, in its capacity as agent and representative for the Borrowers hereunder, and any successor Borrower Representative appointed and approved by each Borrower in writing.

“Borrowers” means the Term A Borrowers, the Term B Borrowers and the Revolving Borrowers.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower Representative.

“BPR” has the meaning assigned to such term in the preamble to this Credit Agreement.

“BPR Specified Equity Interests” means, collectively, the Series A Preferred Stock, the Class A Stock, the Class B Stock and the Class C Stock.

“BPR OP” has the meaning assigned to such term in the preamble to this Credit Agreement.

“BPR OP Specified Equity Interests” means, collectively, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series G Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock and the Common Units.

“BPR Property” or “BPR Properties” means any asset owned, leased or operated by the Parent, BPR or any of its Subsidiaries (whether a Wholly Owned Subsidiary or otherwise) or Joint Venture of BPR or any of its Subsidiaries.

“BPY” means Brookfield Property Partners L.P., a Bermuda limited partnership.

“Business Day” means:

(a)    any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and

(b)    if such day relates to any interest rate setting as to any Eurodollar Rate Loan or Letter of Credit, any funding, disbursement, settlement and/or payments in respect of such Eurodollar Rate Loan or Letter of Credit or any other dealing to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any such day described in clause (a) above that is also a London Banking Day.

“Capital Expenditures” means, with respect to BPR and its Subsidiaries and any BPR Property for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital

Leases) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person or BPR Property, as applicable, for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that are reported in BPR’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person or BPR Property, as applicable, for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, including, without limitation, any capitalized bonus payment).

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Closing Date be considered to be a Capital Lease for any purpose hereunder.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Parent or BPR that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing one year or less from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of no more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (h) the equivalents of the foregoing in any jurisdiction in which any Subsidiary or Joint Venture of the Parent or BPR is organized or doing business.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or US or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) any underwriter in connection with any offering of securities), other than one or more Permitted Holders, of Equity Interests representing more than the greater of (x) 40% of the total voting power of all of the outstanding voting stock of BPR and (y) the percentage of the total voting power of all of the outstanding voting stock of BPR beneficially owned, directly or indirectly, by the Permitted Holders.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term A-1 Loans, Initial Term A-2 Loans, Initial Term B Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, Section 2.23 and/or Section 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.22, Section 2.23 and/or Section 9.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term A-1 Loan Commitment, Initial Term A-2 Loan Commitment, Initial Term B Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, Section 2.23 and/or Section 9.02(c)(i), an Initial Revolving Credit Commitment, an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.22, Section 2.23 and/or Section 9.02(c)(ii) or a commitment to make Swingline Loans, (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Class A Stock” means the Class A Stock, par value $0.01 per share, of BPR.

“Class B Stock” means the Class B Stock, par value $0.01 per share, of BPR.

“Class C Stock” means the Class C Stock, par value $0.01 per share, of BPR.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” means “Company Material Adverse Effect”, as such term is defined in the Merger Agreement in effect on March 26, 2018.

“CNI Restricted Payments Basket” has the meaning assigned to such term in Section 6.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations; provided that the Collateral shall not include Excluded Assets.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that the Administrative Agent shall have received, with respect to any Additional Guarantor, Discretionary Guarantor or Term Loan Guarantor, (i) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (ii) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (iii) if the Additional Guarantor, Discretionary Guarantor or Term Loan Guarantor, as applicable, owns registrations of or applications for US Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as Exhibit I, (iv) a completed Perfection Certificate, (v) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (vi) each item of Collateral that such Additional Guarantor, Discretionary Guarantor or Term Loan Guarantor, as applicable, is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

“Collateral Documents” means, collectively, (i) each Security Agreement, (ii) each Intellectual Property Security Agreement, (iii) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (iv) the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and (v) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Columbia Mall Loan Agreement” shall mean that certain Loan Agreement, dated as of September 5, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among BPR, as the borrower, Columbia Mall L.L.C., as the property guarantor, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Columbiana Prepayment” has the meaning assigned to such term in Section 5.09(a).

“Combined EBITDA” means, for any period, the sum, without duplication, of (a) 100% of the Adjusted EBITDA of any BPR Properties owned or leased by BPR and its Wholly Owned Subsidiaries of for such period; (b) the portion of the Adjusted EBITDA of the BPR Properties owned or leased by of any consolidated non-Wholly Owned Subsidiaries or Joint Ventures of BPR for such period allocable (based on economic share and not necessarily percentage ownership) to BPR and its Wholly Owned Subsidiaries; and (c) Adjusted EBITDA of BPR, each other Corporate Level Entity, each of the Borrowers and each of the Management Companies for such period; provided that, after the First Amendment Effective Date and solely for purposes of calculating the financial covenant set forth in Section 6.11(b) for the benefit of the Specified Lenders, for the first three Fiscal Quarters following the Covenant Relief Period Termination Date, Combined EBITDA will be annualized (i.e., (i) for the Fiscal Quarter ending September 30, 2021, Combined EBITDA for September 30, 2021 will be multiplied by four (4), (ii) for the Fiscal Quarter ending December 31, 2021, the sum of Combined EBITDA for September 30, 2021 plus Combined EBITDA for December 31, 2021 will be multiplied by two (2) and (iii) for the Fiscal Quarter ending March 31, 2022, the sum of Combined EBITDA for September 30, 2021 plus Combined EBITDA for December 31, 2021 plus Combined EBITDA for March 31, 2022 will be divided by three (3) and the product thereof multiplied by four (4)).

“Combined Recourse Indebtedness” means, without duplication, that portion of the Combined Total Indebtedness that is secured by a mortgage on real property of any Property-Level Subsidiary, the principal amount of which has been guaranteed by (or is otherwise recourse to) a Loan Party, only with respect to such amount that has been guaranteed, and excluding (i) any Indebtedness under the Loan Documents (including any increases to the Revolving Credit Commitments pursuant to Section 2.23 and any extensions or refinancings of the Revolving Credit Commitments and/or Loans hereunder pursuant to Sections 2.22 and/or 9.02(c)) and any other Indebtedness of BPR and/or any direct or indirect Subsidiary of BPR (other than a Property-Level Subsidiary), (ii) any Indebtedness that is principally secured by real property which, for state or county mortgage recording tax or other tax planning purposes, is secured by an indemnity deed of trust or similar security instrument, (iii) any Indebtedness under the Term Loan Agreement and any refinancing or replacement thereof, (iv) any Indebtedness under any Parent Intercompany Loan and (v) customary “non-recourse carveout” guaranties, construction/development guarantees, interest and carry guarantees and market completion guarantees.

“Combined Total Indebtedness” means, as at any date of determination, the difference of (a) the sum of, without duplication, total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of the Parent, BPR and its Subsidiaries and Joint Ventures (but, in the case of non-Wholly Owned Subsidiaries and Joint Ventures of BPR and its Wholly Owned Subsidiaries, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Subsidiaries) other than intercompany indebtedness and Subordinated Parent Indebtedness minus (b) unrestricted Cash and Cash Equivalents (and restricted Cash and Cash Equivalents held as collateral in a bank or securities account by a lender, creditor or counterparty or any agent or trustee of any of the foregoing and which secures any Indebtedness, but, in the case of non-Wholly Owned Subsidiaries and Joint Ventures of BPR and its Wholly Owned Subsidiaries, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Subsidiaries) in each case as determined in accordance with GAAP, except as otherwise noted above with respect to the principal amount of Indebtedness and non-Wholly Owned Subsidiary and Joint Venture allocations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, 0.20% per annum and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendments.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Units” means all Units other than Preferred Units and LTIP Units.

“Competitor” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Competitor Debt Fund Affiliate” means, with respect to any Competitor or any affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Lending Institution or any Excluded Party) that is (i) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business (other than in distressed or opportunistic situations) and (ii) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Competitor (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access to any information (other than information that is publicly available) relating to the Borrowers, the Sponsor and/or any entity that forms part of any of their respective businesses (including any of their respective Subsidiaries or Joint Ventures).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Contingent Obligations” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be included in such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be included in the disclosure contained in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion), in each case under clauses (i) and (ii) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) above in this definition shall be deemed to be (A) with respect to a guaranty of interest, interest and principal, or operating income, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder) or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect and (B) with respect to all guarantees not covered by the preceding clause (A), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements required to be delivered pursuant to Sections 5.01(a) and (b). Notwithstanding anything contained herein to the contrary, guarantees of completion or other performance shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or other performance shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse Indebtedness, directly or indirectly to such Person), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s obligations under such joint and several guaranty or (ii) such other Person holds an Investment Grade Credit Rating from any of Fitch, Moody’s or S&P, or has creditworthiness otherwise reasonably acceptable to the Administrative Agent and (2) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Level Entity” means (i) BPR and (ii) any direct or indirect Subsidiary of BPR of which any of the Borrowers is a direct or indirect Subsidiary.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished and whether registered or unregistered, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Adjusted EBITDA”.

“Credit Extension” means each of (i) the making of any Revolving Loan or Swingline Loan (other than any Letter of Credit Reimbursement Loan or any Revolving Loan resulting from the application of Section 2.04(b)) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facilities.

“Cumulative Net Income” means, at any date, an amount (which shall not be less than zero) equal to Net Income of the Parent, BPR and their respective Subsidiaries and Joint Ventures, except, in the case of any non-Wholly Owned Subsidiary or Joint Venture, to the extent allocable (based on economic share and not necessarily percentage ownership) to the Parent, BPR or any of their respective Wholly Owned Subsidiaries, excluding therefrom:

(a)    (i) Charges or gains from debt restructuring or sales of assets and (ii) extraordinary, unusual or non-recurring Charges or gains, including, without limitation, and any such Charges or gains related to (A) foreign currency exchange rates, (B) litigation, (C) securities available-for-sale (but only where such security gain or loss is unrealized) and (D) the early extinguishment or forgiveness of debt; and

(b)    all non-cash Charges or other items (including the effects of purchase accounting) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted to be incurred pursuant to Section 6.08 (provided that (x) to the extent that any such non-cash Charge or item constitutes an accrual of or reserve for any potential cash item in any future period, (A) the relevant Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be deducted in calculating Net Income) to such extent and (y) any non-cash Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded), and including, without limitation, depreciation, amortization, any impairment Charge (including any Charge relating to impairment of goodwill and other assets) and any asset write-off and/or write-down (in each case excluding any amortization of a prepaid cash charge that was paid in a prior period), and any non-cash Charge incurred in connection with any management equity plan, profits interest, stock option plan or other management, employee benefit or pension plan or agreement, any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or similar equity plan or agreement; for the period (taken as one accounting period) from the first day of the Fiscal Year during which the Closing Date occurs to the end of the Fiscal Quarter most recently ended in respect of which a Compliance Certificate has been delivered as required pursuant to Section 5.01(c).

“Customary Bridge Loans” means customary bridge loans with a maturity date of not longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the then-existing Term B Loans and (b) the final maturity date of any loans which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Term B Loan Maturity Date on the date of the issuance or incurrence thereof.

“Customary Permitted Encumbrances” means:

(a)    Liens in respect of taxes, assessments, utilities or governmental charges not more than 90 days (or such longer period (but in any event not to exceed an additional 30 days) as the Administrative Agent may reasonably agree) overdue, or if more than 90 days (or such longer period) overdue, (x) that are being contested in good faith and are subject to appropriate reserves to the extent required under GAAP, or otherwise that are being diligently remedied, (y) which consist of Liens on one or more Specified Properties or (z) which taxes, assessments, utilities or governmental charges do not exceed $125,000,000 in the aggregate;

(b)    statutory Liens of landlords, lessors, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, supplier’s or similar Liens in each case incurred in the ordinary course of business not more than 90 days (or such longer period (but in any event not to exceed an additional 30 days) as the Administrative Agent may reasonably agree) overdue, or if more than 90 days (or such longer period) overdue, that (x) are being contested in good faith and are subject to appropriate reserves to the extent required under GAAP, or otherwise that are being diligently remedied, (y) which consist of Liens on one or more Specified Properties or (z) the non-payment of which would not reasonably be expected to result in a Material Adverse Effect;

(c)    Liens incurred in the ordinary course of business in connection with (x) workers’ compensation, unemployment insurance, or other types of social security or other social legislation or to secure the performance of tenders, statutory obligations, surety, appeal, bid, performance, return-of-money and similar bonds, bids, leases, governmental contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money or Capital Leases), or (y) letters of credit or guarantees in respect of the foregoing items (including, without limitation, Liens or cash collateral provided in connection therewith);

(d)    easements, reciprocal easement agreements, rights of way, zoning restrictions, encroachments, outstanding mineral and royalty interests, minor defects or irregularities in title, licenses, reservations, covenants, building restrictions and other similar real property encumbrances and including items shown on the title reports, UCC searches and surveys made available to the Administrative Agent or otherwise disclosed to the Administrative Agent prior to the Closing Date, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of BPR or any of its Subsidiaries;

(e)    interest or title of a lessor or sublessor under any leases not prohibited hereunder;

(f)    Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases entered into in the ordinary course of business;

(g)    (i) any zoning or similar restriction or law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, (ii) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operation of such Person in the ordinary course of business and (iii) statutory Liens incurred, or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of such Person under any Environmental Laws to which it is subject;

(h)    licenses of Patents, Copyrights, Trademarks and other IP Rights granted by the Parent, BPR or any of their respective Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Parent, BPR or such Subsidiary;

(i)    Liens securing (i) Capital Leases and purchase money Indebtedness (provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness) and (ii) extensions, refinancings and replacements thereof (provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its Affiliates) may be cross collateralized to other such financings provided by such Person (or its Affiliates));

(j)    Liens on Equity Interests of any Subsidiary of the Parent or BPR, or Joint Venture, securing obligations arising in favor of other holders of Equity Interests of such Person pursuant to agreements governing such Person;

(k)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(h);

(l)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent, BPR or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent, BPR or any of their respective Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Parent, BPR or any of their respective Subsidiaries in the ordinary course of business and (iv) attaching to brokerage accounts incurred in the ordinary course of business;

(m)    Liens in respect of leases, subleases, licenses, sublicenses or other occupancy agreements of property in the ordinary course of business;

(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)    Liens securing Derivatives Contracts;

(p)    deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)    (i) Liens on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in a transaction not prohibited hereunder to be applied against the purchase price for such transaction, (ii) Liens consisting of an agreement in respect of any Disposition not prohibited hereunder and (iii) earnest money deposits of Cash or Cash Equivalents by the Parent, BPR or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r)    Liens deemed to exist in connection with repurchase agreements constituting Cash Equivalents; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(s)    Liens evidencing and/or securing any Municipal Financing; provided that to the extent such Municipal Financing constitutes Indebtedness, such Indebtedness is permitted under Section 6.08;

(t)    Liens expressly permitted to exist on the Closing Date pursuant to the Merger Agreement;

(u)    subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other agreements, in each case with respect to property and entered into in the ordinary course of business; and

(v)    Liens on assets securing Indebtedness or other obligations in an aggregate amount not to exceed $187,500,000 at any time outstanding.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than a natural person) that is a debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in making, purchasing, holding or otherwise investing in, or that advises (or whose general partner or manager advises (as appropriate)) any of the foregoing with respect to, commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(vi).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed (x) to make a Loan within two Business Days of the date required to be made by it hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (y) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or the Borrower Representative in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower Representative, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become the subject of a Bail-In Action or (f) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (f), the Borrower Representative and the Administrative Agent have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower Representative and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the US or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivatives Contract” means an interest rate or currency swap, cap or collar agreement, foreign exchange agreement, commodity contract or similar arrangement entered into by the Parent, BPR or any of their respective Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts.

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Parent, BPR or any of their respective Subsidiaries and designated as a Designated Operational FX Hedge by the Borrower Representative in a writing delivered to the Administrative Agent.

“Designs” means any and all and any part of the following: (a) all industrial designs and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing and (e) all rights corresponding to any of the foregoing.

“Discretionary Guarantor” means any Subsidiary of a Loan Party that is (a) designated by the Borrower Representative as a “Discretionary Guarantor” in a writing delivered to the Administrative Agent and (b) a US Person.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division); provided that the term “Disposition” shall not include issuances of Equity Interests of such Person.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for an Equity Interest which is not a Disqualified Equity Interest) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than (i) solely as a result of a change of control or asset sale, (ii) with respect to obligations existing on the Closing Date that any direct or indirect parent of such Person has the right (subject to satisfaction of applicable securities law requirements, including the filing of registration statements) to satisfy by delivery of any Equity Interests in such parent, (iii) with respect to obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of any Equity Interests in such parent and (iv) obligations to redeem trust preferred securities), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of the Parent, BPR or their direct or indirect Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations. For the avoidance of doubt, the Specified Equity Interests do not constitute Disqualified Equity Interests.

“Disqualified Institution” means:

(a)    (i) any Person identified in writing to WF and MSSF by the Parent on or prior to March 26, 2018, (ii) any Person that is identified in writing by the Parent (or, if after the Closing Date, by the Borrower Representative) after the completion of primary syndication of the Credit Facilities and reasonably approved in writing by WF and MSSF (if after March 26, 2018 and prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (iii) any Affiliate of any Person described in clauses (i) and/or (ii) above that is reasonably identifiable by name and (iv) any other Affiliate of any Person described in clauses (i), (ii) and/or (iii) above that is identified in a written notice by the Parent (or, if after the Closing Date, by the Borrower Representative) to WF and MSSF (or, after the Closing Date, the Administrative Agent, as applicable) after March 26, 2018 (each such Person, a “Disqualified Lending Institution”); and/or

(b)    (i) any Person that is a competitor of BPR or the Sponsor or any of their respective Affiliates (each such Person, a “Competitor”) and/or any Affiliate of any Competitor that was identified in writing by the Parent to the WF and MSSF on or prior to March 26, 2018, (ii) any Competitor that is identified in writing by the Parent (or, if after the Closing Date, by the Borrower Representative) to WF and MSSF (if after March 26, 2018 and prior to the Closing Date) or to the Administrative Agent (if after the Closing Date), (iii) any Affiliate of any Person described in clauses (i) and/or (ii) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable by name and (iv) any other Affiliate of any Person described in clauses (i), (ii) and/or (iii) above that is identified in a written notice by the Parent (or, if after the Closing Date, by the Borrower Representative) to WF and MSSF (or, after the Closing Date, the Administrative Agent) after March 26, 2018 (it being understood and agreed that no Competitor Debt Fund Affiliate of any Competitor may be designated as a Disqualified Institution pursuant to this clause (iv)); and/or

(c)    any Affiliate or Representative of any Arranger that is engaged as a principal primarily in private equity, mezzanine financing or venture capital (each such Person, an “Excluded Party”);

provided that (A) no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(ii) and/or (b)(iv) above shall apply retroactively to disqualify any Person that has previously acquired (or has and is committed to acquire, without giving retroactive effect to such commitment) an assignment or participation interest in the Loans and (B) neither the Parent nor the Borrower Representative shall have the right to identify any additional Persons pursuant to clause (a)(ii) above if a Specified Event of Default has occurred and is continuing at the time of such proposed identification.

The list of Disqualified Institutions (other than any reasonably identifiable Affiliate (on the basis of such Affiliate’s name)) included in this definition shall be made available to any Lender who specifically requests a copy thereof from the Administrative Agent.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Disregarded Domestic Subsidiary” means any direct or indirect Subsidiary of the Parent or BPR (a) substantially all of the assets of which (whether owned directly or indirectly through one or more entities) consist of the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries and/or (b) that is treated as a disregarded entity for US federal income tax purposes.

“Dollars” or “$” refers to lawful money of the US.

“Domain Name” means all Internet domain names and associated uniform resource locator addresses.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Parent or BPR that is a US Person.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“EBITDA Cure Amount” has the meaning assigned to such term in Section 6.11(d).

“EBITDA Cure Right” has the meaning assigned to such term in Section 6.11(d).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the condition specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower Representative in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not payable to all relevant lenders generally; provided, however, that (A) to the extent that the Eurodollar Rate or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Eurodollar Rate (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), BPR or any of its Affiliates.

“Eligible Pledged Equity” means the Equity Interests of any Domestic Subsidiary that is a direct, Wholly Owned Subsidiary of a Loan Party (a “Subject Subsidiary”), which Subject Subsidiary indirectly owns the Equity Interests of a Property-Level Subsidiary (or any parent thereof) that is not a party to any contract or Indebtedness (or Guarantee in respect thereof) permitted to be incurred pursuant to the Loan Documents, the terms of which restrict or do not expressly permit a pledge of the Equity Interests of any such Subject Subsidiary, or, in either case, would require an intercreditor agreement or subordination agreement to be entered into with respect to such pledge thereof.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any Requirements of Law relating to the use, handling, disposal or release of any Hazardous Material and to the protection of the environment or natural resources including the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof, and any analogous or comparable state or local laws, regulations or ordinances that concern the protection of the environment or natural resources.

“Environmental Liability” means any liability, contingent or otherwise, including any liability for damages, costs of environmental remediation, fines, penalties or indemnities resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution by the Sponsor of (together with any cash equity contributions and any other equity that is retained, rolled over, converted or exchanged) its existing equity interests in BPR, directly or indirectly, to the HoldCos, which Equity Contribution constitutes an aggregate amount equal to not less than 30.0% of the sum of (i) the aggregate gross proceeds of the Term A Facilities and the Term B Facility and the aggregate principal amount outstanding under the Term Loan Agreement, the Columbia Mall Loan Agreement and the Junior Subordinated Indenture, in each case, on the Closing Date and (ii) the Equity Contribution.

“Equity Interest” means, with respect to any Person, any and all capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with BPR or any of its Subsidiaries and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC or the filing of a notice of intent to terminate a Plan under Section 4041(c); (f) the failure by any member of the ERISA Group to make when due statutorily required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, or the failure to satisfy the minimum funding standard the Code or ERISA, whether or not waived, or the filing of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA, (j) a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (k) any member of the ERISA Group incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan.

“ERISA Group” means BPR, any Subsidiary of BPR and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with BPR or any Subsidiary of BPR, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means, with respect to each day during each Interest Period, the rate per annum (i) determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or any applicable successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market, for a period of time equal to the relevant Interest Period on the Interest Rate Determination Date (the “Screen Rate”)) as of 11:00 a.m., London time on the date of determination or (ii) if the rate referenced in the preceding clause (i) is not available at such time for such Interest Period, equal to the Interpolated Screen Rate commencing on the first day of such Interest Period, determined as of as of 11:00 a.m., London time on the date of determination; provided, however, if the rates described above in clauses (i) and (ii) are not available on any applicable date of determination, then the “Eurodollar Base Rate” shall be determined by the Administrative Agent in accordance with such other method as the Administrative Agent may reasonably use to determine the “Eurodollar Base Rate” for other credit facilities. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the “Eurodollar Base Rate” cannot be determined. Notwithstanding the foregoing, if such rate as determined above shall be less than zero, such rate shall be deemed to be zero.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum equal to the rate determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)    any Equity Interests that are not Eligible Pledged Equity,

(b)    any property or asset of any direct or indirect Subsidiary of the Parent or BPR to the extent that such Subsidiary (or any of its direct or indirect Subsidiaries) is a party to any contract or Indebtedness (or Guarantee in respect thereof) permitted to be incurred pursuant to the Loan Documents, the terms of which restrict or do not expressly permit a Lien to be granted on such property or assets securing the Credit Facilities, or, to the extent permitted, would require an intercreditor agreement or a subordination agreement to be entered into with respect to such Liens,

(c)    interests in Joint Ventures and non-Wholly Owned Subsidiaries (i) which cannot be pledged without the consent of one or more third parties other than the Borrowers or any of their Wholly Owned Subsidiaries (after giving effect to any applicable anti-assignment provision of the UCC or other Requirements of Law) and/or (ii) the pledge of which could give rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party other than the Borrowers or any of their respective Wholly Owned Subsidiaries,

(d)    the Equity Interests of any (i) Captive Insurance Subsidiary, (ii) not-for-profit Subsidiaries, (iii) special purpose entities used for permitted securitization facilities, (iv) Immaterial Subsidiaries, (v) any Person that is not a subsidiary which, if a subsidiary, would constitute an Immaterial Subsidiary and/or (vi) GGPLP Prime LLC and GGPLP Real Estate Inc.,

(e)    any Margin Stock,

(f)    any asset, the grant or perfection of a security interest in which would result in material adverse tax consequences to the Parent, BPR or any of their respective Subsidiaries as reasonably determined by the Borrower Representative, including, without limitation, as a result of the operation of Section 956 of the Code,

(g)    any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under Requirements of Law,

(h)    Commercial Tort Claims,

(i)    any Cash or Cash Equivalents maintained in or credited to any Deposit Account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of the Parent, BPR or any of their respective Subsidiaries, (b) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (c) any other funds which the Parent, BPR or any of their respective Subsidiaries are permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for the benefit of another Person,

(j)    any lease, license or agreement or any asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than the Borrowers or any of their Wholly Owned Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other Requirements of Law,

(k)    any asset, the grant or perfection of a security interest in which would be prohibited by applicable Requirements of Law,

(l)    any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, (iii) require any governmental consent, approval, license or authorization that has not been obtained (in the case of clauses (i) and (ii) above and this clause (iii), after giving effect to any applicable anti-assignment provision of the UCC or other Requirements of Law) or (iv) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (l) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(m)    any Equity Interests of a Disregarded Domestic Subsidiary, Foreign Subsidiary, or direct or indirect Subsidiary of a Disregarded Domestic Subsidiary or Foreign Subsidiary, provided that notwithstanding the foregoing, 65.0% of the voting Equity Interests and 100% of the non-voting Equity Interests of a Disregarded Domestic Subsidiary or Foreign Subsidiary owned directly by a Loan Party may be pledged,

(n)    any assets of any (i) Disregarded Domestic Subsidiary, (ii) Foreign Subsidiary, (iii) direct or indirect Subsidiary of a Disregarded Domestic Subsidiary or Foreign Subsidiary, (iv) REIT Subsidiary (including for this purpose any direct or indirect Subsidiary of the Parent or BPR that is a REIT) other than BPR, and/or (v) any direct or indirect Subsidiary of a REIT Subsidiary provided for in clause (iv),

(o)    any Real Estate Asset (whether owned or leased), and

(p)    any asset with respect to which the Administrative Agent and the Borrower Representative have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Subsidiary of the Parent or BPR to conduct its operations and business in the ordinary course of its business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing.

“Excluded Party” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Excluded Subsidiary” means:

(a)    any Subsidiary that is not a Wholly Owned Subsidiary of the Parent or BPR,

(b)    any Immaterial Subsidiary,

(c)    any Subsidiary:

(i)    that is prohibited from providing a Loan Guaranty by (A) any Requirements of Law or (B) any Contractual Obligation,

(ii)    that would require a governmental consent, approval, license or authorization to provide a Loan Guaranty (including any regulatory consent, approval, license or authorization),

(iii)    that is a REIT Subsidiary (including for this purpose any direct or indirect Subsidiary of the Parent or BPR that is a REIT) other than BPR,

(iv)    that is formed or acquired after the Closing Date where the provision by such Subsidiary of a Loan Guaranty would result in material adverse tax consequences as reasonably determined by the Borrower Representative, written notice of which determination is provided by the Borrower Representative to the Administrative Agent,

(d)    any not-for-profit subsidiary,

(e)    any Captive Insurance Subsidiary,

(f)    any special purpose entity used for any permitted securitization or receivables facility or financing,

(g)    any Foreign Subsidiary,

(h)    any Disregarded Domestic Subsidiary,

(i)    any direct or indirect subsidiary of any Foreign Subsidiary, any Disregarded Domestic Subsidiary or any REIT Subsidiary provided for in clause (c)(iii) of this definition,

(j)    any Subsidiary acquired by the Parent, BPR or any of their respective Subsidiaries that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.08 to the extent (A) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from providing a Loan Guaranty and (B) the relevant prohibition was not implemented in contemplation of the applicable acquisition, and

(k)    any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.18 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender (including for the avoidance of doubt any Swingline Lender) or Issuing Bank, or any other recipient (a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) in the case of any Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of the relevant Lender (including, for the avoidance of doubt, the Swingline Lender) with respect to an applicable interest in a Loan or Commitment pursuant to Requirements of Law in effect at the time (i) the relevant Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower pursuant to Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any tax imposed as a result of a failure by such Recipient to comply with Section 2.17(f), and (e) any withholding taxes imposed under FATCA.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.05(l).

“Existing Revolving Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of October 30, 2015, by and among BPR, certain subsidiaries of BPR party thereto as borrowers, certain subsidiaries of BPR party thereto as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.23) and the Borrower Representative executed by each of (a) the Loan Parties, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as reasonably determined by the Person making a Disposition or other determination of Fair Market Value; provided that, without limiting the generality of the foregoing, if BPR or its Subsidiary or Joint Venture obtains or causes any other Person to obtain a third party appraisal with respect to any asset by an appraiser reasonably acceptable to the Administrative Agent having an effective date no more than 180 days prior to the date of calculation, the Fair Market Value of such asset is to be conclusively determined by such appraisal.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that to the extent that the Federal Funds Effective Rate is less than 0.00% per annum, the Federal Funds Effective Rate shall be deemed to be 0.00% per annum for purposes hereof.

“Fifth Amended and Restated Agreement of Limited Partnership” means that certain limited partnership agreement of BPR OP filed with the Delaware Secretary of State as of the Closing Date.

“Financial Covenant Default” has the meaning assigned to such term in Section 7.01.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Customary Permitted Encumbrances (excluding any Customary Permitted Encumbrance that is expressly subordinated to such Lien).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of BPR ending December 31 of each calendar year.

“Fitch” means Fitch, Inc. or any successor.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of Combined EBITDA for the four Fiscal Quarter period then most recently ended, to Fixed Charges for such period.

“Fixed Charges” means, the sum, for any period and solely with respect to BPR and its Subsidiaries and Joint Ventures (but in the case of non-Wholly Owned Subsidiaries and Joint Ventures of BPR and its Wholly Owned Subsidiaries, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Subsidiaries), of (i) regularly scheduled cash payments of principal of Indebtedness for borrowed money of such Persons (other than any balloon payments), (ii) Interest Expense of such Persons (minus interest income for such period), (iii) payments of dividends in cash in respect of Disqualified Equity Interests of BPR and (iv) to the extent not otherwise included in Interest Expense, dividends and other distributions paid in cash during such period by BPR with respect to preferred stock or preferred operating units (excluding, for the avoidance of doubt, the Specified Equity Interests (other than the Series A Preferred Stock)); provided that in the case of the amounts described in clauses (i) and (ii) of this definition, any such principal payments (other than balloon payments) and Interest Expense in respect of the Initial Term A-1 Loans and Initial Term A-2 Loans borrowed by the Parent shall be included in the calculation of such amounts.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Parent or BPR that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the US, in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“GGPLP” has the meaning assigned to such term in the preamble to this Credit Agreement.

“GGPLP 2010” has the meaning assigned to such term in the preamble to this Credit Agreement.

“GGPLP RE” has the meaning assigned to such term in the preamble to this Credit Agreement.

“GGPLPLLC” has the meaning assigned to such term in the preamble to this Credit Agreement.

“GGPLPLLC 2010” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all or any of (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or “toxicity”, (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, (d) asbestos in any form, (e) toxic mold and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hedge Agreement” means any agreement with respect to any Derivative Contract between the Parent, BPR or any of their respective Subsidiaries and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“HoldCos” means, collectively, the Parent, the Specified HoldCo, Brookfield BPY Retail Holdings II Subco LLC, Brookfield Retail Mall LLC, New GGP Warrants LLC, BW Purchaser, LLC, Brookfield Retail Holdings Warrants LLC and BPR FIN SUBCO LLC.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiaries” means, at any time, Subsidiaries that, on a consolidated basis with their respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, have an aggregate net equity value of $1,000,000,000 or less.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)    (i) in the case of any Revolving Commitment Increase, $250,000,000 and (ii) in the case of any Incremental Term B Facility, $250,000,000, less the aggregate outstanding principal amount of all Incremental Equivalent Debt incurred or issued in reliance on this clause (a), plus

(b)    in the case of any Incremental Facility that effectively extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder, an amount equal to the portion of the relevant Class of Loans or Commitments that will be replaced by such Incremental Facility, plus

(c)    in the case of any Revolving Commitment Increase that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.19, an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d)    (i) the amount of any optional prepayment of any Term B Loans or Revolving Loans (other than any such Loan incurred in reliance on clause (e) below) in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment and (ii) the amount paid in Cash in respect of any reduction in the outstanding amount of any Term B Loan (other than any Term B Loan incurred in reliance on clause (e) below) resulting from any assignment of such Term B Loan to (and/or purchase of such Term B Loan by) the Parent, any Borrower and/or any of their respective Subsidiaries, so long as, in each case, any related optional prepayment was not funded with the proceeds of any long-term Indebtedness, plus

(e)    an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Term B Facility, the Loan Parties shall be in Pro Forma Compliance with the financial covenants set forth in Section 6.11 (after giving effect to the application of proceeds thereof) as of the end of the Fiscal Quarter most recently ended for which financial statements (and the related Compliance Certificate) have been delivered pursuant to Section 5.01(a) or (b), as applicable; provided that no Revolving Commitment Increase may be established in reliance of this clause (e).

It is understood and agreed that, unless the Borrower Representative otherwise notifies the Administrative Agent, if all or any portion of any Incremental Term B Facility or Incremental Equivalent Debt would be permitted under clause (e) of this definition on the applicable date of determination, such Incremental Term B Facility or Incremental Equivalent Debt (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (e) of this definition prior to the utilization of any amount available under clause (a)(ii) of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of syndicated “term loan B” loans that are pari passu with the Term B Loans in right of payment and security, having amortization of 1% per annum incurred by a Loan Party (any such Indebtedness, “Syndicated Term B Loans”) and/or (ii)

commitments in respect of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Term B Facility; provided that:

(a)    the aggregate outstanding amount thereof does not exceed the Incremental Cap,

(b)    the final maturity date with respect to such loans (other than Customary Bridge Loans) is no earlier than the Latest Term B Loan Maturity Date on the date of issuance or incurrence, as applicable, thereof,

(c)    in the case of any such Indebtedness (other than Customary Bridge Loans, unless such Customary Bridge Loans are actually exchanged and/or replaced with or converted into Syndicated Term B Loans), the Effective Yield applicable thereto will not be more than 0.50% per annum higher than the Effective Yield in respect of the Initial Term B Loans unless the Effective Yield with respect to the Initial Term B Loans is adjusted to be equal to the Effective Yield applicable to such Indebtedness, minus 0.50% per annum,

(d)    the Weighted Average Life to Maturity applicable to such loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term B Loans (without giving effect to any prepayments thereof),

(e)    any prepayment (other than any scheduled amortization payment) of such loans that are pari passu in right of payment and security with any then-existing Term B Loans that require ratable prepayment shall be made on a pro rata basis with such existing Term B Loans, except that the relevant Borrowers and the lenders providing the relevant Syndicated Term B Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment on a less than pro rata basis (but not on a greater than pro rata basis),

(f)    no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral, and

(g)    except as otherwise permitted in Section 2.22 (including with respect to margin, pricing, maturity and/or fees) with respect to an analogous Incremental Term B Facility, (i) the terms of any Incremental Equivalent Debt (other than any terms which are applicable only after the Maturity Date of any then-existing Class of Term B Loans) must be (taken as a whole) no more favorable (as reasonably determined by the Borrower Representative) to the lenders providing such Incremental Equivalent Debt than those applicable to any then-existing Term B Loans or otherwise reasonably acceptable to the Administrative Agent or (ii) such Incremental Equivalent Debt may be provided on then-current market terms (as reasonably determined by the Borrower Representative) for the applicable type of Indebtedness.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Borrower Representative, executed by (a) each Borrower thereunder, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Loans” means any Incremental Revolving Loans and any Incremental Term B Loans.

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Revolving Commitment Increase.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term B Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term B Increase Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term B Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(d).

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) deferred compensation to officers and employees, (ii) trade payables and accrued expenses incurred by such Person in the ordinary course of business (including on an inter-company basis), (iii) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (iv) any such obligations incurred under ERISA, and (v) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (f) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interest of such Person, (g) all Contingent Obligations of such Person in respect of the foregoing items (a) through (f), (h) all obligations of the kind referred to in clause (a) through (g) above secured by any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but excluding Liens for taxes not overdue by more than 30 days or that are being contested in good faith), and (i) for the purposes of an Event of Default only, the net obligations of such Person in respect of Derivatives Contracts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any Indebtedness under clause (h) above shall be limited to the lesser of the amount of such Indebtedness or the Fair Market Value of the assets securing such Indebtedness, as reasonably determined by the Borrower Representative. For the avoidance of doubt, the Specified Equity Interests do not constitute Indebtedness so long as no amendment or waiver to the documentation governing the Specified Equity Interests modifies the terms thereof in such a manner that casus the Specified Equity Interests to qualify as Disqualified Equity Interests.

“Indebtedness Cure Amount” has the meaning assigned to such term in Section 6.11(c).

“Indebtedness Cure Right” has the meaning assigned to such term in Section 6.11(c).

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Individual Letter of Credit Sublimit” means, with respect to any Issuing Bank, such Issuing Bank’s Applicable Percentage of the Letter of Credit Sublimit at such time.

“Information Materials” has the meaning assigned to such term in Section 5.14.

“Information Memorandum” means the Confidential Information Memorandum dated April 2018, relating to BPR and its Subsidiaries and the Transactions.

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $1,500,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is four years after the Closing Date, subject to any extension thereof pursuant to Section 2.10(b)(iii).

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to any Borrower pursuant to Section 2.01(a)(iv).

“Initial Term A-1 Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A-1 Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.05. The aggregate amount of the Term Lenders’ Initial Term A-1 Loan Commitments on the Closing Date is $900,000,000.

“Initial Term A-1 Loan Maturity Date” means the date that is three years after the Closing Date, subject to an extension pursuant to Section 2.10(a)(v).

“Initial Term A-1 Loans” means the term loans made by the Initial Term Lenders to the Term A Borrowers pursuant to Section 2.01(a)(i).

“Initial Term A-2 Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A-2 Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.05. The aggregate amount of the Term Lenders’ Initial Term A-2 Loan Commitments on the Closing Date is $2,000,000,000.

“Initial Term A-2 Loan Maturity Date” means the date that is five years after the Closing Date.

“Initial Term A-2 Loans” means the term loans made by the Initial Term Lenders to the Term A Borrowers pursuant to Section 2.01(a)(ii).

“Initial Term B Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term B Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 or (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.05. The aggregate amount of the Term Lenders’ Initial Term B Loan Commitments on the Closing Date is $2,000,000,000.

“Initial Term B Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term B Loans” means the term loans made by the Initial Term Lenders to the Term B Borrowers pursuant to Section 2.01(a)(iii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to any Term Lender, such Term Lender’s Initial Term A-1 Commitment, Initial Term A-2 Commitment or Initial Term B Commitment.

“Initial Term Loans” means the Initial Term A-1 Loans, the Initial Term A-2 Loans and the Initial Term B Loan.

“Insolvency Disposition” has the meaning assigned to such term in Article 8.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and any Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit I.

“Intercompany Note” means a promissory note substantially in the form of Exhibit O.

“Interest Election Request” means a request by the relevant Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense (including (a) that portion attributable to Capital Leases in accordance with GAAP, (b) commissions, discounts, and other fees and charges owed with respect to letters of credit and (c) net costs under Derivatives Contracts, including any termination fee or payment thereunder (provided that notwithstanding the treatment of such fees or payments under GAAP, such termination fee or payment shall be amortized on a straight-line basis over the remaining term of the applicable terminated Derivatives Contracts)) of BPR and its Subsidiaries and Joint Ventures (but, in the case of non-Wholly Owned Subsidiaries and Joint Ventures of BPR and its Wholly Owned Subsidiaries, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to BPR or its Wholly Owned Subsidiaries), but excluding, however, (i) any amount not payable in Cash, (ii) one-time payments, (iii) original issue discount, (iv) fees payable pursuant to the Term A Fee Letter, the Term B Fee Letter and each RCF/TLA Joinder Agreement, (v) fees and expenses paid in connection with (A) any Investment, Indebtedness, merger, consolidation, dissolution, liquidation, or Disposition permitted by this Agreement or (B) issuance of Equity Interests, in each case whether or not consummated, (vi) any default interest, make-whole or similar payments, (vii) costs associated with obtaining, or breakage costs in respect of Derivatives Contracts and (viii) amortization of deferred financing costs.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of December, 2018) and the Revolving Credit Maturity Date or the maturity date applicable to such Loan and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Eurodollar Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to all relevant affected Lenders, 12 months or a shorter period) thereafter, as the relevant Borrower (or the Borrower Representative on behalf of the relevant Borrower) may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the period next longer than the length of such Interest Period and (b) the applicable Screen Rate for the period next shorter than the length of such Interest Period.

“Investment” means, as to any Person, (a) any purchase or other acquisition by such Person of, a beneficial interest in, any Equity Interest of any other Person (other than of a Loan Party) (including, without limitation, any such purchase or acquisition in connection with a Delaware LLC Division); and

(b) any loan or advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, loans and advances to directors, officers, or employees and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness owing to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment of the type described in clauses (a) and (b) shall be the original cost of such Investment, plus the cost of all additions thereto, minus repayment of or returns on such Investment, but without any adjustments for increases or decreases in value, or write- ups, write- downs or write- offs with respect to such Investment. Notwithstanding the foregoing, Investments shall not include any promissory note received in connection with a Disposition.

“Investment Grade Credit Rating” means (a) with respect to Fitch, a credit rating of BBB- or higher, (b) with respect to Moody’s, a credit rating of Baa3 or higher and (c) with respect to S&P, a credit rating of BBB- or higher.

“IP Rights” means Designs, Patents, Trademarks, Domain Names, Copyrights and other rights in works of authorship (including all copyrights embodied in Software), Software, Trade Secrets and all other intellectual property rights.

“IRS” means the US Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) Wells Fargo Bank, National Association, (b) Morgan Stanley Senior Funding, Inc., (c) Royal Bank of Canada, (d) Barclays Bank PLC, (e) Bank of America, N.A., (f) HSBC Bank USA, N.A., (g) The Toronto-Dominion Bank, New York Branch and (h) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Subordinated Indenture” shall mean that certain Junior Subordinated Indenture, dated as of February 24, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) between GGPLP and LaSalle Bank National Association, as trustee.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term B Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term B Loan or any commitment hereunder with respect to the Term B Facility at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Additional Term Loan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Outstanding Amount of all outstanding Letters of Credit at such time plus (b) the Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Obligations” means, at any time, the sum of (a) the Outstanding Amount under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the Outstanding Amount of all unreimbursed LC Disbursements.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement which, for the avoidance of doubt, shall not include any letter of credit that is issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by any Person in the ordinary course of business of such Person.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e).

“Letter of Credit Request” means any request by any Borrower for a Letter of Credit in accordance with Section 2.05 and substantially in the form attached hereto as Exhibit J or such other form that is reasonably acceptable to the relevant Issuing Bank and the Borrower Representative.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate amount of the Revolving Credit Commitments, which amount is subject to increase in accordance with Section 2.22.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Acceptable Intercreditor Agreement, each Refinancing Amendment, each Incremental Facility Agreement, each Extension Amendment and any other document or instrument entered into after the Closing Date and designated in writing by the Borrower Representative and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means (a) on the Closing Date, the Specified Guarantors and (b) thereafter, (i) each Subsidiary of a Loan Party that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, (ii) each Discretionary Guarantor and (iii) each Term Loan Guarantor, in each case, until such time as the relevant Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof; provided that in no event shall any Excluded Subsidiary be required to become a Loan Guarantor.

“Loan Guaranty” means the Guaranty Agreement, dated as of the Closing Date, initially substantially in the form of Exhibit H, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented (including in accordance with the terms of Section 5.12 or otherwise modified from time to time.

“Loan Parties” means each Borrower and each Loan Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan, any Swingline Loan and/or any Additional Revolving Loan.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“LTIP Units” shall have the meaning assigned to such term in the Fifth Amended and Restated Agreement of Limited Partnership.

“Management Companies” means General Growth Management, Inc., a Delaware corporation and General Growth Services, Inc., a Delaware corporation, and any successors or assigns of the foregoing that are Affiliates of the Parent or BPR.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, operations or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), to which the Parent, BPR or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material REIT Subsidiary” means a Material Subsidiary of BPR that is a REIT (other than any Subsidiary all or substantially all of whose assets are comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property).

“Material Subsidiary” means each Subsidiary of the Parent or BPR that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term A-1 Loans, the Initial Term A-1 Loan Maturity Date, (c) with respect to the Initial Term A-2 Loans, the Initial Term A-2 Loan Maturity Date, (d) with respect to the Initial Term B Loans, the Initial Term B Loan Maturity Date, (e) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (f) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Agreement and (g) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Merger Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Merger Closing Date” has the meaning assigned to such term in the Merger Agreement.

“Merger Sub” has the meaning assigned to such term in the recitals to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc. or any successor.

“Mortgage Loans” means all loans acquired or originated by BPR or any of its Subsidiaries secured by mortgages or deeds of trust on properties that are not owned by BPR or any of its Subsidiaries.

“MSSF” has the meaning assigned to such term in the preamble to this Agreement.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions and has any continuing liability, contingent or otherwise, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Municipal Financing” means any tax increment financings, sales or real estate tax rebates, payment in lieu of taxes (PILOTs), special improvement districts, financings funded by the issuance of bonds or other negotiable instruments sponsored or issued by a Governmental Authority or quasi-Governmental Authority, financings related to on-site or off-site infrastructure or public works or any other financing arrangements for which the Parent, BPR or any of their respective Subsidiaries is an obligor and a Governmental Authority or quasi-Governmental Authority is the obligee.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payment or proceeds (including Cash Equivalents) received by the Parent, BPR or any of their respective Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Parent, BPR or any of their respective its Subsidiaries or (ii) as a result of the taking of any assets of the Parent, BPR or any of their respective Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by the Parent, BPR or any of their respective Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Parent, BPR or the relevant Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower Representative’s good faith estimate of (I) income (however denominated), gross receipts, or franchise Taxes paid or payable by any Loan Parties or any Subsidiary of a Loan Party (including pursuant to Tax sharing arrangements or any Tax distribution)) and (II) any amounts to be distributed pursuant to Section 6.02(c)) in order to avoid entity level Taxes in connection with any sale or taking of such assets as described in clause (a) of this definition and (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Income” means, with respect to any Person or BPR Property (each, a “Subject Person”), an amount equal to net income, determined in accordance with GAAP, but excluding (without duplication):

(a)    (i) the income of any Person (other than of the Subject Person or any of its Subsidiaries) in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest, except to the extent allocable (based on economic share and not necessarily percentage ownership) to such Subject Person or any of its Subsidiaries (including to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash)) to the Subject Person or any of its Subsidiaries by such Person during such period or (ii) the loss of any Person (other than the Subject Person or any of its Subsidiaries) in which any other Person (other than the Subject Person or any of its Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period,

(b)    any Charge that is established, adjusted and/or incurred, as applicable, within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP,

(c)    (A) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting or the acquisition method of accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of taxes and/or (B) the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP,

(d)    (i) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness); provided that, notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Net Income, and

(e)    any deferred tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item.

“Net Operating Income” means, for any property, (a) the sum of rents and other revenues received in the ordinary course from such property (including proceeds of rent loss or business interruption insurance), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (b) below) and percentage rent (but excluding security or other deposits, except to the extent applied in satisfaction of tenants’ obligations for rent or other payments due) during the determination period, less (b) an amount equal to all costs and expenses (excluding (i) the payment or provision for interest expense, and debt service charges, (ii) income taxes (including any franchise taxes or other similar taxes based on income, profits or capital), (iii) any expenditures that are capitalized in accordance with GAAP, (iv) losses and expenses to the extent covered by third-party insurance that has actually been reimbursed or otherwise paid in the applicable period or that the Borrower Representative reasonably determines will be reimbursed or paid by the applicable insurance carrier and so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor, (v) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any applicable property, (vi) acquisition costs for consummated acquisitions, (vii) allocations of general overhead expenses and (viii) depreciation, amortization and other non-cash expenses) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the applicable determination period; provided that the amount for the expenses for the management of a property included in clause (b) above shall be set at 3% of the amount provided in clause (a) above. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication), in the case of non-Wholly Owned Subsidiaries and Joint Ventures of BPR and its Wholly Owned Subsidiaries, to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR and its wholly owned subsidiaries.

“Net Proceeds” means (a) with respect to any Prepayment Asset Sale, the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower Representative’s good faith estimate of (I) income (however, denominated), gross receipts, and franchise Taxes paid or payable by any Loan Parties or any Subsidiary of a Loan Party or any of their respective Joint Ventures (including pursuant to Tax sharing arrangements or any Tax distributions) and (II) any amounts to be distributed pursuant to Section 6.02(b)) in order to avoid entity level Taxes in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Nonrecourse Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) which is secured by the asset sold in such Disposition or which is required to be repaid or otherwise comes due as a result of such Disposition and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to the Parent, BPR or any of their respective Subsidiaries) from the sale price for such Disposition; (b) with respect to any issuance or incurrence of Indebtedness or Equity Interests, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith; and (c) with respect to any issuance or incurrence of Property-Level Subsidiary Refinancing Indebtedness, the Cash proceeds thereof, net of or less (I) amounts described in clause (b) above, (II) the aggregate principal amount of Indebtedness refinanced in connection therewith, (III) any accrued interest, fees and other costs and expenses in connection with such refinanced Indebtedness, (IV) the aggregate amount of any reserves (including any prefunded interest and other costs and expenses) that are required pursuant to the terms of such Property-Level Subsidiary Refinancing Indebtedness and (V) an amount equal to the aggregate amount of Restricted Payments permitted to be made as of any date of determination pursuant to Section 6.02(a) (without giving regard to any Specified Event of Default existing at such time).

“New Incremental Term B Facility” means any Incremental Term B Facility which provides for a new tranche or Class of Term B Loans hereunder in accordance with Section 2.22.

“Nimbus” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Non-Debt Fund Affiliate” means the Sponsor and any of its Affiliates (other than any Debt Fund Affiliate).

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for customary exceptions for construction/development guarantees, interest and carry guarantees, market completion guarantees, fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness, (b) if such Person is a Single Asset Entity, any secured Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)) or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company, including mezzanine (or other subordinated) Indebtedness and other Indebtedness, resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a subsidiary of such Single Asset Holding Company, so long as, in the case of this clause (c), either (i) recourse for payment of such Indebtedness (except for customary exceptions for construction/development guarantees, interest and carry guarantees, market completion guarantees, fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity, Cash, Cash Equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.11(e).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding)

and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“Occupancy Rate” means, with respect to a BPR Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such BPR Property actually occupied by tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such BPR Property. For purposes of this definition, a tenant shall be deemed to actually occupy a BPR Property if (i) they do not actually occupy such BPR Property primarily as a result of a temporary cessation of operations for renovation, repairs or other temporary reason (including for the purpose of completing tenant build out) or (ii) if such tenant is scheduled to be open for business within 90 days of such date.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)) and, for the avoidance of doubt, any Excluded Taxes.

“Outstanding Amount” means (a) with respect to any Loan, the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Loan occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the Borrowers of such LC Disbursement.

“Parent” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Parent Intercompany Loan” shall mean any intercompany loan or advance made by any Loan Party (other than the Parent) to the Parent, substantially in the form of Exhibit N, the proceeds of which shall be used to pay interest, principal and any other obligations owing in respect of the Credit Facilities.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of in the state of organization of each Loan Party and (b) the filing of appropriate assignments or notices with the US Patent and Trademark Office and/or the US Copyright Office, as applicable.

“Permitted Holders” means (a) the Sponsor and (b) any Person or entity with which the Sponsor forms a “group” (within the meaning of Section 14(d) of the Exchange Act), so long as, in the case of this clause (b), the Sponsor beneficially own more than 50% of the relevant voting stock beneficially owned by such group.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group and as to which any member of the ERISA Group has any continuing liability, contingent or otherwise.

“Preferred Units” means the series of preferred units of limited partnership interest in BPR OP that are established and issued from time to time in accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership.

“Prepayment Asset Sale” means any Disposition by the Parent, BPR or any of their respective Subsidiaries of (a) the Equity Interests and/or Joint Venture interests of any Property-Level Subsidiary, (b) any Real Estate Asset of such Person (other than any such Disposition permitted by Section 6.04(j)) or (c) all or substantially all of the assets of any Property-Level Subsidiary.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the US or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Indebtedness to Value Ratio, the Fixed Charge Coverage Ratio, Value, Combined Recourse Indebtedness, Combined EBITDA or Cumulative Net Income (including component definitions thereof), that each applicable transaction shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which such calculation is being made and that:

(a)    (i) in the case of (A) any Disposition of all or substantially all of the Equity Interests of any Subsidiary of the Parent or BPR, or any division and/or product line of the Parent, BPR or any of their respective Subsidiaries, and (B) the implementation of any Cost Saving Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such transaction, shall be excluded as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Investment, income statement items (whether positive or negative) attributable to the property or Person subject to such Investment shall be included as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in the definition of “Adjusted EBITDA” may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Adjusted EBITDA”,

(b)    any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made,

(c)    any Indebtedness incurred by the Parent, BPR or any of their respective Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower Representative; and

(d)    the acquisition of any asset included in calculating Value, whether pursuant to any transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Parent, BPR or any of their respective Subsidiaries, or the Disposition of any asset included in calculating Value shall be deemed to have occurred as of the last day of the applicable period with respect to any test or covenant for which such calculation is being made.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Indebtedness to Value Ratio for purposes of the definitions of “Applicable Rate” and for purposes of Section 6.11(a) (other than for the purpose of determining pro forma compliance with Section 6.11(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable period shall not be given pro forma effect.

“Pro Forma Compliance” means, with respect to any covenant in Section 6.11, compliance on a Pro Forma Basis with such covenants.

“Projections” means the financial projections and pro forma financial statements of BPR and its Subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the relevant Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit F, evidencing the aggregate outstanding principal amount of Loans of such Borrower to such Lender resulting from the Loans made by such Lender.

“Property-Level Subsidiary” means (a) any direct or indirect Subsidiary of BPR that holds a fee or leasehold interest in any building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Nonrecourse Indebtedness financing) or parcel (or group of related parcels including, without limitation, parcels pooled for purposes of a Nonrecourse Indebtedness financing) of real property and related assets (any such subsidiary, a “Property Owner”) and (b) any other direct or indirect Subsidiary of BPR that holds a direct ownership interest in a Property Owner and does not otherwise own an interest in a Subsidiary unrelated to the assets owned by such Property Owner.

“Property-Level Subsidiary Refinancing Indebtedness” means any Indebtedness incurred by any Property-Level Subsidiary after the Closing Date to refinance any then existing Indebtedness of such Property-Level Subsidiary.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Requirements of Law, any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees and other costs and/or expenses associated with being a public company.

“Qualified Equity Interests” of any Person means any Equity Interests of such Person that is not Disqualified Equity Interests.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Code.

“RCF/TLA Joinder Agreement” means each Joinder Agreement to Commitment Letter, dated as of May 4, 2018, by and among the Joint RCF/TLA Lead Arrangers and the Parent.

“RCF/TLA Lead Arrangers” means Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., MSSF, RBC Capital Markets, LLC, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, Citibank, N.A. and U.S. Bank National Association.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of the Parent, BPR or any of their respective Subsidiaries or Joint Ventures in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Property Under Construction” means a BPR Property currently or previously under development until the earlier to occur of: (a) such BPR Property achieving an Occupancy Rate of 80.0% (or greater) of gross leaseable area and (b) the one-year anniversary of the completion of the development of such BPR Property.

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“Refinancing” has the meaning assigned to such term in Section 4.02(g).

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower Representative executed by (a) each Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.08(c).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“REIT Subsidiary” means a Subsidiary of the Parent or BPR that is a REIT.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term B Loans substantially concurrently with the incurrence by any Loan Party of any senior secured term loans (including any Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Term B Loans; provided, in the case of clauses (a) and (b), that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term B Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Transformative Acquisition constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time.

“Required Percentage” means, as of the date on which (a) the Parent, BPR or any of their respective Subsidiaries receives (i) Net Proceeds in respect of any Prepayment Asset Sale or (ii) Net Insurance/Condemnation Proceeds or (b) the Borrowers are required to make a prepayment of the Loans with any Subject Refinancing Proceeds pursuant to Section 2.11(b)(i), (x) if the Total Net Indebtedness to Value Ratio is greater than 55.0%, 100.0%, (y) if the Total Net Indebtedness to Value Ratio is equal to or less than 55.0% but greater than 50.0%, 50.0% and (z) if the Total Net Indebtedness to Value Ratio is equal to or less than 50.0%, 0%.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments and/or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loan and Additional Revolving Loans and such unused Revolving Credit Commitments and/or Additional Revolving Credit Commitments at such time.

“Required Specified Lenders” means, at any time, Lenders having (a) Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments, unused Additional Revolving Credit Commitments and/or (b) Initial Term A-1 Loans, Initial Term A-2 Loans or any Additional Term Loans related thereto, representing more than 50% of the sum of the total Loans and Commitments referred to in clauses (a) through (c) at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(v)(C).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any Equity Interest of any Loan Party (other than the Parent) now or hereafter outstanding, except a dividend payable solely in shares of Equity Interest of such Person or of any direct or indirect parent of such Person or in rights to subscribe for the purchase of such Equity Interest and (ii) any intercompany loan made to the Parent by a Loan Party or a Subsidiary of a Loan Party.

“Revolving Borrowers” means Nimbus, GGPLP, BPR OP, SellCo, BPR, GGPLP RE, GGPLPLLC 2010, GGPLP 2010 and GGPLPLLC.

“Revolving Commitment Increase” has the meaning set forth in Section 2.22(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Revolving Lender providing any portion of such Revolving Commitment Increase.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Revolving Commitment Increase, any Extended Revolving Facility and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor.

“Sanctioned Person” has the meaning assigned to such term in Section 3.07.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning assigned to such term in the definition of Eurodollar Base Rate.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower Representative as being a “Secured Hedging Obligation” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 as if it were a Lender.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (i) the Lenders, the Issuing Banks and the Swingline Lender, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party the obligations under which constitute Banking Services Obligations and (v) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, initially substantially in the form of Exhibit G, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“SellCo” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Series A Preferred Stock” means the series of preferred shares of BPR designated as 6.375% Series A Cumulative Perpetual Preferred Stock of BPR.

“Series B Preferred Stock” means the series of preferred units of BPR OP designated as 8.5% Series B Cumulative Convertible Preferred Units (as defined in Fifth Amended and Restated Agreement of Limited Partnership).

“Series D Preferred Stock” means the series of preferred units of BPR OP designated as 6.5% Series D Cumulative Convertible Preferred Units (as defined in Fifth Amended and Restated Agreement of Limited Partnership).

“Series E Preferred Stock” means the series of preferred units of BPR OP designated as 7.0% Series E Cumulative Convertible Preferred Units (as defined in Fifth Amended and Restated Agreement of Limited Partnership).

“Series G Preferred Stock” means the series of preferred units of BPR OP designated as 6.375% Series G Cumulative Redeemable Preferred Units (as defined in Fifth Amended and Restated Agreement of Limited Partnership).

“Series K Preferred Stock” means the series of preferred units of BPR OP designated as Series K Preferred Units (as defined in Fifth Amended and Restated Agreement of Limited Partnership).

“Series L Preferred Stock” means the series of preferred units of BPR OP designated as 10% Series L Preferred Units (as defined in Fifth Amended and Restated Agreement of Limited Partnership).

“Single Asset Entity” means a Person (other than an individual) that (a) only owns either (x) a single property (including any Real Estate Asset) or (y) structured finance investments, and in either case, Cash, Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such property or structured finance investments, as the case may be, (b) is engaged only in the business of owning, developing and/or leasing such property or owning and/or servicing such structured finance investment, as the case may be, and (c) receives substantially all of its gross revenues from such property or structured finance investments, as the case may be. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities owning properties and not structured finance investments and (ii) Cash, Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning assigned to such term in the definition of “Single Asset Entity”.

“Software” means computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, and any storage devices on which such items may be located.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Event of Default” means an Event of Default under Sections 7.01(a), (f) or (g).

“Specified Equity Interests” means, collectively, the BPR Specified Equity Interests and the BPR OP Specified Equity Interests.

“Specified Guarantors” means, collectively, (i) the Borrowers (with respect to each other Borrower) and (ii) GGP Real Estate Holding I, Inc., a Delaware corporation, GGP Real Estate Holding II, Inc., a Delaware corporation. General Growth Services, Inc., a Delaware corporation, and GGPLP Real Estate LLC, a Delaware limited liability company.

“Specified HoldCo” means BPY Retail V LLC, a Delaware limited liability company and a Subsidiary of BPY.

“Specified Merger Agreement Representations” means the representations and warranties made by or on behalf of the Parent, its Subsidiaries or their respective businesses in the Merger Agreement which are material to the interests of the Lenders, but only to the extent that the Parent (or its applicable affiliate) has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Merger as a result of any breach of such representations and warranties.

“Specified Properties” means any Real Estate Assets and/or Subsidiary having an aggregate net equity value of less than $1,000,000,000.

“Specified Representations” means the representations and warranties set forth in Section 3.01(i) (as it relates to the Loan Parties), Section 3.03 (as it relates to (i) organizational power and authority (as they relate to due authorization, execution, delivery and performance of the applicable Loan Documents) of the Loan Parties and (ii) due authorization, execution, delivery and performance of the applicable Loan Documents and enforceability thereof against the applicable Loan Parties), Section 3.04(ii), Section 3.07(c) (as it relates to use of proceeds not in violation of OFAC or the U.S. Foreign Corrupt Practices Act of 1977, as amended), Section 3.07(d), Section 3.13, Section 3.15, Section 3.16 (subject to the last sentence of Section 4.02, as it relates to the creation, validity and perfection of the security interests in the Collateral) and Section 3.17.

“Specified Subsidiaries” means Nimbus and GGPLP and their respective successors and assigns.

“Sponsor” means, collectively, BPY, its Affiliates (excluding any operating portfolio company of the foregoing) and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Disposition Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Loans” means, as of any date of determination, the Initial Term Loans and any Additional Term Loans subject to ratable prepayment requirements in accordance with Section 2.11(b)(vii) on such date of determination.

“Subject Person” has the meaning assigned to such term in the definition of “Net Income”.

“Subject Proceeds” means any Subject Refinancing Proceeds and/or Subject Disposition Proceeds.

“Subject Refinancing Proceeds” has the meaning assigned to such term in Section 2.11(b)(i).

“Subordinated Parent Indebtedness” means Indebtedness of the Parent or BPR owing to any Affiliate thereof that is subordinated in right of payment to the Loans upon the terms set forth in Exhibit M or otherwise on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the Outstanding Amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be equal to its Applicable Revolving Credit Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (i) Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder, and/or (ii) any other Revolving Lender that is reasonably acceptable to each of the Borrower Representative and the Administrative Agent and agrees in writing to act as a lender of Swingline Loans hereunder and, in each case, any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“Syndicated Term B Loans” has the meaning assigned to such term in the definition of “Incremental Equivalent Debt”.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term A Borrowers” means the Parent, Nimbus, GGPLP and SellCo.

“Term A Facilities” means the Term A-1 Facility and the Term A-2 Facility.

“Term A Fee Letter” means that certain Fee Letter, dated as of March 26, 2018, by and among, inter alios, the Parent and the RCF/TLA Lead Arrangers (other than Citibank, N.A. and U.S. Bank National Association), with respect to the Term A Facilities and the Initial Revolving Facility.

“Term A Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(i).

“Term A-1 Facility” has the meaning assigned to such term in the recitals to this Agreement.

“Term A-2 Facility” has the meaning assigned to such term in the recitals to this Agreement.

“Term B Borrowers” means Nimbus, GGPLP and SellCo.

“Term B Facility” has the meaning assigned to such term in the recitals to this Agreement.

“Term B Fee Letter” means that certain Fee Letter, dated as of March 26, 2018, by and among, inter alios, the Parent and the TLB Lead Arrangers, with respect to the Term B Facility.

“Term B Loan Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Term B Loans” means the Initial Term B Loans and any Incremental Term B Loans.

“Term B Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(iii).

“Term Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.

“Term Facilities” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement, including the Term A Facilities and the Term B Facility.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Term Loan Agreement” shall mean that certain Amended and Restated Loan Agreement, dated as of April 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Columbiana Centre, LLC, Fallen Timbers Shops, LLC, Grand Teton Mall, LLC, Mayfair Mall, LLC, Mondawmin Business Trust, North Town Mall, LLC, Oakwood Hills Mall, LLC, Oakwood Shopping Center, LLC, Pioneer Place, LLC, PDC-Eastridge Mall L.L.C., PDC-Red Cliffs Mall L.L.C., Red Cliffs Plaza, LLC, River Hills Mall, LLC, Sooner Fashion Mall, L.L.C., Southwest Denver Land L.L.C., Southwest Plaza L.L.C. and Brass Mill Center Mall, LLC, as the borrowers, the lenders from time to time party thereto and U.S. Bank National Association, as administrative agent.

“Term Loan Guarantor” has the meaning assigned to such term in Section 5.12(b).

“TLB Lead Arrangers” means MSSF, RBC Capital Markets, LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Barclays Bank PLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sumitomo Mitsui Banking Corporation and TD Securities (USA) LLC.

“Total Net Indebtedness to Value Ratio” means, as of any date, the ratio of (a) Combined Total Indebtedness outstanding as of the last day of last day of the four Fiscal Quarter period then most recently ended to (b) Value (less the amount of Cash and Cash Equivalents subtracted from indebtedness pursuant to the definition of Combined Total Indebtedness) as of the last day of the four Fiscal Quarter period then most recently ended.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, in effect at such time.

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent, BPR or any of their respective Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date or the Effective Date, as applicable, (b) the Merger and the other transactions contemplated by the Merger Agreement, (c) the Equity Contribution, (d) the Refinancing and (e) the payment of the Transaction Costs.

“Transformative Acquisition” means any acquisition by the Parent, BPR or any of their respective Subsidiaries that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Parent, BPR and/or their relevant Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following the consummation thereof, as determined by the Borrower Representative acting in good faith.

“Treasury Regulations” means the US federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) (A) made available to any Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing as contemplated by Section 2.07(b) and (B) made available to the Lenders on the assumption that any Borrower has made any payment as contemplated by Section 2.18(d) and (ii) with respect to which a corresponding amount has not in fact been returned or paid to the Administrative Agent by the relevant Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of outstanding Swingline Loans in respect of which any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to Section 2.04(b) and (c) with respect to any Issuing Bank, the aggregate amount, if any, of LC Disbursements in respect of which a Revolving Lender shall have failed to make Revolving Loans or Participations to reimburse such Issuing Bank pursuant to Section 2.05(e).

“Units” means the partnership units in BPR OP established and issued from time to time in accordance with the terms of the Fifth Amended and Restated Agreement of Limited Partnership, including without limitation Common Units, Preferred Units and LTIP Units.

“US” means the United States of America.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Value” means the sum, without duplication, of (a) Net Operating Income for all BPR Properties for the immediately preceding four calendar quarters, capitalized at 5.75% (excluding any BPR Property included on a cost basis pursuant to clause (c) below) including for purposes of this definition of Value, the Net Operating Income of international assets, (b) the book value of development and inactive assets owned by BPR or any of its Subsidiaries (Wholly Owned Subsidiaries or otherwise) or Joint Ventures, including raw land, vacant out-parcels, loans receivable, capital expenditures and other underutilized assets with de minimis income (at the lesser of cost or book value); (c) the cost basis of new acquisitions of BPR or any of its Subsidiaries (Wholly Owned Subsidiaries or otherwise) or Joint Ventures (calculated as (i) 100% for assets owned by BPR or any Wholly Owned Subsidiary of BPR and (ii) in the case of consolidated non-Wholly Owned Subsidiaries and Joint Ventures of BPR, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Subsidiaries for the 12 month period after any such acquisition); (d) other than for purposes of the Net Indebtedness to Value Ratio, Cash and Cash Equivalents of BPR and its Subsidiaries and Joint Ventures (but, in the case of consolidated non-Wholly Owned Subsidiaries and Joint Ventures of BPR, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Subsidiaries), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to non-Wholly Owned Subsidiary and Joint Venture allocations, without duplication; (e) aggregate sums spent on the construction of improvements (including land acquisition costs) for any Real Estate Asset which is raw land, vacant out-parcels or is the subject of a material construction project, but excluding such sums with respect to Real Estate Assets subject to material construction projects, if the Borrower Representative elects to include revenues in Net Operating Income (provided that such costs can be included if the project is a renovation or expansion of a Real Estate Asset that is otherwise complete and operational, the construction will not impair ongoing business and operations and the inclusion of such revenues in Net Operating Income and such aggregate sums in Value is not duplicative); (f) letters of credit, guarantees and other forms of credit enhancement reasonably agreed to by the Administrative Agent; and (g) the Adjusted EBITDA of the Management Companies for the immediately preceding four Fiscal Quarters, capitalized at 10.0%.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“WF” has the meaning assigned to such term in the preamble to this Agreement.

“Wholly Owned Raw Land” shall mean land owned by BPR or its direct or indirect Wholly Owned Subsidiaries that is not under development and for which no development is planned to commence within 12 months after the date on which it was acquired.

“Wholly Owned Subsidiary” means, as to any Person or Persons, any Subsidiary of any of such Person or Persons all of the Equity Interests of which (other than (i) directors’ qualifying shares, (ii) any Equity Interests of a Corporate Level Entity held by any joint venture partner, co-investor or any other Person and (iii) in the case of any REIT Subsidiary, non-participating preferred equity with a base liquidation preference of no more than $180,000) is owned by such Person or Persons directly or indirectly.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by any Borrower (or any ERISA Affiliate of any Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., an “Eurodollar Rate Loan”) or by Class and Type (e.g., an “Eurodollar Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., an “Eurodollar Rate Borrowing”) or by Class and Type (e.g., an “Eurodollar Rate Term Borrowing”).

Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument and/or other document as from time to time amended, restated, amended and restated, supplemented and/or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirements of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirements of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. It is understood and agreed that any Investment, Restricted Payment, pledge, merger, consolidation, Disposition, Indebtedness and/or Lien, need not be permitted solely by reference to one category of permitted Investments, Restricted Payments, pledges, mergers, consolidations, Dispositions, Indebtedness and/or Liens under Article 6 or the defined terms referenced therein, but may instead be permitted in part under any combination thereof.

Section 1.04.    Accounting Terms; IFRS.

(a)    (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Net Indebtedness to Value Ratio, Combined Recourse Indebtedness, the Fixed Charge Coverage Ratio, Value, Net Operating Income, Net Income, Combined EBITDA and Adjusted EBITDA shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof is implemented after the date of delivery of the financial statements described in Section 4.02(c) and/or there is any change in the functional currency reflected in the financial statements or (B) if BPR elects or is required to report under IFRS, the Borrower Representative or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower Representative and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower Representative or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment regarding preceding clause (B), the term “GAAP” as used herein shall be deemed to be a reference to IFRS; it being understood and agreed that BPR may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.

(ii)    All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, BPR or any subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)    Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Effective Date) that would constitute Capital Leases in conformity with GAAP on the Effective Date shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05.    Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06.    Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.    Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08.    Currency Equivalents Generally; Exchange Rate.

(a)    Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Sections 6.11(a) and (b) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Investment, Disposition or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, for the purpose of this Section 1.08(a), a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction

(which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.08 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Sections 6.11(a) and (b) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 4.02(c)), as applicable, for the relevant period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness. Notwithstanding the foregoing or anything to the contrary herein, to the extent that BPR would not be in compliance with Sections 6.11(a) or (b) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant period, but would be in compliance with such Section if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such period (taking into account the currency effects of any Hedge Agreement permitted hereunder and entered into with respect to the currency exchange risks relating to such Indebtedness), then, solely for purposes of compliance with such Section, the Total Net Indebtedness to Value Ratio and/or the Fixed Charge Coverage Ratio, applicable, as of the last day of such period shall be calculated on the basis of such average relevant currency exchange rates.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower Representative’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09.    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Borrower Representative, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10.    Certain Calculations and Tests.

(a)    Notwithstanding anything to the contrary herein, but subject to Sections 1.10(b), (c) and (d), all financial ratios and tests (including the Total Net Indebtedness to Value Ratio, Combined Recourse Indebtedness, the Fixed Charge Coverage Ratio, Value, Cumulative Net Income and Combined EBITDA) contained in this Agreement that are calculated with respect to any period during which any applicable transaction occurs shall be calculated with respect to such period and such transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio or test (x) any transaction has occurred or (y) any Person that subsequently became a Subsidiary of the Parent or BPR or was merged, amalgamated or consolidated with or into BPR or any of its Subsidiaries or any Joint Venture since the beginning of such period has consummated any transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such period as if such transaction had occurred at the beginning of the applicable period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating compliance with Sections 6.11(a) and (b) and (y) calculating the Total Net Indebtedness to Value Ratio for purposes of the definitions of “Applicable Rate”, no transaction occurring after the end of the relevant period shall be taken into account).

(b)    Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Sections 6.11(a) and (b), any Total Net Indebtedness to Value Ratio test, any Fixed Charge Coverage Ratio test, Cumulative Net Income test and/or any Combined Recourse Indebtedness test) and/or any cap expressed as a percentage of Value or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower Representative, at the time of (or on the basis of the financial statements for the most recently ended applicable period) either (x) the execution of the definitive agreement with respect to such acquisition or similar Investment or (y) the consummation of such acquisition or Investment, in each case, after giving effect to the relevant acquisition on a Pro Forma Basis; provided that if the Borrower Representative has elected to test the relevant condition pursuant to clause (x) above, in connection with the calculation of any financial ratio or test following the date of execution of such definitive agreement and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such financial ratio or test shall be calculated (A) on a Pro Forma Basis assuming such acquisition and other pro forma events (including any incurrence of Indebtedness) in connection therewith have been consummated and (B) solely in the case of a calculation of any financial ratio in connection with the making of a Restricted Payment, without giving pro forma effect to the consummation of such acquisition.

(c)    For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Sections 6.11(a) and (b), any Total Net Indebtedness to Value Ratio test, any Fixed Charge Coverage Ratio test, any Cumulative Net Income test and/or any Combined Recourse Indebtedness test and/or the amount of Combined EBITDA, Cumulative Net Income or Value), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (b) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Article 2        THE CREDITS

Section 2.01.    Commitments.

(a)    Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to make Initial Term A-1 Loans to the Term A Borrowers on the Closing Date in Dollars in a principal amount not to exceed its Initial Term A-1 Loan Commitment, (ii) each Initial Term Lender severally, and not jointly, agrees to make Initial Term A-2 Loans to the Term A Borrowers on the Closing Date in Dollars in a principal amount not to exceed its Initial Term A-2 Loan Commitment, (iii) each Initial Term Lender severally, and not jointly, agrees to make Initial Term B Loans to the Term B Borrowers on the Closing Date in Dollars in a principal amount not to exceed its Initial Term B Loan Commitment and (iv) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to any Revolving Borrower in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, (A) after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment and (B) after giving effect to the Borrowing of the Initial Term A-1 Loans and the Initial Term A-2 Loans on the Closing Date, the aggregate principal amount of Initial Term A-1 Loans and/or the Initial Term A-2 Loans made to the Parent shall not exceed $200,000,000. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, any Revolving Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b)    Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Agreement, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the relevant Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Agreement.

Section 2.02.    Loans and Borrowings.

(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Applicable Percentages of the applicable Class. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.

(b)    Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Rate Loans. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement, (y) such Eurodollar Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the relevant Borrower to repay such Eurodollar Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the relevant Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Eurodollar Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)    At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Eurodollar Rate Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Revolving Credit Commitments of any Class or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d)    Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03.    Requests for Borrowings. (a) Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon irrevocable notice by the relevant Borrower to the Administrative Agent. Each such notice must be in the form of a written Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the relevant Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the relevant Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. three Business Days prior to the requested day of any Borrowing or continuation of Eurodollar Rate Loans (or two Business Days in the case of any Eurodollar Rate Borrowing to be made on the Closing Date) or any conversion of ABR Loans to Eurodollar Rate Loans, and (ii) 10:00 a.m. on the requested date of any Borrowing of or conversion to ABR Loans (other than Swingline Loans) (or, in each case, such later time as is acceptable to the Administrative Agent); provided that if the relevant Borrower wishes to request Eurodollar Rate Loans having an Interest Period of other than one, two, three or six months in duration as provided in the definition of “Interest Period”, (A) the applicable notice from the relevant Borrower must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of the relevant Borrowing (or such later time as is acceptable to the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the relevant Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

(b)    If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section 2.03 or (y) in the case of any Eurodollar Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section 2.03.

Section 2.04.    Swingline Loans.

(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Revolving Borrower in Dollars from time to time on and after the Closing Date and until the earlier of (x) the Latest Revolving Credit Maturity Date and (y) the termination of 100% of the Revolving Credit Commitments in accordance with this Agreement, in an aggregate principal amount at any time outstanding not to exceed $50,000,000; provided that (i) the Swingline Lender shall not be required to make any Swingline Loan to refinance any outstanding Swingline Loan and (ii) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Obligations shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, any Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate unused Revolving Credit Commitments of any Class or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the relevant Revolving Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request (x) in writing in the form of a Borrowing Request, appropriately completed and signed by a Responsible Officer of the relevant Revolving Borrower or (y) by telephone (confirmed by delivery of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the relevant Revolving Borrower), in either case, not later than 2:00 p.m. on the day of a proposed Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the relevant Revolving Borrower on the date of such notice by means of a credit to the account designated in the related Borrowing Request or otherwise in accordance with the instructions of the relevant Revolving Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b)    The Swingline Lender may (and, if any Swingline Loan remains outstanding for five Business Days, shall), by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day, require the Revolving Lenders to purchase participations on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate principal amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by effecting a wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the relevant Revolving Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter, payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amount received by the Swingline Lender from any Revolving Borrower in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent, and any such amount received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the relevant Revolving Borrower, if and to the extent such payment is required to be refunded to the relevant Revolving Borrower for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall automatically result in the conversion of such Swingline Loan into a Revolving Loan that is an ABR Loan in accordance with the terms hereof.

(c)    If any Revolving Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d)    Notwithstanding anything to the contrary contained herein, the Swingline Lender may, upon 15 days’ prior written notice to the Borrower Representative and the Administrative Agent, request to resign as the Swingline Lender, which resignation shall be effective as of the earlier of (i) the date referenced in such notice (but in no event less than 15 days after the delivery of such written notice) and (ii) the date upon which a replacement Swingline Lender has accepted its appointment as such in accordance with this clause (d). In the event of any such resignation, the Borrower Representative shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Swingline Lender hereunder. Upon the acceptance of any such appointment, the successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swingline Lender, and the retiring Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder. In the event that the successor Swingline Lender resigns in accordance with this Section 2.04(d), the Revolving Borrowers shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Section 2.05.    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the earlier of (x) the fifth Business Day prior to the Latest Revolving Credit Maturity Date and (y) the termination of 100% of the Revolving Credit Commitments in accordance with this Agreement, upon the request of a Revolving Borrower, to issue Letters of Credit denominated in Dollars on sight basis only for the account of any Subsidiary of any Borrower (provided that, except in the case of any Existing Letter of Credit (including any renewals thereof), a Revolving Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued under this Section 2.05(a) in accordance with the terms of Section 2.05(d).

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the relevant Revolving Borrower shall deliver to the Administrative Agent (who agrees to promptly deliver to the applicable Issuing Bank thereof, as determined in accordance with Section 2.05(k)), at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request; provided that, for the avoidance of doubt, it is understood and agreed that the Administrative Agent is agreeing pursuant to this Section 2.05 to assist the Revolving Borrowers with the issuance of Letters of Credit by the Issuing Banks, and the Administrative Agent, in its capacity as such, shall not be required to issue any Letter of Credit. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the relevant Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank). If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the relevant Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form, together with such other documents that may be required in connection with such letter of credit application. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the relevant Borrower to, or entered into by the relevant Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the relevant Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default that is in direct conflict with this Agreement, and all representations and warranties, covenants and events of default set forth therein shall contain (or shall be deemed to contain) standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement. No Letter of Credit may be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit, the relevant Revolving Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit and (ii) (A) the aggregate amount of the Revolving Credit Exposure does not exceed the aggregate amount of the Revolving Credit Commitments then in effect and (B) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date. No Issuing Bank shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more Requirements of Law at the time of the request of such Letter of Credit.

(c)    Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration per period (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date on which such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d)    Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the relevant Revolving Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment that is required to be refunded to the relevant Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement.

(i)    If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to the amount of such LC Disbursement not later than 1:00 p.m. two Business Days immediately following the date on which the relevant Borrower receives notice of such LC Disbursement under paragraph (g) of this Section 2.05; provided that the relevant Borrower may, without satisfying the conditions to Borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Loan or a Swingline Loan (either such Loan, a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the relevant Revolving Borrower to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. The relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the relevant Revolving Borrower in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the relevant Revolving Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the relevant Revolving Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. No later than the date set forth in such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. In the event that the Revolving Lenders have made payments to the Administrative Agent pursuant to this paragraph to reimburse any Issuing Bank for the amount of any LC Disbursement, if the Administrative Agent receives any payment in respect of any LC Disbursement (or interest thereon) (whether directly from any Borrower or otherwise (including proceeds of cash collateral applied thereto) the Administrative Agent shall promptly distribute such payment to the Revolving Lenders as their interests may appear.

(ii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)    Obligations Absolute. The obligation of the Revolving Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Revolving Borrowers hereunder. None of the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance, amendment or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the relevant Revolving Borrower to the extent of any direct damages suffered by the relevant Revolving Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Revolving Borrowers by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no delay in giving such notice shall relieve the Revolving Borrowers of their obligations to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h)    Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the relevant Revolving Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the relevant Revolving Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided that if the relevant Revolving Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, the provisions of Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the relevant Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)    Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i)    Any Issuing Bank may be replaced at any time, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower Representative, by written agreement among the Borrower Representative, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Revolving Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)    The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(iii)    Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 15 days’ prior written notice to the Borrower Representative, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than 15 days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time). In the event of any such resignation as an Issuing Bank, the Borrower Representative shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all rights (including all rights to payments pursuant to Section 2.12(b)) and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization.

(i)    If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7, then on the Business Day on which the relevant Revolving Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the relevant Revolving Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Revolving Borrower described in Section 7.01(f) or (g).

(ii)    Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the relevant Revolving Borrower for the LC Exposure at such time or, subject to the consent of the Required Revolving Lenders, applied to satisfy other Secured Obligations. The amount of any Cash Collateral posted in accordance with the terms of this Section 2.05(j) (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the relevant Revolving Borrower promptly but in no event later than three Business Days after the Event of Default giving rise to the obligation to do so has been cured or waived (so long as no other Event of Default has occurred and is continuing). Notwithstanding the foregoing, any amounts in the LC Collateral Account shall only be invested in investments qualifying as “cash,” “cash items” or “government securities” within the meaning of Section 856(c)(4)(A) of the Code.

(k)    Serial Issuance. Except with the consent of each Issuing Bank (not to be unreasonably withheld, conditioned or delayed), Letters of Credit will be issued on a serial basis (which means, for the avoidance of doubt, that upon receipt from a Revolving Borrower of a Letter of Credit Request in accordance with Section 2.05(b), the Administrative Agent agrees to promptly determine in its reasonable judgment (which shall be binding absent manifest error) which Issuing Bank shall issue the requested Letter of Credit, such that Letters of Credit are issued by the Issuing Banks in turn, but taking into consideration the face amount of outstanding Letters of Credit such that, to the extent reasonably practicable, the Issuing Banks share ratably in the LC Exposure based on their Applicable Percentage); provided that (x) no Issuing Bank will decline to issue a Letter of Credit on the basis of this clause (k) (other than on the basis that, after giving effect to the issuance of such Letter of Credit, the aggregate face amount of all Letters of Credit issued by such Issuing Bank at such time would exceed such Issuing Bank’s Individual Letter of Credit Sublimit at such time) and (y) notwithstanding anything to the contrary in this clause (k), WF, in its capacity as an Issuing Bank, agrees, subject to the other terms of this Section 2.05, to issue any Letter of Credit with a face amount of $5,000,000 or less (unless the Borrower Representative otherwise directs in the Letter of Credit Request that any such Letter of Credit be issued by another Issuing Bank); provided that WF shall not be required to issue such Letter of Credit to the extent that, after giving effect thereto, the aggregate face amount of all outstanding Letters of Credit issued by WF in accordance with this Section 2.05 exceeds $25,000,000 (and in which case, Letters of Credit shall thereafter be issued as otherwise provided under this clause (k))).

(l)    Existing Letters of Credit. On the Closing Date, without further action by any party hereto (including the delivery of a notice of the issuance of a Letter of Credit pursuant to this Section 2.05 or any consent of, or confirmation by or to, the Administrative Agent), (i) each “Letter of Credit” (as defined in the Existing Revolving Credit Agreement) listed on Schedule 2.05(l) that was issued by an Issuing Bank (such letters of credit, collectively, “Existing Letters of Credit”) shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof as if each such Existing Letter of Credit were issued by the applicable Issuing Bank pursuant to this Agreement and (ii) each Issuing Bank that has issued an Existing Letter of Credit shall be deemed to have granted each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from such Issuing Bank, on the terms and conditions of this Section 2.05, for such Revolving Lender’s own account and risk, an undivided interest and participation in such Issuing Bank’s obligations and rights under each such Existing Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the face amount of such Letter of Credit (including all obligations of the Revolving Borrower for whose account such Letter of Credit was issued and any security or guaranty pertaining thereto).

Section 2.06.    [Reserved].

Section 2.07.    Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Eurodollar Rate Loans, and (ii) 2:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the relevant Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)    Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the relevant Borrower. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the relevant Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the relevant Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If any Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08.    Type; Interest Elections.

(a)    Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Eurodollar Rate Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of an Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The relevant Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.

(b)    To make an election pursuant to this Section 2.08, the relevant Borrower shall deliver an Interest Election Request, in accordance with the terms of Section 2.03(a).

(c)    Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)    If the relevant Borrower fails to deliver a timely Interest Election Request with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an Eurodollar Rate Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the relevant Borrower, then, so long as such Event of Default exists, (i) no outstanding Borrowing may be converted to or continued as an Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09.    Termination and Reduction of Commitments.

(a)    Unless previously terminated, (i) the Initial Term Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) subject to Section 2.10(b)(iii), the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Extension Amendment or Refinancing Amendment, as applicable, the undrawn amount thereof shall automatically terminate and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Incremental Facility Agreement, Extension Amendment or Refinancing Amendment, as applicable.

(b)    Upon delivery of the notice required by Section 2.09(c), the Borrower Representative may at any time terminate or from time to time reduce, the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower Representative shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans and Swingline Loans and cash collateralization or backstopping of Letters of Credit, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, Section 2.23 and/or Section 9.02(c), as applicable.

(c)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section 2.09 in writing on or prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section 2.09 shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of the amount of such reduction.

Section 2.10.    Repayment of Loans; Evidence of Debt.

(a)    (i) The Term A Borrowers, on a joint and several basis, hereby unconditionally promise to repay the outstanding principal amount of the Initial Term A-1 Loans to the Administrative Agent for the account of each Term Lender holding Term A-1 Loans (A) commencing December 31, 2021, on the last Business Day of each March, June, September and December, and prior to the Initial Term A-1 Loan Maturity Date (each such date being referred to as a “Term A Loan Installment Date”), in each case in an amount equal to 1.25% of the original principal amount of the Initial Term A-1 Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g)) and

(B) subject to Section 2.10(a)(v), on the Initial Term A-1 Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term A-1 Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)    The Term A Borrowers, on a joint and several basis, hereby unconditionally promise to repay the outstanding principal amount of the Initial Term A-2 Loans to the Administrative Agent for the account of each Term Lender holding Term A-2 Loans (A) on each Term A Loan Installment Date, in an amount equal to 1.25% of the original principal amount of the Initial Term A-2 Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g)) and (B) on the Initial Term A-2 Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term A-2 Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii)    The Term B Borrowers, on a joint and several basis, hereby unconditionally promise to repay the outstanding principal amount of the Initial Term B Loans to the Administrative Agent for the account of each Term Lender holding Term B Loans (A) commencing December 31, 2018, on the last Business Day of each March, June, September and December, and prior to the Initial Term B Loan Maturity Date (each such date being referred to as a “Term B Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term B Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g)) and (B) on the Initial Term B Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term B Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iv)    The relevant Borrowers shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Extension Amendment or Refinancing Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or purchases or assignments in accordance with Section 9.05(g)).

(v)    The Borrower Representative may, prior to the Initial Term A-1 Loan Maturity Date then in effect hereunder with respect to the Initial Term A-1 Loans, extend the Initial Term A-1 Loan Maturity Date by one year, subject solely to the following terms and conditions: (a) not later than fifteen days prior to the Initial Term A-1 Loan Maturity Date, the Company shall deliver a written notice indicating its intention to extend the Initial Term A-1 Loan Maturity Date to the Administrative Agent (which shall promptly notify each of the applicable Term Lenders thereof), (b) the Borrowers shall pay to the Administrative Agent, for the ratable account of each Initial Term Lender, an extension fee equal to 0.25% of the principal amount of extended Initial Term A-1 Loans on or before the Initial Term A-1 Loan Maturity Date and (c) no Specified Event of Default shall exist on the Initial Term A-1 Loan Maturity Date.

(b)    Subject to clause (iii) below, (i) the Revolving Borrowers, on a joint and several basis, hereby promise to pay in Dollars (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date, (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto and (C) to the Swingline Lender, the then-unpaid principal amount of each Swingline Loan on the Latest Revolving Credit Maturity Date.

(ii)    On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the relevant Revolving Borrower shall (A) cancel and return outstanding Letters of Credit (or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit) equal to 100% of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank in respect of its LC Exposure) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect, (B) prepay Swingline Loans to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (C) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(iii)    The Borrower Representative may, prior to the Initial Revolving Credit Maturity Date, extend the Initial Revolving Credit Maturity Date by one year, subject solely to the following terms and conditions: (a) not later than fifteen days prior to the Initial Revolving Credit Maturity Date, the Company shall deliver a written notice indicating its intention to extend the Initial Revolving Credit Maturity Date to the Administrative Agent (which shall promptly notify each of the applicable Revolving Lenders thereof), (b) the Company shall pay to the Administrative Agent, for the ratable account of each Initial Revolving Lender, an extension fee equal to 0.25% of the extended Initial Revolving Credit Commitments on or before the Initial Revolving Credit Maturity Date and (c) no Specified Event of Default shall exist on the Initial Revolving Credit Maturity Date.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the relevant Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e)    The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the relevant Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)    Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the relevant Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender (and/or its applicable assign) loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower Representative. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower Representative shall survive the Termination Date.

Section 2.11.    Prepayment of Loans.

(a)    Optional Prepayments.

(i)    Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, any Borrower shall have the right at any time and from time to time to prepay any Borrowing of its Term Loans of any Class in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of Initial Term B Loans only, to Section 2.12(f) and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)    Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, any Borrower shall have the right at any time and from time to time to prepay in Dollars any Borrowing of Revolving Loans of any Class or any Borrowing of Swingline Loans, in whole or in part without premium or penalty (but subject to Section 2.16); provided that (A) after the establishment of any Additional Revolving Credit Commitment, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, Section 2.23 and/or Section 9.02(c), as applicable, and (B) no Borrowing of Revolving Loans may be prepaid unless all Swingline Loans then outstanding, if any, are prepaid concurrently therewith. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii)    The relevant Borrower shall notify the Administrative Agent (and the Swingline Lender, as applicable) in writing of any prepayment under this Section 2.11(a) in the case of any prepayment of (i) an Eurodollar Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (ii) an ABR Borrowing, not later than 11:00 a.m. on the date of prepayment or (iii) a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment delivered by any Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the relevant Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b)    Mandatory Prepayments.

(i)    No later than the fifth Business Day following the receipt of Net Proceeds of Property-Level Subsidiary Refinancing Indebtedness, the Borrowers shall apply an amount equal to the Required Percentage of such Net Proceeds received with respect thereto (the “Subject Refinancing Proceeds”) to prepay the outstanding principal amount of Subject Loans; provided that (A) the Parent, BPR or any of their respective Subsidiaries in their sole discretion may, in lieu of making a prepayment pursuant to this Section 2.11(b)(i), use the Subject Refinancing Proceeds within 180 days following receipt thereof to (I) make Capital Expenditures reasonably expected by the Borrower Representative to be made during such period or (II) make Restricted Payments reasonably expected by the Borrower Representative to be made during such period in order to maintain the REIT status of any Loan Party (provided that to the extent such Capital Expenditures or Restricted Payments, as applicable, are not made within such 180 day period, the Subject Loans shall be repaid with any such remaining excess amount of Subject Refinancing Proceeds at the Required Percentage then required for such prepayment within 5 Business Days after the end of such 180 day period) and (B) notwithstanding anything to the contrary contained in this Section 2.11(b)(i), in the case of Subject Refinancing Proceeds received by any non-Wholly Owned Subsidiary of the Parent or BPR, only that portion of such Subject Refinancing Proceeds that are allocable (based on economic share and not necessarily percentage ownership) to the Parent or BPR shall be subject to prepayment in accordance with this Section 2.11(b)(i).

(ii)    No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, the Borrowers shall apply an amount equal to the Required Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable, received with respect thereto in excess of the thresholds set forth in clause (C) of this clause (ii) (and only such excess amount shall be subject to prepayment) (collectively, the “Subject Disposition Proceeds”) to prepay the outstanding principal amount of Subject Loans; provided that (A) if prior to the date any such prepayment is required to be made, the Borrower Representative notifies the Administrative Agent of its intention to reinvest the Subject Disposition Proceeds in assets used or useful in the business (other than Cash or Cash Equivalents) of the Parent, BPR or any of their respective Subsidiaries, then so long as no Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Disposition Proceeds to the extent (x) the Subject Disposition Proceeds are so reinvested within 180 days following receipt thereof, or (y) the Parent, BPR or any of their respective Subsidiaries has committed to so reinvest the Subject Disposition Proceeds during such 180-day period and the Subject Disposition Proceeds are so reinvested within 180 days after the expiration of such 180-day period; it being understood that if the Subject Disposition Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the Subject Loans with the amount of Subject Disposition Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso), (B) if, at the time that any such prepayment would be required hereunder, the Parent, BPR or any of their respective Subsidiaries is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the Subject Disposition Proceeds (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Disposition Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Disposition Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Disposition Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Disposition Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of notice of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof (without giving effect to this proviso), (C) the obligation to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent (1) the aggregate amount of (x) Net Proceeds resulting from any individual Prepayment Asset Sale, together with any Prepayment Asset Sales which are in connection with the same transaction or related series of transactions and (y) Net Insurance/Condemnation Proceeds, in each case received by the Parent, BPR and/or any of their respective Subsidiaries exceeds $25,000,000 and (2) the aggregate amount of such Net Proceeds described in clause (1)(x) above resulting from Prepayment Asset Sales or such Net Insurance/Condemnation Proceeds described in clause (1)(y) above, as applicable, received by the Parent, BPR or any of their respective Subsidiaries in any Fiscal Year exceeds $150,000,000 and (D) notwithstanding anything to the contrary contained in this Section 2.11(b)(ii), in the case of Net Proceeds or Net Insurance/Condemnation Proceeds received by any non-Wholly Owned Subsidiary (direct or indirect) of the Parent or BPR, only that portion of such proceeds that are allocable (based on economic share and not necessarily percentage ownership) to the Parent or BPR shall be subject to prepayment in accordance with this Section 2.11(b)(ii) and shall be applied towards the thresholds set forth in clause (C) above.

(iii)    In the event that any Borrower receives Net Proceeds from the issuance or incurrence of Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.08(c) or Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c), the Borrowers shall, substantially simultaneously with (and in any event not later than the next succeeding Business Day) the receipt of such Net Proceeds by the relevant Borrower, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Term Loans in accordance with clause (vi) below.

(iv)    The Borrowers shall promptly (and in any event within five Business Days) prepay the Revolving Loans at any time when the aggregate principal amount of all Initial Revolving Loans, all LC Exposure and all Swingline Exposure exceeds the Initial Revolving Credit Commitment in effect at such time, to the full extent of any such excess.

(v)    Notwithstanding anything in this Section 2.11(b) to the contrary:

(A)    the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant Subject Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Borrowers of any such amount would be prohibited under any Requirements of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (BPR hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by Requirements of Law to permit such repatriation); it being understood and agreed that if the repatriation of the relevant affected Subject Proceeds is permitted under Requirements of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Subject Proceeds (for purposes of this paragraph, the “365-Day Period”), the relevant Foreign Subsidiary will promptly repatriate the relevant Subject Proceeds and the repatriated Subject Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (v)),

(B)    the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Subject Proceeds are received in respect of any Joint Venture, in each case, for so long as the distribution to the Borrowers of such Subject Proceeds would be prohibited under the organizational documents governing such Joint Venture; it being understood and agreed that if the relevant prohibition ceases to exist within the 365-day period following the event giving rise to the relevant Subject Proceeds, the relevant Joint Venture will promptly distribute the relevant Subject Proceeds and the distributed Subject Proceeds will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), and

(C)    if the Borrower Representative determines in good faith that the repatriation to the Borrowers as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above that are attributable to any Foreign Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount that the Borrowers shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of the relevant Subject Proceeds from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds (for purposes of this paragraph, the “365-Day Period”), an amount equal to the Relevant Amount (reduced by any relevant Taxes) and, to the extent available and not previously applied to the repayment of the Term Loans pursuant to this clause (C), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above.

(vi)    Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by any Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds shall first be applied to any other Class of Term Loans required to be prepaid hereunder and, then, the remaining amount thereof may be retained by the relevant Borrower. For the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Term Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vii)    Except as otherwise provided in any Refinancing Amendment or any Extension Amendment, and subject to the last sentence of this Section 2.11(b)(vii), each prepayment of Term Loans pursuant to this Section 2.11(b) shall be applied first to the Term A-1 Facility until the Term Loans thereunder are repaid in full, second to the Term A-2 Facility until the Term Loans thereunder are repaid in full, third to the Term B Facility until the Term Loans thereunder are repaid in full and, thereafter, ratably to any other Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness and/or any Replacement Term Loans incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced). With respect to each Class of Term Loans, all prepayments accepted under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the relevant Borrower (or, in the absence of direction from the relevant Borrower, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class. The amount of such mandatory prepayments shall be, subject to the foregoing order, applied first to the then outstanding Term Loans that are ABR Loans and then to the then outstanding Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the relevant Borrower pursuant to Section 2.16.

(viii)    Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Term Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(f), but shall otherwise be without premium or penalty.

Section 2.12.    Fees and Premium.

(a)    The Revolving Borrowers agree to pay to the Administrative Agent, for the account of each Initial Revolving Lender (other than any Defaulting Lender), a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Initial Revolving Credit Commitments on the average daily amount of the unused Initial Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December (commencing December, 2018) for the quarterly period then ended (or, in the case of the payment to be made in December, 2018, for the period from the Closing Date to December 31, 2018), and on the date on which the Initial Revolving Credit Commitment terminates. For purposes of calculating the commitment fee only, the Initial Revolving Credit Commitment of any Initial Revolving Lender shall be deemed to be used to the extent of Initial Revolving Loans of such Class of such Initial Revolving Lender and the LC Exposure of such Initial Revolving Lender attributable to its Initial Revolving Credit Commitment of such Class, and no portion of the Initial Revolving Credit Commitment shall be deemed used as a result of outstanding Swingline Loans.

(b)    Each Revolving Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class, a participation fee with respect to its participations in Letters of Credit issued at the request of such Revolving Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Eurodollar Rate Loans on the daily face amount of such Revolving Lender’s LC Exposure that is attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure that is attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date, computed at a rate equal to the rate agreed by such Issuing Bank and the relevant Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last Business Day of each March, June, September and December and be payable in arrears for the quarterly period then ended on the last Business Day of each March, June, September and December (commencing, if applicable, December, 2018 (it being understood that such payment shall be with respect to the period from the Closing Date to December 31, 2018)); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate. Any fee other than the participation fee and the fronting fee described above that is payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)    [Reserved].

(d)    The Borrowers agree to pay, as and when due and payable under the terms of the Term A Fee Letter, the Term B Fee Letter and each RCF/TLA Joinder Agreement, the fees set forth in the Term A Fee Letter, the Term B Fee Letter and each RCF/TLA Joinder Agreement.

(e)    All fees payable hereunder shall be paid on the dates due in immediately available funds to the Administrative Agent (or to the applicable Issuing Bank, in the case of certain fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Term A Fee Letter, the Term B Fee Letter or any RCF/TLA Joinder Agreement. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f)    In the event that, on or prior to the date that is six months after the Closing Date, any Term B Borrower (A) prepays, repays, refinances, substitutes or replaces any Initial Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the relevant Term B Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Initial Term Lender, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Initial Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term B Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the Closing Date, all or any portion of the Initial Term B Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment in connection with a Repricing Transaction, such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction in Dollars and in immediately available funds.

(g)    Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.    Interest.

(a)    The Term Loans and Revolving Loans (including Swingline Loans) that are ABR Borrowings shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Term Loans and Revolving Loans that are Eurodollar Rate Borrowings shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Term Loan, Revolving Loan, Swingline Loan or any LC Disbursement or any fee payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, Revolving Loan, Swingline Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan, Swingline Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(d)    Accrued interest on each Term Loan, Revolving Loan and Swingline Loan borrowed by any Borrower shall be payable by such Borrower in arrears on each Interest Payment Date for such Term Loan, Revolving Loan or Swingline Loan and (i) on the Maturity Date applicable to such Loan, (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class and (iii) in the case of any Swingline Loan, upon termination of all of the Revolving Credit Commitments, as applicable; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class) or Swingline Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Rate Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(f)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14 have not arisen but the supervisor for the administrator of the Eurodollar Base Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Base Rate will no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor (acting reasonably) to establish an alternate rate of interest to the Eurodollar Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans of the type in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement, so long as the Administrative Agent shall not have received, within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.14.    Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for an Eurodollar Rate Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the Lenders by telephone or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Eurodollar Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests an Eurodollar Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15.    Increased Costs.

(a)    If any Change in Law:

(i)    imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or Issuing Bank;

(ii)    subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes and (C) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement, Eurodollar Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Eurodollar Rate Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Eurodollar Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the relevant Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the relevant Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the relevant Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)    If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the relevant Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the relevant Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower Representative that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the relevant Borrower shall not be required to compensate any Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.    Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Eurodollar Rate Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the relevant Borrower pursuant to Section 2.19, then, in any such event, the relevant Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of any Eurodollar Rate Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the Eurodollar Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the Eurodollar market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower Representative that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17.    Taxes.

(a)    All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by Requirements of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deductions or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law, and if such Tax is an Indemnified Tax and/or Other Tax, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. If at any time any applicable withholding agent is required by any Requirement of Law to make any deduction or withholding from any amount payable under any Loan Document, the relevant Borrower shall promptly notify the relevant Lender and the Administrative Agent upon any Responsible Officer becoming aware of the same.

(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)    The relevant Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted); provided that if the relevant Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the relevant Borrower to obtain a refund of such Taxes (which shall be repaid to the relevant Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the relevant Borrower or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the relevant Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability, which shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the relevant Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such Lender fails to notify the relevant Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)    Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the relevant Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Loan Document shall deliver to the relevant Borrower and the Administrative Agent, at the time or times reasonably requested by the relevant Borrower or the Administrative Agent, such properly completed and executed documentation as the relevant Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the relevant Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the relevant Borrower or the Administrative Agent as will enable the relevant Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    each Lender that is not a Foreign Lender shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    each Foreign Lender shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2)    two executed original copies of IRS Form W-8ECI;

(3)    in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN-E; or

(4)    to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2, Exhibit K-3 or Exhibit K-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 on behalf of each such direct or indirect partner;

(C)    each Foreign Lender shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two executed original copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation as is prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested the Borrower Representative or Administrative Agent as may be necessary for any Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g)    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Borrower pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms for Purposes of Section 2.17. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank and any Swingline Lender and the term “Requirements of Law” includes FATCA.

Section 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)    Unless otherwise specified, the relevant Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the relevant Borrower, except that payments pursuant to Sections 2.05(e)(i), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in

Sections 2.19(b), 2.20 and 9.05(g), (i) each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class and (ii) each payment or prepayment of any Class of Term Loans shall be allocated pro rata among the Term Lenders in accordance with their respective Applicable Percentages of such Class of Term Loans. All payments (including accrued interest) hereunder shall be made in Dollars. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    All proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to payment in full of any Unfunded Advance/Participation (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swingline Lender and the Issuing Banks on a pro rata basis in accordance with the amount of such Unfunded Advance/Participation owed to them on the date of the relevant distribution), third, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from any Borrower that constitute Secured Obligations, fourth, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.17(b), beginning with clause first above and fifth, to, or at the direction of, BPR or as a court of competent jurisdiction may otherwise direct.

(c)    If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, Section 2.23, 9.02(c) and/or 9.05. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against such Borrower with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall, from and after the date of such purchase, have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)    Unless the Administrative Agent has received notice from the relevant Borrower or the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the relevant Borrower will not make such payment, the Administrative Agent may assume that the relevant Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15 or determines that it can no longer make or maintain Eurodollar Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower in respect of the relevant obligations hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15 or determines that it can no longer make or maintain Eurodollar Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender, Required Specified Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such date of termination (provided that, if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the relevant Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class or Swingline Loans (and, if no Revolving Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the relevant Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the relevant Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the relevant Borrower shall pay the fee set forth in Section 2.12(f) to each Lender being replaced as a result of such Repricing Transaction.

Section 2.20.    Illegality. (a) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent:

(i)    any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert ABR Loans to Eurodollar Rate Loans shall be suspended,

(ii)    if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate such Lender’s ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate until such Lender notifies the Administrative Agent and the relevant Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii)    the relevant Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s Eurodollar Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans (in which case the relevant Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment),

(iv)    if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.

(b)    Upon any such prepayment or conversion, the relevant Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c)    Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)    The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Specified Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the relevant Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the relevant Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the relevant Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)    If any Swingline Exposure or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)    the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Revolving Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or the Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)    (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Revolving Lender or the relevant Revolving Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv)    if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Revolving Lender or any Revolving Borrower hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)    So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)    In the event that the Administrative Agent and the Borrower Representative agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders or participations in Revolving Loans of the applicable Class as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from “Defaulting Lender” to “Lender” will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22.    Incremental Credit Extensions.

(a)    At any time after the Closing Date, on one or more occasions, pursuant to an Incremental Facility Agreement, (i) the Term B Borrowers may add one or more new tranches of term facilities under the Term B Facility (each new tranche, a “New Incremental Term B Facility”) and/or increase the principal amount of the Term B Loans of any existing Class by requesting new commitments to provide such Term B Loans (each increase, an “Incremental Term B Increase Facility”, together with any New Incremental Term B Facility, “Incremental Term B Facilities” and any loans made thereunder, “Incremental Term B Loans”) and/or (ii) the Revolving Borrowers may increase the aggregate amount of the Revolving Credit Commitments of any existing Class (each increase, a “Revolving Commitment Increase” (and the loans thereunder, “Incremental Revolving Loans”) and, together with any Incremental Term B Facility, “Incremental Facilities”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i)    unless the Administrative Agent otherwise agrees, no Incremental Commitment may be less than $5,000,000,

(ii)    except as the Borrower Representative and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii)    no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv)    except as otherwise permitted herein (including as provided in clauses (vi) through (x) below), the terms of any Incremental Term B Facility (other than any terms which are applicable only after the Maturity Date of each then-existing Class of Term B Loans) must be substantially consistent with those applicable to any then-existing Class of Term B Loans or otherwise reasonably acceptable to the Administrative Agent,

(v)    in the case of any Revolving Commitment Increase, each of the representations and warranties of the Borrowers contained herein shall be true and correct in all material respects as of the date of such Incremental Facility Agreement,

(vi)    (A) any Incremental Term B Increase Facility shall be on the same terms (including maturity date and interest rates, but excluding upfront fees and original issue discount) applicable to such Class of Term B Loans and (B) the terms of any Revolving Commitment Increase shall be on the same terms (including maturity date and interest rates, but excluding upfront fees and original issue discount) and pursuant to the same documentation (other than the relevant Incremental Facility Agreement) applicable to such Class of Revolving Credit Commitments,

(vii)    the Effective Yield (and the components thereof) applicable to any Incremental Facility may be determined by the relevant Borrower and the lender or lenders providing such Incremental Facility; provided that, in the case of any New Incremental Term B Facility that is pari passu with the Initial Term B Loans in right of payment and with respect to security, the Effective Yield applicable thereto will not be more than 0.50% per annum higher than the Effective Yield in respect of the Initial Term B Loans unless the Effective Yield with respect to the Initial Term B Loans is adjusted to be equal to the Effective Yield applicable to such Indebtedness, minus 0.50% per annum,

(viii)    the final maturity date with respect to any Incremental Term B Loans shall be no earlier than the Latest Term B Loan Maturity Date,

(ix)    the Weighted Average Life to Maturity of any Incremental Term B Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Term B Loans (without giving effect to any prepayments thereof),

(x)    (A) any Incremental Term B Facility shall rank pari passu with or junior to any then-existing Class of Term B Loans, in right of payment and security and (B) no Incremental Term B Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral,

(xi)    any prepayment (other than any scheduled amortization payment) of Incremental Term B Loans that are pari passu in right of payment and security with any then-existing Term B Loans that require ratable prepayment shall be made on a pro rata basis with such existing Term B Loans, except that the relevant Borrower and the lenders providing the relevant Incremental Term B Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment on a less than pro rata basis (but not on a greater than pro rata basis),

(xii)    (A) no Event of Default under Sections 7.01(a), (f) or (g) then exists and (B) except as otherwise agreed by the lenders providing the relevant Incremental Term B Facility, no other Event of Default shall exist immediately prior to or after giving effect to such Incremental Term B Facility, and

(xiii)    on the date of the Borrowing of any Incremental Term B Loans that will be of the same Class as any then-existing Class of Term B Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Term B Loans shall be added to (and constitute a part of, and, at the election of the relevant Borrower, have the same Interest Period as) each Borrowing of outstanding Term B Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Lender providing such Incremental Term B Loans will participate proportionately in each then-outstanding Borrowing of Term B Loans of such Class; it being acknowledged that the application of this clause (a)(xii) may result in new Incremental Term B Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Eurodollar Rate Loans of the relevant Class and which end on the last day of such Interest Period.

(b)    Incremental Facilities may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Revolving Commitment Increase, the Swingline Lender and any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c)    Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower Representative all such documentation (including the relevant Incremental Facility Agreement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)    As conditions precedent to the effectiveness of any Incremental Facility, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such solvency certificates, reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Additional Lender, (1) an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and (2) such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and the relevant Additional Lenders shall be entitled to receive all fees, if any, required to be paid in respect of such Incremental Facility and (v) the Administrative Agent shall be entitled to receive a certificate of each relevant Borrower signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of the relevant Borrower approving or consenting to such Incremental Facility.

(e)    Upon the implementation of any Revolving Commitment Increase pursuant to this Section 2.22 (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Revolving Commitment Increase Lender, and each relevant Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Revolving Commitment Increase Lender) (I) participations hereunder in Letters of Credit and (II) participations hereunder in Swingline Loans shall be held ratably on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Revolving Commitment Increase), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Revolving Commitment Increase) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e);

(f)    On the date of effectiveness of any Revolving Commitment Increase, the maximum amount of LC Exposure and Swingline Loans permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the relevant Issuing Bank, the Swingline Lender and the relevant Borrower.

(g)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Agreement and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22.

(h)    This Section 2.22 shall supersede any provision in Section 2.18 or Section 9.02 to the contrary.

Section 2.23.    Extensions of Loans and Revolving Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by any Borrowers to all Lenders holding Loans of the Borrowers of any Class or Commitments with respect to the Borrowers of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”), so long as the following terms are satisfied:

(i)    except as to (A) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iii), be determined by the relevant Borrowers and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer) and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date, the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Revolving Facility and (3) as provided in clause (z) below) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (z) unless the relevant Lenders elect payments and/or Commitment reductions on a less-than-pro rata basis, any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitment shall be made on a pro rata basis with all other Revolving Facilities;

(ii)    except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower Representative and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer) and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have the same terms (or terms not less favorable to existing Lenders) as the Class of Term Loans subject to the relevant Extension Offer; provided, however, that any representations and warranties, affirmative and negative covenants (including financial covenants) and events of default applicable to such Class of Extended Term Loans that also expressly apply to (and for the benefit of) the Class of Term Loans subject to the Extension Offer and each other Class of Term Loans hereunder may be more favorable to the lenders of the applicable Class of Extended Term Loans than those originally applicable to the Class of Term Loans subject to the Extension Offer;

(iii)    (x) the final Maturity Date of any Class of Extended Term Loans may be no earlier than the then applicable Latest Maturity Date at the time of Extension and (y) no Class of Extended Revolving Credit Commitments or Extended Revolving Loans may have a final Maturity Date earlier than (or require commitment reductions prior to) the Latest Maturity Date applicable to any then-existing Revolving Facility;

(iv)    the Weighted Average Life to Maturity of any Class of Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v)    any Class of Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayment (but, for purposes of clarity, not scheduled amortization payments) in respect of the Term Loans, in each case as specified in the relevant Extension Offer;

(vi)    if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the relevant Borrowers pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii)    unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000 or such lesser amount that represents the entire remaining principal amount of the extended Class;

(viii)    any applicable Minimum Extension Condition must be satisfied or waived by the Borrower Representative;

(ix)    any documentation in respect of any Extension shall be consistent with the foregoing; and

(x)    no Extension of any Revolving Facility shall be effective as to the obligations of the Swingline Lender to make any Swingline Loans or any Issuing Bank with respect to Letters of Credit without the consent of the Swingline Lender or such Issuing Bank (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to the Swingline Lender or such Issuing Bank, as applicable, without giving effect to such Extension).

(b)    (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be automatically adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower Representative may, at its sole election, specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Borrower Representative’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Borrower Representative may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer or otherwise) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

(c)    Subject to any consent required in Section 2.23(a)(x), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d)    In connection with any Extension, the Borrower Representative shall provide the Administrative Agent with at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(e)    Any Extended Term Loan and/or Extended Revolving Credit Commitment shall be established pursuant to an Extension Amendment, which shall be consistent with the provisions set forth in this Section 2.23. As conditions precedent to the effectiveness of any Extension Amendment, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent and the relevant Lenders shall be entitled to receive all fees required to be paid in respect of such Extension Amendment, if any, and (iii) the Administrative Agent shall be entitled to receive a certificate of the relevant Borrowers signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of the relevant Borrowers approving or consenting to such Extension Amendment (and the Extended Term Loans and/or Extended Revolving Credit Commitments borrowed or implemented thereunder).

Article 3         REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.02 or 4.03, as applicable, the Parent (solely with respect to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.07, 3.13, 3.16 and 3.17) and BPR hereby represent and warrant to the Lenders that:

Section 3.01.    Organization; Power; Qualification. The Parent, BPR and each of their respective Subsidiaries is a corporation, limited liability company, partnership or other legal entity (i) duly organized or formed and validly existing under the jurisdiction of its incorporation or formation, except (A) as a result of a transaction permitted by Section 6.04 or (B) where the failure of such Person (other than the Loan Parties) to be so organized or validly existing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own or lease its respective properties and to carry on its respective business as now being conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is qualified and is in good standing (to the extent such concept exists in the relevant jurisdiction) in its jurisdiction of organization and in each jurisdiction where necessary to carry out its business and operations, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 3.02.    Ownership Structure. As of the Closing Date, Schedule 3.02 correctly sets forth in all material respects the ownership interest of the Parent, BPR and each of their respective Subsidiaries and Joint Ventures after giving effect to the consummation of the Transactions to occur on the Merger Closing Date.

Section 3.03.    Authorization of Loan Documents and Borrowings; Enforceability of Loan Documents. Each Borrower has the organizational power, and has taken all necessary corporate or other organizational action to authorize it, to borrow any Loans and obtain other extensions of credit hereunder, as applicable. Each Loan Party has the organizational power, and has taken all necessary corporate or other organizational action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. Each of the Loan Documents has been duly executed and delivered by each Loan Party party thereto and is a legal valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms, except as the same may be limited by the Legal Reservations.

Section 3.04.    Compliance of Loan Documents with Laws. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (and, in the case of the Borrowers, the borrowings and other extensions of credit hereunder) do not (i) violate in any material respect any Requirements of Law (including all Environmental Laws) relating to such Loan Party, or order, judgment or decree of any court binding upon such Loan Party, (ii) conflict with, result in a breach of, or constitute a default under, the organizational documents of such Loan Party or (iii) conflict in any material respect with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Material Contract of such Loan Party, except, in the case of clauses (i) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.05.    Compliance with Law; Governmental Approvals. Each of the Parent, BPR and their respective Subsidiaries are in compliance with each Governmental Approval and all other Requirements of Law relating to them, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06.    No Material Adverse Effect. Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07.    OFAC; USA PATRIOT Act and Other Specified Laws.

(a)    None of the Parent, BPR nor any of their respective Subsidiaries is (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and available at www.treasury.gov/about/organizational-structure/offices/Pages/Office-of-Foreign-Assets-Control.aspx or any other Sanctions list, or as otherwise published by OFAC or such other Sanctions list from time to time, (ii) a Person citizen or resident in, or organized under the laws of, a country or territory, in each case that is subject to or the target of comprehensive Sanctions, which countries or territories currently consist of Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine or (iii) a Person otherwise the target of Sanctions (any such Person identified in this clause (a) being a “Sanctioned Person”).

(b)    Except as would not reasonably be expected to have a Material Adverse Effect, the Parent, BPR and their respective Subsidiaries and, to the knowledge of the Parent, BPR and their respective Subsidiaries, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.

(c)    No part of the proceeds of any Loan or Letter of Credit will be used by any Borrower or its subsidiaries, directly or, to the knowledge of the Borrower Representative, indirectly, for any purpose in violation of Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loans nor the use of the proceeds thereof will, to the knowledge of the Borrower Representative, violate the USA PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.

(d)    Except as would not reasonably be expected to have a Material Adverse Effect, the Parent, BPR and their respective Subsidiaries are in compliance with the USA PATRIOT Act.

Section 3.08.    ERISA.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Code and other Requirements of Law and (ii) each Qualified Plan has received a favorable determination letter or is entitled to rely on an opinion letter from the IRS or an application for such a letter has been submitted to the IRS with respect thereto and nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(b)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred or is expected to occur and (ii) there are no pending or, to the knowledge of any Loan Party, threatened in writing claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement, other than routine claims for benefits in the ordinary course of business.

Section 3.09.    Environmental Approvals and Laws.

(a)    Each of BPR and its Subsidiaries (i) is in compliance with all Environmental Laws applicable to its business, operations and the BPR Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws and each such Governmental Approval is in full force and effect and (iii) is in compliance with all terms and conditions of such Governmental Approvals, except, with respect to each of the immediately preceding clauses (i) through (iii), as would not reasonably be expected to have a Material Adverse Effect.

(b)    Except for any of the following matters that would not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received written notice of, any past, present, or threatened in writing releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to BPR or any of its Subsidiaries, their respective businesses, operations or with respect to the BPR Properties, may (i) cause or contribute to a violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other common-law or legal claim or other liability or (iii) cause any of the BPR Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii), is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law.

(c)    As of the Closing Date, none of the BPR Properties is listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law of sites requiring or undergoing investigation or remediation in respect of a liability under Environmental Laws, except as would not reasonably be expected to result in a Material Adverse Effect.

(d)    To the Parent’s knowledge, no Hazardous Materials generated at or transported from the BPR Properties are or have been transported to, or disposed of at, any location that is listed on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.    Litigation. Except as set forth on Schedule 3.10, there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower Representative, are there any actions, suits or proceedings threatened in writing) against the Parent, BPR or any of their respective Subsidiaries or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.11.    Title to Properties. As of the Closing Date, BPR and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its real and personal properties necessary for, or used in the ordinary course of, its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12.    Taxes. All federal income and other material tax returns of BPR and its Subsidiaries required by Requirements of Law to be filed have been duly filed (taking into account any extension of the due date thereof) and all Taxes of BPR and its Subsidiaries which are due and payable have been paid, except (a) for any such tax, assessment, charge or levy which is being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books of such Person in accordance with GAAP or (b) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13.    Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.14.    Disclosure.

(a)    As of the Closing Date, and with respect to information relating to BPR and its Subsidiaries, to the knowledge of the Parent, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning the Parent, BPR and their respective Subsidiaries that was included in the Information Memorandum or otherwise prepared by or on behalf of the Parent, BPR and their respective Subsidiaries or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date).

(b)    As of the Closing Date, the Projections have been prepared in good faith based upon assumptions believed by the Parent to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(c)    As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all material respects.

Section 3.15.    Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions to occur on the Merger Closing Date and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the

Transactions, (i) the sum of the debt (including contingent liabilities) of the Parent and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Parent and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of the Parent and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Parent and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Parent and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent or its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Parent and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this Section 3.15, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.16.    Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.02, the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.17.    Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.18.    Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, the insurance coverage required by Section 5.05 has been obtained and is in effect.

Section 3.19.    REIT Status. BPR (i) qualifies as, and has elected to be treated as, a REIT and its proposed method of operation is in compliance with all requirements and conditions imposed under the Code necessary to maintain its status as a REIT, (ii) has not revoked its election to be taxed as a REIT and such election has not been terminated and (iii) has not engaged in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the Code, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Article 4         CONDITIONS

Section 4.01.    Effective Date. This Agreement shall become effective on the date on which the Administrative Agent (or its counsel) shall have received from the Parent a counterpart of this Agreement signed by the Parent (which may include a copy transmitted by an electronic method).

Section 4.02.    Closing Date. The obligations of (i) each Lender to make Loans and (ii) each Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by an electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) any Intellectual Property Security Agreement, (D) the Loan Guaranty and (E) any Promissory Note requested by a Lender at least five Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)    Legal Opinion. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special New York counsel to the Loan Parties, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c)    Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received (i) the audited balance sheets and related statements of operations, comprehensive income, equity and cash flows for BPR and its consolidated subsidiaries as of and for the Fiscal Years ended on December 31, 2015, December 31, 2016 and December 31, 2017, (ii) the unaudited balance sheet and related unaudited statements of comprehensive income, equity and cash flows for BPR and its consolidated subsidiaries for each Fiscal Quarter ended after June 30, 2018 and (iii) a pro forma consolidated balance sheet of BPR and its consolidated subsidiaries as of the last day of the four Fiscal Quarter period with respect to which the most recent financial statements were delivered pursuant to clauses (i), and if applicable, (ii) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date; provided that (A) each such pro forma financial statement shall be prepared in good faith by BPR and (B) no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(d)    Secretary’s Certificate and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e)    Representations and Warranties. The (i) Specified Merger Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(f)    Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Parent on the Closing Date pursuant to the Term A Fee Letter, the Term B Fee Letter and each RCF/TLA Joinder Agreement and (ii) all expenses required to be paid by the Parent (including the reasonable fees and expenses of legal counsel that are payable under the “commitment letter” relating to the Credit Facilities) for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Parent may agree, in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g)    Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the debt and commitments under the Existing Revolving Credit Agreement will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated (or irrevocable notice for the repayment or redemption thereof will be given), and all guarantees and security interests related thereto will be terminated and/or released, as applicable (the “Refinancing”).

(h)    Equity Contribution. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Equity Contribution shall have been consummated.

(i)    Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit L from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Parent dated as of the Closing Date and certifying as to the matters set forth therein.

(j)    Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(k)    Filings, Registrations and Recordings. Subject to the last paragraph of this Section 4.02, each document (including any UCC financing statement) required by any Collateral Document or under any Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(l)    Merger. Substantially concurrently with the initial funding of the Loans hereunder, the Charter Closing Date (as defined in the Merger Agreement) shall have occurred in accordance with the terms of the Merger Agreement, but without giving effect to any amendment, waiver or consent by the Parent that is materially adverse to the interests of the Arrangers or the Initial Lenders in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(m)    Closing Date Material Adverse Effect. Since the date of the Acquisition Agreement, there shall not have occurred a Closing Date Material Adverse Effect.

(n)    USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o)    Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative certifying satisfaction of the conditions precedent set forth in Sections 4.02(e) and (m).

(p)    Beneficial Ownership Certification. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

For purposes of determining whether the conditions specified in this Section 4.02 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than (a) execution and delivery of the Security Agreement by each Loan Party or (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC), in each case after the Borrower Representative’s use of commercially reasonably efforts to do so without undue burden or expense, then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date.

Section 4.03.    Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender, Swingline Lender or Issuing Bank to make any Credit Extension is subject to the satisfaction of the following conditions:

(a)    (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b) or (iii) in the case of any Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)    At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default has occurred and is continuing.

(d)    After the Covenant Relief Period Termination Date, as an additional condition to the making of any Credit Extension, at the time of and immediately after giving effect to any such Credit Extension, the Total Net Indebtedness to Value Ratio shall not exceed 0.80 to 1.00.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the relevant Revolving Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.03; provided that the conditions set forth in this Section 4.03 shall not apply to any Credit Extension under any Refinancing Amendment and/or Extension Amendment unless in each case the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.

Article 5         AFFIRMATIVE COVENANTS

From the Merger Closing Date until the date on which all Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), the Parent (solely with respect to Sections 5.02, 5.03, 5.09 and 5.13) and the other Loan Parties hereby covenant and agree with the Lenders that:

Section 5.01.    Financial Statements and Other Reports. The Borrower Representative will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a)    Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2018, the unaudited consolidated balance sheet of BPR and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of BPR and its Subsidiaries for such Fiscal Quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous Fiscal Year, all of which shall be certified by a Responsible Officer of BPR to present fairly, in accordance with GAAP, in all material respects, the consolidated financial position of BPR and its Subsidiaries as at the date thereof and the results of operations for such period (subject to the absence of footnotes and normal year-end adjustments);

(b)    Annual Financial Statements. As soon as available and in any event within 120 days after the end of each Fiscal Year of BPR ending after the Closing Date, the audited consolidated balance sheet of BPR and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of BPR and its Subsidiaries for such Fiscal Year, and, commencing after the completion of the first full Fiscal Year ended after the Closing Date, setting forth in comparative form the figures as at the end of and for the previous Fiscal Year, all of which shall be (a) certified by a Responsible Officer of BPR to present fairly, in accordance with GAAP and in all material respects, the financial position of BPR and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by an opinion of a nationally-recognized independent accounting firm (which opinion and/or the accompanying financial statements shall be unqualified as to “going concern” (other than a “going concern” qualification resulting from the maturity of any Indebtedness within the four Fiscal Quarter period following the relevant audit opinion or the breach, or anticipated breach, of any financial covenant) and scope of audit);

(c)    Compliance Certificate. At the time the financial statements are furnished pursuant to clause (a) and (b) above, a Compliance Certificate executed on behalf of the Borrower Representative by a Responsible Officer of the Borrower Representative (a) setting forth in reasonable detail as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, the calculations required to establish whether BPR was in compliance with the covenants contained in Section 6.11, (b) setting forth in reasonable detail as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, a calculation of Cumulative Net Income and (c) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by BPR with respect to such event, condition or failure;

(d)    Notice of Default or Material Adverse Effect. Promptly upon any Responsible Officer of the Borrower Representative obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed notice specifying the nature and period of existence of such condition, event or change and what action the Borrower Representative has taken, is taking and proposes to take with respect thereto; and

(e)    Beneficial Ownership Information. Promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent for purposes of compliance with the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on earliest of (i) the date on which the Borrower Representative (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01(a)(i); (ii) the date on which such documents are delivered by the Borrower Representative to the Administrative Agent for posting on behalf of the Borrower Representative on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) the date on which such documents are emailed to the Administrative Agent; or (iv) in respect of information filed by BPR with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, the date on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Section 5.02.    Existence. Except as otherwise permitted under Section 6.04 or Section 6.10, each Loan Party shall, and shall cause each of its Material Subsidiaries to, (a) preserve and maintain (i) its respective existence and (ii) all rights and franchises, licenses and permits material to its business in the jurisdiction of its incorporation or formation, (b) remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, in each case of clauses (a) and (b), except (x) other than with respect to the preservation of the existence of any Borrower, to the extent such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or (y) as would not reasonably be expected to have a Material Adverse Effect.

Section 5.03.    Compliance with Requirements of Law. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law (including, without limitation, Anti-Corruption Laws and Sanctions), including the obtaining of all Governmental Approvals, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.    Maintenance of Property. Except (x) as otherwise permitted under Section 6.04 and (y) as would not reasonably be expected to have a Material Adverse Effect, BPR shall, and shall cause each of its Material Subsidiaries to (i) protect and preserve all of its respective material properties and maintain in good repair, working order and condition all such material properties as determined in the Borrower Representative’s reasonable business judgment, ordinary wear and tear and casualty and condemnation excepted and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals and replacements to such properties as determined in the Borrower Representative’s reasonable business judgment.

Section 5.05.    Insurance. Each Loan Party shall maintain, or cause to be maintained, insurance (in the case of property insurance, on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts (giving effect to self-insurance) and on such terms and conditions as is customarily maintained by Persons engaged in similar businesses or as may be required by Requirements of Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 5.06.    Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to (other than with respect to obligations that upon becoming a Lien would constitute a Customary Permitted Encumbrance under clause (a) or (b) of the definition thereof) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case, (a) prior to such obligation becoming secured by a Lien upon any of its properties or assets, or (b) within 30 days from the date such obligations first become overdue, in each case under this Section 5.06, except (i) any such Tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books of such Person in accordance with GAAP and/or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07.    Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made to enable the preparation of financial statement entries in conformity in all material respects with GAAP.

Section 5.08.    Inspections. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit authorized representatives designated by the Administrative Agent to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of BPR or such Subsidiary, as applicable, and, upon request of the Administrative Agent in accordance with this Section 5.08, shall instruct its accountants to discuss the financial affairs of BPR or any of its Subsidiaries with such Person), all at such reasonable times during business hours and as often as may reasonably be requested and, so long as no Event of Default exists, with reasonable prior written notice; provided that (a) no Loan Party shall be required to pay the expense of any such visit, except to the extent such visit is made by the Administrative Agent during the occurrence and continuance of an Event of Default and (b) unless an Event of Default exists, only one such visit and inspection shall be permitted during any Fiscal Year.

Section 5.09.    Use of Proceeds.

(a)    The Revolving Borrowers may use the proceeds of the Revolving Loans (i) on the Closing Date (A) to fund any original issue discount (or upfront fees), (B) to pay Transaction Costs, (C) in an aggregate principal amount not to exceed $350,000,000 to fund a portion of the Transactions and for working capital purposes and other general corporate purposes and (D) at the election of the Borrowers, to fund all or a portion of a prepayment of the Indebtedness and other obligations under the Term Loan Agreement in an aggregate principal amount equal to the relevant release price in connection with the release of Liens under the Term Loan Agreement on the property owned by Columbiana Centre, LLC (the “Columbiana Prepayment”) and (ii) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Loan Parties, their Subsidiaries and their respective Joint Ventures (including for non-hostile acquisitions and other Investments, Restricted Payments and payments of any Indebtedness) and for any other purpose not prohibited by the terms hereof.

(b)    The Revolving Borrowers may use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Loan Parties, their Subsidiaries and their respective Joint Ventures (including for non-hostile acquisitions and other Investments, Restricted Payments and payments of any Indebtedness) and for any other purpose not prohibited by the terms hereof.

(c)    The Term A Borrowers may use the proceeds of the Initial Term A-1 Loans and the Initial Term A-2 Loans solely (a) to fund a portion of the Transactions, (b) to fund a portion of the Refinancing, (c) to pay Transaction Costs and (d) at the election of the Borrowers, to fund all or a portion of the Columbiana Prepayment.

(d)    The Term B Borrowers may use the proceeds of the Initial Term B Loans solely (a) to fund a portion of the Transactions, (b) to fund a portion of the Refinancing, (c) to pay Transaction Costs and (d) at the election of the Borrowers, to fund all or a portion of the Columbiana Prepayment.

(e)    It is understood and agreed that Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letter of credit, bank guarantee and/or any surety, customs, performance or similar bond of BPR, its Subsidiaries and their respective Joint Ventures or any of their Affiliates and/or to replace cash collateral posted by any of such Person and (ii) after the Closing Date, for general corporate purposes of BPR, its Subsidiaries and their respective Joint Ventures and any other purpose not prohibited by the terms of the Loan Documents.

Section 5.10.    Environmental Matters. BPR shall, and shall cause each of its Subsidiaries to, and BPR shall use, and shall cause each of its Subsidiaries to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the BPR Properties to, comply with all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect. BPR shall, and shall cause each of its Subsidiaries to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the BPR Properties to comply with all Environmental Laws and or relevant governmental orders, including actions to remove and dispose of all Hazardous Materials and to clean up the BPR Properties as required under Environmental Laws or any applicable governmental orders, in each case to the extent the failure to take such actions or make such payment, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. BPR shall, and shall cause each of its Subsidiaries to, promptly take all actions necessary to prevent the imposition of, or remove (or contest) any Liens on any of their respective properties arising out of or related to any Environmental Laws, in each case to the extent the failure to take such actions, or remove or contest such Liens, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Nothing in this Section 5.10 shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 5.11.    REIT Status. BPR and each of its Material REIT Subsidiaries shall (a) maintain its status as a REIT under the Code, (b) not revoke its election to be taxed as a REIT or cause or allow such election to be terminated and (c) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the Code that could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any Material REIT Subsidiary from engaging in any transaction permitted under Section 6.04 or otherwise failing to maintain its election to be taxed as a REIT, in each case, so long as such action does not result in a material adverse tax impact that is not reasonably compensated or offset by other material benefits to BPR or its Subsidiaries from such action.

Section 5.12.    Covenant to Guarantee Obligations and Provide Security.

(a)    In the event that, after the Closing Date, any Subsidiary of the Parent or BPR (i) Guarantees any unsecured Indebtedness for money borrowed, or any other Indebtedness that is subject to an Acceptable Intercreditor Agreement, in each case incurred by a Specified Guarantor or (ii) owns, directly or indirectly, any Equity Interest issued by any Specified Subsidiary, such Subsidiary shall, on or before the date that is 60 days after the date of such Guarantee of Indebtedness or ownership of Equity Interests, respectively, or such longer period as the Administrative Agent may reasonably agree, (A) comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Additional Guarantor, addressed to the Administrative Agent, the Lenders, the Swingline Lender and each Issuing Bank; provided that notwithstanding the foregoing, no Subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).

(b)    (i) Substantially contemporaneously with the designation of any Subsidiary as a Discretionary Guarantor or (ii) within 60 days (or such longer period as the Administrative Agent may reasonably agree) after any Subsidiary of the Parent or BPR becomes a Guarantor of any Indebtedness under the Term Loan Agreement (any such Guarantor, a “Term Loan Guarantor”) and such Subsidiary is not at such time a Loan Guarantor under the Loan Documents, as applicable, the Parent or BPR shall (A) cause such Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause such Discretionary Guarantor or Term Loan Guarantor, as applicable, to deliver to the Administrative Agent a signed copy of a customary legal opinion of counsel for such Discretionary Guarantor or Term Loan Guarantor, as applicable, addressed to the Administrative Agent, the Lenders, the Swingline Lender and each Issuing Bank; provided that notwithstanding the foregoing, no Subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(b).

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)    the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Subsidiary (in connection with assets acquired or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii)    any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents,

(iii)    (A) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts, commodities accounts and/or Equity Interests and (B) no blocked account agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account,

(iv)    no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(v)    in no event will the Collateral include any Excluded Asset,

(vi)    no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title or for which a VIN, serial or similar number may be listed in a UCC financing statement, (B) letter-of-credit rights, (C) the Equity Interests of any Immaterial Subsidiary and/or (D) the Equity Interests of any Person that is not a Subsidiary, which Person, if a Subsidiary, would constitute an Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 financing statement,

(vii)    no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision,

(viii)    no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental or third-party consent, approval, license or authorization that has not been obtained (it being acknowledged and agreed that the consent of certain supervisory boards, works councils or other external bodies or persons may be required in order to permit a Loan Party to perfect a security interest in certain Collateral) except to the extent such requirement would be rendered ineffective under the UCC or any other Requirements of Law notwithstanding such requirement, (B) be prohibited under any Requirements of Law and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower Representative, including for purposes of Code Section 956,

(ix)    any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document,

(x)    the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower Representative and the Administrative Agent,

(xi)    no Loan Party will be required to take any action at its expense (other than providing or withholding, as the case may be, its consent under Section 9.05(b)) when any Lender assigns, transfers or sub-participates any participation in any Obligation after the Closing Date,

(xii)    information, such as lists of assets, will only be provided if and to the extent the same are required by Requirements of Law in order to perfect or register the relevant security and, if so required, will be delivered not more frequently than annually unless more frequent delivery is required by Requirements of Law to ensure the perfection or registration of the relevant security,

(xiii)    notifications of receivables security to debtors of security over goods held by third parties or of security over intellectual property (other than the filing of Intellectual Property Security Agreements with the US Patent and Trademark Office and/or the US Copyright Office) will not be required to be provided,

(xiv)    subject to the provisions of the Collateral Documents, each Loan Party shall be free to deal with any asset in which it grants a Lien (and the proceeds thereof) in the ordinary course of its business or otherwise,

(xv)    no grant by any Loan Party of a Lien in any intellectual property will or will be deemed to constitute a present assignment of such intellectual property,

(xvi)    the Collateral Documents will only operate to create Liens and will not impose new commercial obligations; it being understood and agreed that no Collateral Document will contain any additional representation, undertaking or other term unless the same are strictly required for the creation, perfection or enforcement of a security interest in the asset or assets subject thereto,

(xvii)    it is acknowledged that, in certain jurisdictions, it may be either impossible or impractical to grant or perfect a Lien in certain categories of assets, in which case the relevant Loan Party shall not be required to grant a security interest therein,

(xviii)    no (A) Foreign Subsidiary, (B) Disregarded Domestic Subsidiary (C) Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or Disregarded Domestic Subsidiary, (D) REIT Subsidiary (including for this purpose any Subsidiary of the Parent or BPR that is a REIT) other than BPR and/or (E) direct or indirect Subsidiary of a Subsidiary described in clause (D) shall be required to provide a Loan Guaranty and/or become a Loan Guarantor or Additional Guarantor and

(xix)    no action outside of the US shall be required in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the US, and no non-US law security agreement, non-US law pledge agreement or non-US filing, search or schedule shall be required with respect to the assets of any Loan Party.

(d)    Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no more than the 65.0% of the voting Equity Interests of a Foreign Subsidiary or Disregarded Domestic Subsidiary that is in each case a direct Subsidiary of a Loan Party or any of the voting or non-voting Equity Interests of a direct or indirect Subsidiary of such Foreign Subsidiary or such Disregarded Domestic Subsidiary shall be pledged or similarly hypothecated to guarantee or support any obligation of any Borrower, (ii) no Foreign Subsidiary, Disregarded Domestic Subsidiary, direct or indirect Subsidiary of a Foreign Subsidiary or Disregarded Domestic Subsidiary, REIT Subsidiary (including for this purpose any Subsidiary of the Parent or BPR that is a REIT) other than BPR and/or any direct or indirect Subsidiary of such REIT Subsidiary shall guarantee any Secured Obligation of the Borrowers and (iii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary, any Disregarded Domestic Subsidiary, any direct or indirect Subsidiary of Foreign Subsidiary or Disregarded Domestic Subsidiary, any REIT Subsidiary (including for this purpose any Subsidiary of the Parent or BPR that is a REIT) other than BPR and/or any direct or indirect Subsidiary of such REIT Subsidiary which security or similar interest guarantees or supports any obligation of the Borrowers. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this paragraph shall be void ab initio.

Section 5.13.    Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)    each Loan Party will execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements and/or amendments thereto and other documents), that may be required under any Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)    each Loan Party will (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

Section 5.14.    Public/Private Information. The Borrowers shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrowers. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrowers to the Administrative Agent (for further deliver to the Lenders) (collectively, “Information Materials”) pursuant to this Article 5. Such Information Materials shall be deemed to be Private Information unless such Information Materials are marked “Public Information”.

Article 6        NEGATIVE COVENANTS

From the Merger Closing Date and until the Termination Date, the Parent (solely with respect to Sections 6.03, 6.04, 6.06, 6.08, 6.10 and 6.12) and the other Loan Parties covenant and agree with the Lenders that:

Section 6.01.    Investments. BPR shall not, and shall not permit any of its Subsidiaries to, make any Investment, except that such Persons may make any Investment subject, in the case of the types of Investments described in the table below, to the limitations set forth in such table:

Investment	Limitations
Wholly Owned Raw Land	No Wholly Owned Raw Land shall be acquired if the Value represented by such Investment, together with all Wholly Owned Raw Land then owned by BPR and its Subsidiaries, exceeds 5.0% of Value (including such Wholly Owned Raw Land).

Individual BPR Properties	No individual BPR Property or Equity Interests in a Person owning an individual BPR Property shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Value represented by such Investment exceeds 25.0% of Value (including such BPR Property).

Equity Interests of Joint Ventures in which neither BPR nor any Wholly Owned Subsidiary of BPR is a general partner, co-managing member or managing member	All such Equity Interests owned as of the Closing Date and set forth on Schedule 6.01 shall be permitted. No such Equity Interests shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Value of such Investment, together with all other such Equity Interests then owned by BPR and its Subsidiaries that is acquired after the Closing Date exceeds 10.0% of Value (including such Equity Interests).

Real Property Under Construction	The Value of all Real Property Under Construction shall not, at any given time, exceed 15.0% of Value (including such Real Property Under Construction).

First lien priority Mortgage Loans and real estate mezzanine loans and other similar subordinated debt financing instruments acquired or originated by the Borrowers and their respective Subsidiaries	The Value of all such Mortgage Loans and real estate mezzanine loans and other similar subordinated debt financing instruments shall not exceed 5.0% of Value.

For the avoidance of doubt, notwithstanding anything herein to the contrary, the foregoing shall not (a) proscribe any Investment reasonably required in the minimum amount necessary for BPR and each of its REIT Subsidiaries to maintain its qualification as a REIT or (b) be deemed to permit any Investment in connection with a Delaware LLC Division unless such Delaware LLC Division is permitted by Section 6.04.

Section 6.02.    Restricted Payments. The Loan Parties (other than the Parent) shall not, directly or indirectly, make or pay any Restricted Payment, except that:

(a)    so long as no Specified Event of Default is continuing at the time of declaration thereof, the Loan Parties may make Restricted Payments (including in respect of the BPR OP Specified Equity Interests) in an amount not to exceed Cumulative Net Income, plus any realized gain resulting from sales of assets by the Loan Parties or any of their respective Subsidiaries, less the aggregate amount of Restricted Payments made in reliance on this Section 6.02(a) prior to the date thereof (this clause (a), the “CNI Restricted Payments Basket”);

(b)    the Loan Parties shall be permitted at all times to make Restricted Payments (i) necessary to pay required dividends to BPR’s and any REIT Subsidiary’s “accommodation” preferred shareholders and (ii) as are otherwise required in order to enable BPR or any REIT Subsidiary to remain in compliance with the applicable rules for qualification as a REIT under the Code and to avoid the imposition of any entity level taxes; provided that, for the avoidance of doubt, the Parent shall be permitted to distribute any amounts it receives pursuant to this Section 6.02(b) to its direct or indirect members;

(c)    a Loan Party may make any Restricted Payment to any other Loan Party (other than the Parent), including, for the avoidance of doubt, to the extent necessary for any Loan Party and any Subsidiary of a Loan Party to pay its Taxes and/or to enable BPR to make Restricted Payments permitted hereby;

(d)    a Loan Party may make Restricted Payments to the extent necessary to permit either of the HoldCos:

(i)    to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses, audit and other accounting and reporting expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of such HoldCo) and franchise Taxes and similar fees and expenses required to maintain the organizational existence of such HoldCo, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of such HoldCo, and

(ii)    to pay any amounts required to be paid by the Parent under the Loan Documents.

(e)    the Loan Parties may make Restricted Payments to (or make Restricted Payments to allow either of the HoldCos to) repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of such HoldCo or any Subsidiary thereof held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of the Loan Parties or any of their Subsidiaries with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of such HoldCo or any Subsidiary thereof held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of the Loan Parties or any of their Subsidiaries);

(f)    the Loan Parties may make Restricted Payments (A) to either BPR or the HoldCos to enable BPR or such HoldCo to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of BPR or such HoldCo and (B) consisting of (1) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of the Loan Parties, any of their Subsidiaries or either of the HoldCos or any of their respective Immediate Family Members and/or (2) repurchases of Equity Interests in consideration of the payments described in sub-clause (1) above, including demand repurchases in connection with the exercise of stock options;

(g)    the Loan Parties may make Restricted Payments the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions and (ii) on and after the Closing Date, to satisfy any payment obligations owing under the Merger Agreement as in effect on the Closing Date; and

(h)    the Loan Parties may make Restricted Payments in an amount equal to the aggregate amount of any capital contribution, the aggregate proceeds of any issuance of Qualified Equity Interests (other than any amount constituting an EBITDA Cure Amount or an Indebtedness Cure Amount) or the aggregate proceeds of any Subordinated Parent Indebtedness, in each case received by BPR or any of its Subsidiaries following the Closing Date.

Section 6.03.    Negative Pledge. The Loan Parties shall not create or suffer to exist any Lien on any assets of the Loan Parties that do not constitute Collateral, except for Customary Permitted Encumbrances.

Section 6.04.    Mergers, Consolidation; Dispositions. No Loan Party shall, nor shall it permit its Subsidiaries to, (I) enter into any transaction of merger or consolidation, (II) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) or (III) make any Disposition with a Fair Market Value in excess of $25,000,000 in any transaction or series of related transactions (including, in the case of each of the foregoing clauses, pursuant to a Delaware LLC Division); provided that:

(a)    any Loan Party (other than BPR, any Borrower or any Specified Subsidiary) or any Subsidiary of a Loan Party may liquidate, windup, effect a Delaware LLC Division or dissolve to the extent that such liquidation, winding up or dissolution is deemed to be in the best interest of BPR and its Subsidiaries, in each case, as reasonably determined by the Borrower Representative, and is not materially adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders;

(b)    any Loan Party or Subsidiary of a Loan Party may merge, consolidate, liquidate, windup, effect a Delaware LLC Division or dissolve with another Loan Party or any other Person (including any Subsidiary) constituting, or in order to effect, an Investment permitted under Section 6.01, so long as:

(i)    in a transaction involving any Specified Subsidiary, such Specified Subsidiary is the survivor (provided that this clause (i) shall not be deemed to permit any Specified Subsidiary to effect a Delaware LLC Division),

(ii)    in a transaction involving a Loan Party (other than BPR, any Borrower or any Specified Subsidiary), such Loan Party is the survivor (or in the case of a Delaware LLC Division, each survivor is a Loan Party), or, if the survivor is not a Loan Party (or in the case of a Delaware LLC Division, any survivor is not a Loan Party), each such survivor shall expressly assume the obligations of such Loan Party or become a Loan Party under the Loan Documents,

(iii)    in a transaction involving BPR, BPR is the survivor, or if BPR is not the survivor, (A) the survivor shall expressly assume the obligations of BPR under the Loan Documents in a manner reasonable satisfactory to the Administrative Agent, (B) no Event of Default shall occur after giving effect to such transaction and (C) the Loan Parties shall be in Pro Forma Compliance with the financial covenants set forth in Section 6.11 (after giving effect to such transaction) as of the end of the Fiscal Quarter most recently ended for which financial statements (and the related Compliance Certificate) have been delivered pursuant to Section 5.01(a) or (b), as applicable, and shall provide a certificate of a Responsible Officer to such effect, and

(iv)    in a transaction involving a non-Wholly Owned Subsidiary of any Specified Subsidiary, such non-Wholly Owned Subsidiary is the survivor (or in the case of a Delaware LLC Division, each such non-Wholly Owned Subsidiary is a survivor), or if such non-Wholly Owned Subsidiary is not the survivor (or in the case of a Delaware LLC Division, any such non-Wholly Owned Subsidiary is not a survivor), such transaction constitutes an Investment permitted under Section 6.01;

(c)    any Loan Party or any Subsidiary of a Loan Party may merge, consolidate, liquidate, windup, effect a Delaware LLC Division or dissolve in connection with a Disposition otherwise permitted hereunder;

(d)    any Loan Party or any Subsidiary of a Loan Party may effect any Disposition (not otherwise permitted by this Section 6.04, other than any Delaware LLC Division with respect to any Borrower or any Specified Subsidiary, as applicable) so long as after giving effect to such Disposition, BPR shall be in Pro Forma Compliance with the financial covenants set forth in Section 6.11 (after giving effect to such transaction) as of the end of the Fiscal Quarter most recently ended for which financial statements (and the related Compliance Certificate) have been delivered pursuant to Section 5.01(a) or (b), as applicable;

(e)    any Loan Party or any Subsidiary of a Loan Party may effect Dispositions to any other Person of Equity Interests of any REIT Subsidiary constituting preferred equity with a base liquidation preference of no more than $180,000 in the aggregate for any such REIT Subsidiary;

(f)    to the extent constituting Dispositions, any Loan Party or any Subsidiary of a Loan Party may make any Investment permitted by Section 6.01, make any Restricted Payment permitted by Section 6.02 and grant any Lien permitted by Section 6.09;

(g)    any Loan Party or any Subsidiary of a Loan Party may merge, consolidate, liquidate, effect a Delaware LLC Division or dissolve with a Loan Party or any other Subsidiary of a Loan Party so long as (A) in a transaction involving a Loan Party, a Loan Party is the survivor (or in the case of a Delaware LLC Division, each survivor is or becomes a Loan Party), (B) in a transaction involving BPR or any Specified Subsidiary, BPR or such Specified Subsidiary is the survivor, (C) no Event of Default shall exist prior to or after giving effect to such transaction and (D) BPR shall be in Pro Forma Compliance with the financial covenants set forth in Section 6.11 (after giving effect to such transaction) as of the end of the Fiscal Quarter most recently ended for which financial statements (and the related Compliance Certificate) have been delivered pursuant to Section 5.01(a) or (b), as applicable, and shall provide a certificate of a Responsible Officer to such effect;

(h)    (i) any Loan Party may make a Disposition to any other Loan Party and (ii) any Subsidiary (other than a Loan Party) of a Loan Party may make a Disposition to any Loan Party or any other Subsidiary of any Loan Party;

(i)    any Loan Party or any Subsidiary of a Loan Party may effect any merger, consolidation or Disposition in order to consummate the Transactions; and

(j)    any Loan Party or any Subsidiary of a Loan Party may make or effect, as applicable:

(i)    Dispositions of inventory, receivables (including any discount and/or forgiveness thereof), equipment and other current or immaterial assets

(ii)    Dispositions, to the extent required pursuant to the terms of any agreement with respect to a Joint Venture (including, but not limited to, buy/sell arrangements between joint venture or similar parties),

(iii)    Dispositions of non-core assets (which may include Real Estate Assets) acquired in an acquisition or Investment permitted pursuant to Section 6.01,

(iv)    leases and/or licenses of Real Estate Assets and assets related thereto (including, without limitation, intellectual property),

(v)    terminations of Derivative Contracts,

(vi)    Investments permitted pursuant to Section 6.01,

(vii)    Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower Representative, is (A) no longer useful in business of the Loan Parties or their respective Subsidiaries or (B) otherwise economically impracticable to maintain,

(viii)    Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made,

(ix)    Dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property,

(x)    (i) any termination of any lease in the ordinary course of business and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business,

(xi)    Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding),

(xii)    Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities, and

(xiii)    Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law.

Section 6.05.    Fiscal Year. BPR shall not change its Fiscal Year from that in effect as of the Closing Date without the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year; provided that, notwithstanding the foregoing, BPR shall not change its Fiscal Year pursuant to this Section 6.05 more than one time during the term of this Agreement.

Section 6.06.    Modifications to Organizational Documents. The Loan Parties will not, without the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), amend, supplement, restate or otherwise modify their respective certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document (other than in connection with any conversion of any Loan Party or any Subsidiary of a Loan Party from one type of corporate entity, limited partnership or limited liability company to another such type) if such amendment, supplement, restatement or other modification is materially adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders or their respective interests in and under the Loans, the Collateral or the Loan Documents.

Section 6.07.    Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any changes in the nature of the business conducted by BPR and its Subsidiaries on and as of the Closing Date, taken as a whole, other than to the extent reasonably related or ancillary thereto and as permitted under Section 6.01.

Section 6.08.    Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or assume any Indebtedness; provided that any Loan Party and any of their respective Subsidiaries may incur and become and remain liable for:

(a)    subject, in the case of Combined Recourse Indebtedness, to the limitations set forth in clause (b) below, Indebtedness so long as after giving effect to (and, except in the circumstances described in Section 1.10(b), tested at the time of) such incurrence of such Indebtedness, BPR shall be in Pro Forma Compliance with the financial covenants set forth in Section 6.11 (after giving effect to such transaction) as of the end of the Fiscal Quarter most recently ended for which financial statements (and the related Compliance Certificate) have been delivered pursuant to Section 5.01(a) or (b), as applicable; provided that any such Indebtedness constituting Syndicated Term B Loans shall satisfy the requirements set forth in the definition of Incremental Equivalent Debt;

(b)    Combined Recourse Indebtedness in an aggregate amount not to exceed 15.0% of Value at the time of incurrence (after giving effect to such incurrence) of such Combined Recourse Indebtedness;

(c)    any Indebtedness refinancing, refunding or replacing any Indebtedness originally permitted under this Section 6.08 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.08;

(d)    the Secured Obligations (including any Additional Loans);

(e)    Indebtedness of a Loan Party to any other Loan Party and/or any Subsidiary, and Indebtedness of a Subsidiary to any other Subsidiary and/or any Loan Party; provided that any Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party pursuant to an Intercompany Note or otherwise on terms that are reasonably acceptable to the Administrative Agent;

(f)    Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Equity Interests, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of any Loan Party or any of its Subsidiaries pursuant to any such agreement;

(g)    Subordinated Parent Indebtedness;

(h)    Indebtedness of in respect of Banking Services and incentive, supplier finance or similar programs;

(i)    Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(j)    Indebtedness supported by any Letter of Credit;

(k)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Loan Parties and their respective Subsidiaries permitted hereunder;

(l)    unsecured Indebtedness consisting of promissory notes issued by the Loan Parties or any of their respective Subsidiaries to any direct or indirect stockholder of the Parent or any of its direct or indirect parents and any current or former director, officer, employee, member of management, manager or consultant of any the Loan Parties or any of their respective Subsidiaries (or their respective Immediate Family Members) to finance the purchase or redemption of the Equity Interests of BPR or the Parent or any of their direct or indirect parents, to the extent permitted pursuant to Section 6.02(a);

(m)    Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of the Loan Parties and/or any of their respective Subsidiaries in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or any other Investment permitted hereby; and

(n)    Indebtedness (to the extent not permitted pursuant to clauses (a) through (m) above) in an aggregate principal amount not to exceed $187,500,000 at any time outstanding.

For the avoidance of doubt, all Indebtedness of the Loan Parties and their respective Subsidiaries existing immediately after giving effect to the Transactions, and any Refinancing Indebtedness thereof, is permitted.

Section 6.09.    Liens. No Loan Party (other than the Parent) shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Loan Parties or any Subsidiary of a Loan Party, whether now owned or hereafter acquired, except:

(a)    Liens in favor of the Administrative Agent for the benefit of the Secured Parties, if any, granted pursuant to the Loan Documents;

(b)    Liens securing Indebtedness permitted pursuant to Section 6.08; provided that for any such Indebtedness secured by Liens on the Collateral, (i) such Liens may, at the option of the Borrower Representative, rank pari passu with or junior (but may not be senior to) to the Liens securing the Credit Facilities, (ii) such Liens are subject to an Acceptable Intercreditor Agreement and (iii) such Indebtedness (A) has a final maturity date no earlier than the Initial Term A-2 Loan Maturity Date (including as extended pursuant to Section 2.23), (B) has Weighted Average Life to Maturity that is not shorter than the longest remaining Weighted Average Life to Maturity of the Term A-2 Facility, (C) is not secured by a Lien on any assets that do not constitute Collateral and (D) is not guaranteed by Persons that are not Loan Guarantors;

(c)    Liens securing Capitalized Lease Obligations; and

(d)    Customary Permitted Encumbrances.

Section 6.10.    Permitted Activities of the Parent. The Parent shall not:

(a)    incur any third party Indebtedness for borrowed money other than (i) the Obligations incurred by the Parent under the Loan Documents, (ii) intercompany loans (which, if owing by the Parent to a Loan Party or any Subsidiary thereof, shall be subject to the requirements of Section 6.02) and Subordinated Parent Indebtedness and (iii) Guarantees of Indebtedness or other obligations of the other Loan Parties and any Subsidiary of a Loan Party, which Indebtedness or other obligations are otherwise permitted hereunder;

(b)    create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents, (ii) any other Lien created in connection with the Transactions, (iii) Liens on the Collateral that are otherwise permitted pursuant to Section 6.09, so long as such Liens secure Guarantees permitted under clause (a)(ii) above and (iv) Liens permitted under Section 6.09 (other than in respect of debt for borrowed money); or

(c)    own any material property other than (i) the Equity Interests of BPR and the Specified HoldCo, and any property owned in relation thereto (including, without limitation, intercompany loans to BPR) and (ii) Cash and Cash Equivalents.

Section 6.11.    Financial Covenants.

(a)    Maximum Total Net Indebtedness to Value Ratio. BPR shall not permit the Total Net Indebtedness to Value Ratio as of the last day of any Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2018) to exceed 0.70 to 1.00; provided that, on and after the First Amendment Effective Date, other than for purposes of determining compliance with this Section 6.11(a)

to the extent expressly required by any other term hereof as a condition to taking any action under this Agreement, BPR will not be required to satisfy the forgoing financial covenant as of the last day of any Fiscal Quarter following the First Amendment Effective Date.

(b)    Minimum Fixed Charge Coverage Ratio. BPR shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.50 to 1.00; provided that, on and after the First Amendment Effective Date, other than for purposes of determining compliance with this Section 6.11(b) to the extent expressly required by any other term hereof as a condition to taking any action under this Agreement, BPR shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than (i) for each Fiscal Quarter ending during the Covenant Relief Period, 1.20 to 1.00 and (ii) for each Fiscal Quarter ending after the Covenant Relief Period Termination Date (which Covenant Relief Period Termination Date shall in no event be later than the Fiscal Quarter ending September 30, 2021), 1.35 to 1.00.

(c)    Indebtedness Equity Cure. Notwithstanding anything to the contrary in this Agreement, upon BPR’s failure to comply with Section 6.11(a) for any Fiscal Quarter, BPR and either of the HoldCos shall have the right (the “Indebtedness Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Equity Interests or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of Qualified Equity Interests which Cash shall, at the request of the Borrower Representative and to the extent not used as an EBITDA Cure Amount, subsequently be applied to repay Loans (the “Indebtedness Cure Amount”), and thereupon BPR’s compliance with Section 6.11(a) shall be recalculated giving pro forma effect to the decrease in the amount of Combined Total Indebtedness by an amount equal to the Indebtedness Cure Amount solely for the purpose of determining compliance with Section 6.11(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation, the requirements of Section 6.11(a) would be satisfied, then the requirements of Section 6.11(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 6.11(a) that had occurred (or would have occurred) shall be deemed cured for all purposes under this Agreement.

(d)    EBITDA Equity Cure. Notwithstanding anything to the contrary in this Agreement, upon BPR’s failure to comply with Section 6.11(b) for any Fiscal Quarter, BPR and either of the HoldCos shall have the right (the “EBITDA Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Equity Interests or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of Qualified Equity Interests which Cash shall to the extent not used as an Indebtedness Cure Amount subsequently be contributed to BPR (to the extent issued by a HoldCo) (the “EBITDA Cure Amount”), and thereupon BPR’s compliance with Section 6.11(b) shall be recalculated giving pro forma effect to the increase in the amount of Combined EBITDA by an amount equal to the EBITDA Cure Amount (notwithstanding the absence of a related addback in the definition of “Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.11(b) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.11(b) would be satisfied, then the requirements of Section 6.11(b) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 6.11(b)

that had occurred (or would have occurred) shall be deemed cured for all purposes under this Agreement. Notwithstanding anything to the contrary in this Section 6.11(d), (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may be, but are not required to be, consecutive) in which the EBITDA Cure Right is not exercised and (ii) during the term of this Agreement, the EBITDA Cure Right shall not be exercised more than five times.

(e)    Notice of Intent to Cure. Upon the Administrative Agent’s receipt of a written notice from the Borrower Representative that a HoldCo intends to exercise the Indebtedness Cure Right or the EBITDA Cure Right (a “Notice of Intent to Cure”) until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant failure to comply with Section 6.11(a) or (b), as applicable. No Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure, unless and until the EBITDA Cure Amount or Indebtedness Cure Amount is actually applied in accordance with this Section 6.11.

(f)    Minimum Liquidity Covenant. After the First Amendment Effective Date, BPR shall not permit Liquidity as of the last day of any calendar month to be less than $500,000,000.

(g)    Term A Facilities and Revolving Facility Pricing Payment Covenant. After the First Amendment Effective Date and prior to the Covenant Relief Period Termination Date, the Borrowers shall pay interest and fees calculated and payable as otherwise set forth in this Agreement; provided that the Applicable Rate with respect to the Revolving Facility, Letters of Credit and the Term A Facilities shall not be calculated with reference to the Total Net Indebtedness to Value Ratio, but shall be as set forth below:

ABR Spread	Eurodollar Rate Spread
22.00%	3.00%

less, for any period, any amounts otherwise paid in respect of the Revolving Facility, Letters of Credit and/or the Term A Facilities, as applicable with respect to such period, pursuant to Section 2.12(b) (excluding fees payable solely to an Issuing Bank in its capacity as an Issuing Bank), Section 2.13(a), Section 2.13(b) or Section 2.13(c), as applicable.

On and after the Covenant Relief Period Termination Date, the Borrowers shall pay interest and fees calculated and payable in accordance with the terms of this Agreement as modified by the First Amendment; provided that (i) for the avoidance of doubt, the Total Net Indebtedness to Value Ratio shall be calculated for the last Fiscal Quarter of the Covenant Relief Period and thereafter in accordance with the terms hereof, and (ii) in the event the Total Net Indebtedness to Value Ratio as calculated pursuant to clause (i) shall be greater than 0.70 to 1.00, the Applicable Rate with respect to the

Revolving Facility, Letters of Credit and the Term A Facilities shall be calculated as follows: the ABR Spread shall be 2.00% and the Eurodollar Rate Spread shall be 3.00% less, for any period, any amounts otherwise paid in respect of the Revolving Facility, Letters of Credit and/or the Term A Facilities, as applicable with respect to such period, pursuant to Section 2.12(b) (excluding fees payable solely to an Issuing Bank in its capacity as an Issuing Bank), Section 2.13(a), Section 2.13(b) or Section 2.13(c), as applicable.

(h)    Additional Payment Covenants.

(i)    Term A Facilities Amortization. Commencing on the last Business Day of the Fiscal Quarter ending on or about September 30, 2021 and on each Term A Loan Installment Date occurring thereafter, the Borrowers shall make payments in respect of the Term A Facilities in equal quarterly installments in an aggregate principal amount equal to $125,000,000 less an amount equal to the sum of (such amount, the “Amortization Credit Amount”) (x) any repayments of Term A-1 Loans made pursuant to Section 2.10(a)(i) and of Term A-2 Loans made pursuant to Section 2.10(a)(ii), in each case, on such Term A Loan Installment Date or on the Initial Term A-1 Loan Maturity Date, and (y) the aggregate amount of any prepayments and repayments made during the Fiscal Quarter ending on such Term A Loan Installment Date pursuant to Section 2.11(b) and Section 6.11(h)(ii), as applicable, and any portion of the Amortization Credit Amount not so applied to reduce such quarterly installment shall be automatically carried forward to subsequent Term A Loan Installment Dates to reduce subsequent quarterly installments. Such amortization payments shall (x) be applied first to the Term A-1 Facility until the Term Loans thereunder are repaid in full and second to the Term A-2 Facility, and each such payment shall be paid to the Term Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class and (y) not constitute Fixed Charges for purposes of any calculation of the Fixed Charge Coverage Ratio for purposes of Section 6.11(b).

(ii)    Additional Required Payments. Unless otherwise consented to by the Required Specified Lenders:

(A)    during the Covenant Relief Period and thereafter, in the case of any Subject Refinancing Proceeds or Subject Disposition Proceeds, respectively, received by any non-Wholly Owned Subsidiary of the Parent or BPR, the portion of such Net Proceeds that are allocable (based on economic share and not necessarily percentage ownership) to the Loan Parties shall be subject to prepayment in accordance with Section 2.11(b), less any portion thereof required to be used to prepay or redeem Other Applicable Indebtedness in accordance with the terms of Section 2.11(b);

(B)    prior to the earlier of (i) the Covenant Relief Period Termination Date and (ii) the repayment in full of the Term A Facilities, the Borrowers shall not utilize any reinvestment rights with respect to any Net Proceeds that may otherwise be reinvested pursuant to Section 2.11(b) (other than Net Insurance/Condemnation Proceeds reinvested to replace, restore, rebuild, pay or reimburse for the repair of the affected asset or any portion of such Net Proceeds that may be reinvested in lieu of redeeming Other Applicable Indebtedness in accordance with the terms of this Agreement);

(C)    prior to the earlier of (i) the Covenant Relief Period Termination Date and (ii) the repayment in full of the Term A Facilities, the Borrowers agree to prepay the Term A Facilities (less any portion thereof required to be used to prepay or redeem Other Applicable Indebtedness) with Subject Disposition Proceeds in excess of $5,000,000 per transaction and $25,000,000 in any Fiscal Year (such prepayment amount to be equal to such excess amount);

(D)    prior to the earlier of (i) the Covenant Relief Period Termination Date and (ii) the repayment in full of the Term A Loans, the Borrowers shall apply 100% of the Net Proceeds received by any Loan Party or any Subsidiary from each of the following, to prepay the outstanding principal amount of Term A Loans:

(1)    any issuance of Equity Interests (including equity-linked securities and convertible debt securities) by any Loan Party to any Person other than any other Loan Party or any Existing Equity Holder;

(2)    any issuance or incurrence of any Indebtedness for borrowed money by any Loan Party (including Guarantees thereof), subject to exceptions for:

(A)    Indebtedness under the Credit Facilities (other than any Incremental Facility but including, for the avoidance of doubt, Loans in respect of any Refinancing Amendment and any Extension Amendment);

(B)    Indebtedness under the Brookfield Liquidity Facility;

(C)    to the extent elected by the Borrowers, COVID-19 Relief Funds;

(D)    Subordinated Parent Indebtedness (including Specified Subordinated Parent Indebtedness) and Additional Permitted Subordinated Indebtedness;

(E)    Permitted Recourse Indebtedness; and

(F)    Indebtedness of the type described in Section 6.08(c), (e) and (l); and

(E)    prior to the earlier of (i) the Covenant Relief Period Termination Date and (ii) the repayment in full of the Term A Facilities, the Borrowers shall apply 100% of the Net Proceeds received on account of any issuance or incurrence of any Indebtedness for borrowed money (including Guarantees thereof) by any Property-Level Subsidiary to prepay the outstanding principal amount of Term A Loans, to the extent such Indebtedness is:

(x) unsecured, subject to exceptions under this clause (x) for (in each case to the extent elected by the Borrowers):

(1)    COVID-19 Relief Funds;

(2)     Indebtedness of the type described in Section 6.08(e); and

(3)    Indebtedness that is Property-Level Subsidiary Refinancing Indebtedness; provided that for the avoidance of doubt, Net Proceeds in excess of the Indebtedness being refinanced shall be subject to mandatory prepayment in accordance with this Section 6.11(h), or (y) secured by any Real Estate Asset, subject to exceptions under this clause (y) for:

(1)    Indebtedness that is Property-Level Subsidiary Refinancing Indebtedness secured by (A) Real Estate Assets securing all or any portion of such refinanced Indebtedness at the time of such refinancing and/or (B) other Real Estate Assets that are contiguous or related to such Real Estate Assets and are not as of the date of such refinancing securing any other Indebtedness for borrowed money; provided that (x) for the avoidance of doubt, Net Proceeds in excess of the Indebtedness being refinanced shall be subject to mandatory prepayment in accordance with this Section 6.11(h), and (y) to the extent such Indebtedness (or any portion thereof) constitutes Combined Recourse Indebtedness, such Indebtedness shall be Permitted Recourse Indebtedness;

(2)    Nonrecourse Indebtedness incurred substantially concurrent with, and for the purpose of financing, the acquisition of any Real Estate Asset; and

(3)    to the extent elected by the Borrowers, COVID-19 Relief Funds.

Notwithstanding anything to the contrary contained in this Section 6.11(h), (x) in the case of Net Proceeds received by any non-Wholly Owned Subsidiary of the Parent or BPR, only that portion of such Net Proceeds that are allocable (based on economic share and not necessarily percentage ownership) to the Loan Parties shall be subject to prepayment in accordance with this Section 6.11(h) and (y) the Borrowers shall not be required to prepay any Net Proceeds that would otherwise be required to be paid pursuant to this Section 6.11(h) to the extent that any of the conditions or circumstances set forth in Section 2.11(b)(v) would apply to such Net Proceeds. Net Proceeds for any payment required to be made by the Borrowers pursuant to this Section 6.11(h) shall be applied among the Term A-1 Facility and the Term A-2 Facility in accordance with Section 2.11(b)(vii); provided that all such Net Proceeds applied to the Term A Facilities shall be applied to the scheduled quarterly amortization amounts thereunder in order of occurrence thereof.

(i)    Additional Reporting Covenants.

(i)    During the Covenant Relief Period, and in regards to clauses (A)(2) and (C) below, during the Covenant Relief Period and thereafter, the Borrower Representative shall deliver within ten (10) Business Days as of the last day of each calendar month, commencing with the calendar month ending July 31, 2020, a certificate (A) summarizing aggregate proceeds of Designated Qualified Equity Interests and/or Indebtedness funded under the Brookfield Liquidity Facility and received by the Borrower Representative during such prior month, which shall be used for purposes of determining compliance (1) on the Excess RCF Coverage Test Date and (2) with the Liquidity Covenant, (B) a calculation of the Excess RCF Amount and (C) a calculation of the Liquidity Covenant (the “Monthly Equity Contribution Certificate”).

(ii)    During the Covenant Relief Period and thereafter, as soon as available any in any event within twenty (20) days after the end of each calendar month, commencing with the calendar month ending July 31, 2020, the Borrower Representative shall deliver a report setting forth in reasonable detail as of the end of such calendar month, portfolio level metrics identifying: properties open, the percentage of stores open in the portfolio, occupancy, rent collection percentage, tenant sales and occupancy costs by mall.

(iii)    During the Covenant Relief Period and thereafter, as soon as available and in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2020, the Borrower Representative shall deliver a report setting forth in reasonable detail as of the end of such Fiscal Quarter, portfolio level metrics identifying: a summary of top non-paying tenants in the form of top five outstanding accounts receivable balances across the portfolio and tenant bankruptcies, and a summary of mortgage loans where the applicable mortgage lender is not permitting distribution of excess cash flow out of the property operating account and/or where such mortgage loans are in payment default.

(iv)    During the Covenant Relief Period and thereafter, the Borrower Representative shall include (for informational purposes only) in each Compliance Certificate required to be delivered under Section 5.01(c), the Borrower Representative’s calculations of the financial test set forth in Section 6.11(a), notwithstanding that the covenant contained in Section 6.11(a) is not required to be satisfied during the Covenant Relief Period or thereafter.

Any calculation of the financial covenants during the period commencing on the first day following the last day of the final Fiscal Quarter during the Covenant Relief Period but prior to the Covenant Relief Period Termination Date shall be calculated on a Pro Forma Basis consistent with the financial covenants in effect after the Covenant Relief Period.

(j)    Restrictions on Restricted Payments.

(i)    During the Covenant Relief Period, the Borrowers shall not make any Restricted Payments other than Permitted Restricted Payments.

(ii)    Following the Covenant Relief Period Termination Date, the Borrowers shall not make any Restricted Payments other than Permitted Restricted Payments, unless and until the occurrence of the Financial Covenant Compliance Date.

For the avoidance of doubt, during the Covenant Relief Period and prior to the Financial Covenant Compliance Date, the CNI Restricted Payments Basket will increase by amounts not permitted to be used during such period.

(k)    Additional Covenants. During the Covenant Relief Period, the Loan Parties (in the case of clauses (i) through (iv)) and their Subsidiaries (in the case of clause (iv)), shall not:

(i)    other than with the proceeds of Permitted Qualified Equity Interests or Subordinated Parent Indebtedness issued or incurred contemporaneously therewith, voluntarily prepay or otherwise make any voluntary or optional payment in respect of, or voluntarily purchase or otherwise acquire, any Indebtedness for borrowed money of any Loan Party (other than the Credit Facilities, customary AHYDO “catch-up” payments in respect of Permitted Capital Markets Indebtedness, prepayments or repayments of Subordinated Parent Indebtedness to the extent a Restricted Payment in respect thereof would otherwise be permitted by clause (c) or (d) of the definition of “Permitted Restricted Payments” and prepayments or repayments by Loan Parties of Indebtedness permitted under Section 6.08(e));

(ii)    incur additional Indebtedness for borrowed money (including Guarantees thereof) other than:

(A)    Indebtedness under the Credit Facilities (including Incremental Facilities and Loans in respect of any Refinancing Amendments and Extension Amendments);

(B)    Indebtedness under the Brookfield Liquidity Facility;

(C)    Permitted Capital Markets Indebtedness;

(D)    COVID-19 Relief Funds;

(E)    Subordinated Parent Indebtedness;

(F)    Additional Permitted Subordinated Indebtedness;

(G)    Permitted Recourse Indebtedness; and

(H)    Indebtedness of the type described in Section 6.08(c), (e) and (l).

(iii)    incur Incremental Facilities, except to the extent that the Net Proceeds thereof shall be applied as a mandatory prepayment of the Term A Facilities in accordance with Section 6.11(h)(ii)(D); and

(iv)    take any action pursuant to Section 6.04(b)(iii) to the extent that such action would be prohibited during an Event of Default.

(l)    Revolving Credit Facility Funding Requirement. During the Covenant Relief Period, to the extent that as of any day of any calendar month, the aggregate Revolving Credit Exposure shall exceed the highest aggregate Revolving Credit Exposure in excess of $1,000,000,000 on or after the First Amendment Effective Date and prior to such date of determination (the greatest such daily excess over such prior highest Revolving Credit Exposure during any calendar month or as of any date of determination, as applicable, being the “Excess RCF Amount” for such calendar month or date of determination), during the period commencing on the date of delivery of the most recent Monthly Equity Contribution Certificate (or, in the case of the first such period since the First Amendment Effective Date, the First Amendment Effective Date) to (but not including) the date of delivery of the next succeeding Monthly Equity Contribution Certificate (the “Excess RCF Coverage Test Date”), the Borrower Representative shall have received on or prior to such Excess RCF Coverage Test Date, proceeds of Designated Qualified Equity Interests and/or the Brookfield Liquidity Facility (other than the First Amendment Effective Date Paydown (as defined in the First Amendment) in an aggregate amount of not less than the Excess RCF Amount (the “Excess RCF Contribution Amount”) for such calendar month; provided that (i) if, as of any date of determination, the Excess RCF Amount for any day shall be greater than or equal to $10,000,000, the Administrative Agent may give written notice to the Borrower Representative of such Excess RCF Amount and, on or before the 10th Business Day following receipt of such notice the Borrower Representative shall have received proceeds of Designated Qualified Equity Interests and/or the Brookfield Liquidity Facility (other than the First Amendment Effective Date Paydown) in an aggregate amount equal to the Excess RCF Contribution Amount and (ii) if, as of any

date of determination, after giving effect to any requested Credit Extension, the Excess RCF Amount shall be greater than or equal to $100,000,000, substantially concurrently with the making of such Credit Extension the Borrower Representative shall have received proceeds of Designated Qualified Equity Interests and/or the Brookfield Liquidity Facility (other than the First Amendment Effective Date Paydown) in an aggregate amount equal to the Excess RCF Contribution Amount.

(m)    Proceeds Use Requirement. During the Covenant Relief Period in no event shall the proceeds of Revolving Loans, or Letters of Credit be issued, directly for, or otherwise substantially contemporaneous to effect, (i) the payment of any principal, or purchase or other acquisition, of Indebtedness for borrowed money (other than (A) Specified Subordinated Parent Indebtedness of the type described in clause (b) of the definition thereof and (B) the payment of interest and scheduled principal amortization (other than at final maturity) of Indebtedness of any Property-Level Subsidiary that is secured by Real Estate Assets including senior and mezzanine Indebtedness), (ii) any purchase or other acquisition of (including, without limitation, through the acquisition of Equity Interests of any Person) any interest in real property (including, but not limited to, fee or leasehold interests in land, improvements thereto and fixtures thereto) or (iii) any purchase or other acquisition of any Equity Interest of any Person (other than Equity Interests issued by any Loan Party, any Subsidiary of a Loan Party or any Joint Venture of BPR or any of its Subsidiaries in the ordinary course of business) except to the extent permitted by the proviso set forth in clause (b)(v) of the definition of “Permitted Restricted Payments”.

(n)    Amendments to Brookfield Liquidity Facility. The Borrowers shall not agree to any amendment, restatement, supplement or other modification to, or waiver of, the Brookfield Liquidity Facility that (i) prior to the Covenant Relief Period Termination Date, reduces the maximum committed amount thereunder below $500,000,000 (and for the avoidance of doubt, there shall be no limitation on the maximum committed amount thereof), (ii) prior to the Financial Covenant Compliance Date, permits principal to be paid, or interest to be paid thereunder other than as payment-in-kind, (iii) assigns any rights or obligations of the lender thereunder to any Person other than to BPY or an Affiliate thereof, (iv) materially impairs the Borrower Representative’s ability to satisfy its obligations under Section 6.11(l) or (v) amends or modifies the subordination provisions thereof in any manner adverse to the Lenders. At any time after the Financial Covenant Compliance Date, the Brookfield Liquidity Facility may be amended, modified, terminated or repaid in part or in full.

(o)    Invalidity of Subordination Provisions. In the event the subordination provisions of any Applicable Intercreditor Agreement in respect of the Brookfield Liquidity Facility shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness, the Borrowers agree that the occurrence of such an event shall constitute a breach of this Section 6.11.

(p)    Definitions. As used in this Section 6.11 and Section 4.03 and in the definitions of Adjusted EBITDA and Combined EBITDA, as applicable, the following terms shall have the following meanings:

“Additional Permitted Subordinated Indebtedness” means Indebtedness of BPY Retail Holdings owing to any Affiliate of the Parent or BPR that is subordinated in right of payment to the Loans upon the terms set forth in Exhibit M or otherwise on terms reasonably satisfactory to the Administrative Agent, which Additional Permitted Subordinated Indebtedness shall not exceed the aggregate amount otherwise permitted pursuant to Section 6.08(n) hereof at any time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Affiliate Fee Payments” shall have the meaning assigned to such term in the definition of Permitted Restricted Payments.

“Amortization Credit Amount” shall have the meaning assigned to such term in Section 6.11(h)(i).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BPY Retail Holdings” means BPY Retail Holdings LLC, a Delaware limited liability company and a Subsidiary of BPY.

“Brookfield Liquidity Facility” means that certain Brookfield Committed Line of Credit, dated as of July 29, 2020, by BPR in favor of Brookfield BPY Holdings Inc., an Ontario corporation, as the same may be amended, supplemented, modified, replaced, refinanced or renewed from time to time in accordance with Section 6.11(n).

“Covenant Relief Period” means the period commencing on the First Amendment Effective Date and ending on the earlier of (a) the date the Borrower Representative shall be required to deliver the Compliance Certificate with respect to the Fiscal Quarter ending June 30, 2021 (or, if earlier, the date on which the Borrower Representative shall deliver such Compliance Certificate in accordance with Section 5.01(c)) and (b) the date the Borrower Representative shall deliver (i) a Compliance Certificate in accordance with Section 5.01(c) with respect to any Fiscal Quarter ending after the First Amendment Effective Date but prior to June 30, 2021 reflecting compliance with a Fixed Charge Coverage Ratio of not less than 1.35 to 1.00 as set forth in Section 6.11(b) and (ii) written notice to the Administrative Agent electing to terminate the Covenant Relief Period concurrently with the delivery of such Compliance Certificate (such earlier date, the “Covenant Relief Period Termination Date”).

“Covenant Relief Period Termination Date” shall have the meaning assigned to such term in the definition of “Covenant Relief Period”.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“COVID-19 Relief Funds” means funds or credit or other support received by the Borrowers or any Subsidiary of the Borrowers from, or with the credit or other support of, any Governmental Authority, and incurred with the intent to mitigate (in the good faith determination of the Borrower Representative) through liquidity or other financial relief the impact of the COVID-19 global pandemic on the business and operations of the Borrowers and their Subsidiaries.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Qualified Equity Interests” means Permitted Qualified Equity Interests issued by any Loan Party after the First Amendment Effective Date designated in a Monthly Equity Contribution Certificate by the Borrower Representative for inclusion in the determination of compliance on any applicable Excess RCF Coverage Test Date and the calculation of the applicable Excess RCF Amount; provided that Designated Qualified Equity Interests shall not include (a) Specified Qualified Equity Interests of the type described in clause (a) of the definition thereof, (b) Permitted Qualified Equity Interests the proceeds of which shall be used for the payment of Permitted Restricted Payments or (c) Permitted Qualified Equity Interests the proceeds of which shall be used directly for, or otherwise substantially contemporaneous to effect, any voluntarily prepayment or otherwise make any voluntary or optional payment in respect of, or voluntarily purchase or otherwise acquire, any Indebtedness for borrowed money of any Loan Party pursuant to Section 6.11(k)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Excess RCF Amount” shall have the meaning assigned to such term in Section 6.11(l).

“Excess RCF Contribution Amount” shall have the meaning assigned to such term in Section 6.11(l).

“Excess RCF Coverage Test Date” shall have the meaning assigned to such term in Section 6.11(l).

“Existing Equity Holder” means any Permitted Holder and other holders of Equity Interests of the Loan Parties or BPY Retail Holdings as of the First Amendment Effective Date.

“Financial Covenant Compliance Date” means the first date that BPR shall deliver a Compliance Certificate pursuant to Section 5.01(c) evidencing compliance with the financial covenants under Section 6.11 as in effect immediately prior to the First Amendment Effective Date for two consecutive Fiscal Quarters following the Covenant Relief Period Termination Date (other than any such compliance occurring as a result of the exercise of any Indebtedness Cure Right or EBITDA Cure Right).

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means July 29, 2020.

“Liquidity” means, as of any date of determination, the sum of (a) the Unrestricted Cash Amount as of such date, plus (b) an amount equal to (x) the Total Revolving Credit Commitments minus (y) the aggregate Revolving Credit Exposure as of such date under the Revolving Facility (to the extent the condition set forth in Section 4.03(d) is satisfied as of such date of determination) plus (c) the aggregate available and unused commitment as of such date under the Brookfield Liquidity Facility.

“Liquidity Covenant” means the financial covenant set forth in Section 6.11(f).

“Monthly Equity Contribution Certificate” has the meaning set forth in Section 6.11(i).

“Permitted Capital Markets Indebtedness” means any issuance of any Indebtedness (including Guarantees thereof) for borrowed money by any Loan Party or any of their Subsidiaries pursuant to any debt capital markets transaction (other than convertible debt securities), including any issuance of one or more series of secured or unsecured notes pursuant to public, 144a private placements, 4(a)(2) private placements or other substantially similar placements of Indebtedness; provided that (a) such Indebtedness (i) shall be secured only by the Collateral, to the extent securing the Obligations, and on a pari passu or junior basis with the Collateral securing the Obligations and subject to an Acceptable Intercreditor Agreement, (ii) shall have no guarantors or other obligors other than the Guarantors, and (iii) shall not have any scheduled amortization or mature prior to the 6-month anniversary of the final Maturity Date, (b) no Default or Event of Default shall exist immediately prior to or after giving effect thereto and the Borrowers shall be in Pro Forma compliance with the financial covenants (after giving effect to the prepayment described in clause (c) below) as set forth in this Agreement, and (c) the Net Proceeds of such Indebtedness shall be applied as a mandatory prepayment in accordance with the terms of Section 2.11(b)(vii).

“Permitted Qualified Equity Interests” means Qualified Equity Interests issued to any Existing Equity Holder.

“Permitted Recourse Indebtedness” means Combined Recourse Indebtedness the aggregate principal amount of which, together with all other Combined Recourse Indebtedness incurred during any twelve consecutive month period commencing on the First Amendment Effective Date, shall not exceed $250,000,000 at the time of incurrence (after giving effect to such incurrence) of such Combined Recourse Indebtedness; provided that, for the avoidance of doubt, such amount shall be calculated exclusive of (i) any Indebtedness under the Term Loan Agreement and any refinancing or replacement thereof and (ii) any Combined Recourse Indebtedness outstanding as of the First Amendment Effective Date and any refinancing thereof.

“Permitted Restricted Payments” means

(a)    Restricted Payments permitted under Section 6.02(b), (c), and (d); provided that the amount of Restricted Payments for the benefit of or by BPR and each REIT Subsidiary pursuant to Section 6.02(b)(i) and permitted under this clause (a) shall not exceed with respect to any taxable year for each of BPR and each REIT Subsidiary, individually, $20,000;

(b)    solely with proceeds of Permitted Qualified Equity Interests:

(i)     Restricted Payments permitted under Section 6.02(b)(i) (in excess of the amounts permitted under clause (a) above);

(ii)     to the extent permitted under Section 6.02, management, monitoring, consulting, transaction and advisory fees payable to the Sponsor, any Management Company and/or any of their respective Affiliates (“Affiliate Fee Payments”);

(iii)    Restricted Payments permitted under Section 6.02(e) and (f);

(iv)    Restricted Payments to the extent (x) required to be made by any of the Loan Parties pursuant to contractual obligations or otherwise or (y) constituting distributions or dividends of the proceeds of such Permitted Qualified Equity Interests to any holder of Equity Interests of BPR (other than the applicable Existing Equity Holder to which such Permitted Qualified Equity Interests are issued); and

(v)    additional Restricted Payments for the purpose of repurchasing and/or redeeming Equity Interests of any direct or indirect holder of Equity Interests of BPR (other than the applicable Existing Equity Holder to which such Permitted Qualified Equity Interests are issued) pursuant to an ownership modification strategy described in writing to the Administrative Agent not less than five (5) Business Days prior to the date of such repurchase or redemption; provided that such Restricted Payments in an aggregate amount not to exceed $110,000,000 may be funded with the proceeds of Revolving Loans to the extent that such amount of the proceeds of Permitted Qualified Equity Interests received by BPR prior to the Amendment Effective Date were used to repay Revolving Credit Exposure;

(c)    Restricted Payments in an amount equal to the aggregate proceeds of any Specified Subordinated Parent Indebtedness and any Specified Qualified Equity Interests received by any Loan Party or BPY Retail Holdings as applicable, after the First Amendment Effective Date; and

(d)    Restricted Payments in an amount equal to the aggregate proceeds of any Permitted Qualified Equity Interests of BPY Retail Holdings issued to any Existing Equity Holder (other than a Permitted Holder), or capital contributions to BPY Retail Holdings made by any Existing Equity Holder (other than a Permitted Holder), in each case, for the purpose of making a substantially concurrent dividend or distribution by BPR to a Permitted Holder in the amount of such proceeds to satisfy a reimbursement obligation of such Existing Equity Holder to such Permitted Holder.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Specified Lenders” means Lenders having (a) Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments, unused Additional Revolving Credit Commitments and/or (b) Initial Term A-1 Loans, Initial Term A-2 Loans or any Additional Term Loans related thereto.

“Specified Qualified Equity Interests” shall mean Permitted Qualified Equity Interests issued by any Loan Party or BPY Retail Holdings after the First Amendment Effective Date (a) with the intent (in the good faith determination of the Borrower Representative) as temporary bridge financing or a capital infusion (i) to refinance or otherwise repay Indebtedness of any Property-Level Subsidiary secured by Real Estate Assets, to the extent such Property-Level Subsidiary shall thereafter receive Net Proceeds of Indebtedness secured by such Real Estate Assets or (ii) to provide liquidity to any Property-Level Subsidiary in advance of such Property-Level Subsidiary’s receipt of payment in respect of any existing receivable, tenant lease obligation or other similar payment obligation, to the extent such Property-Level Subsidiary shall thereafter receive such payment, or (b) to the extent the proceeds thereof shall have been used concurrently to repay Revolving Credit Exposure.

“Specified Subordinated Parent Indebtedness” shall mean Subordinated Parent Indebtedness issued by any Loan Party after the First Amendment Effective Date (a) with the intent (in the good faith determination of the Borrower Representative) as temporary bridge financing or a capital infusion (i) to refinance or otherwise repay Indebtedness of any Property-Level Subsidiary secured by Real Estate Assets, to the extent such Property-Level Subsidiary shall thereafter receive Net Proceeds of Indebtedness secured by such Real Estate Assets or (ii) to provide liquidity to any Property-Level Subsidiary in advance of such Property-Level Subsidiary’s receipt of payment in respect of any existing receivable, tenant lease obligation or other similar payment obligation, to the extent such Property-Level Subsidiary shall thereafter receive such payment, or (b) to the extent the proceeds thereof shall have been used concurrently to repay Revolving Credit Exposure.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate unrestricted domestic Cash and Cash Equivalents of the Borrowers and their Subsidiaries and, solely to the extent available for the repayment of the Secured Obligations without the consent of any Person other than the Loan Parties and their Subsidiaries, Joint Ventures (but, in the case of non-Wholly Owned Subsidiaries and Joint Ventures of BPR, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Subsidiaries) as of such date, which Cash and Cash Equivalents shall exclude (a) Cash and Cash Equivalents subject to a Lien (other than (i) Customary Permitted Encumbrances of the type described in clauses (b) and (l) of the definition thereof and (ii) any Lien thereon securing the Obligations), (b) Cash and Cash Equivalents maintained in any deposit or escrow arrangement or otherwise committed, reserved or allocated in respect of the payment, or purchase or other acquisition, of Indebtedness and (c) tenant deposits and other similar security for tenant obligations.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the

Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(q)    Acknowledgment of and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges for the benefit of the Specified Lenders that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an Affected Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:

(iii)    a reduction in full or in part or cancellation of any such liability;

(iv)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(v)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Affected Resolution Authority.

(r)    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the Loan Parties and the Subject Lenders acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit

Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(s)    Effect of First Amendment. For the avoidance of doubt, the modifications to this Section 6.11 and the definitions of “Adjusted EBITDA” and “Combined EBITDA” effected pursuant to the First Amendment are solely for the benefit of the Specified Lenders and shall not apply for purposes of determining compliance with Section 6.11 as a condition to taking any action under this Agreement. It is agreed and understood by the Loan Parties and the Specified Lenders that the additional covenants and terms set forth in Sections 6.11(f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (q) and (r) are included herein as a condition to the modifications to Section 6.11(a) and (b) effected by the First Amendment.

Article 7        EVENTS OF DEFAULT

Section 7.01.    Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a)    Failure To Make Payments When Due. Failure by any Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)    Indebtedness Cross-Default. Any Loan Party shall default (after giving effect to any applicable cure periods, waivers or forbearance) in the observance or performance of any term or condition under any other agreement relating to any Recourse Indebtedness (other than the Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having a Derivatives Termination Value), in each case, individually or in the aggregate, with all other Recourse Indebtedness (for the avoidance of doubt, only as to the portion of such Indebtedness that is recourse to a Loan Party) as to which such default exists, of $250,000,000 or more, in each case, if such default is in respect of a failure to repay such Recourse Indebtedness at the scheduled maturity thereof or the effect of such default is to cause or permit the holders of such Recourse Indebtedness to cause such Recourse Indebtedness to become or be declared due and payable or redeemable prior to its stated maturity date or the stated maturity date of an underlying obligation, and, prior to the acceleration of the Obligations hereunder in accordance with the terms of this Agreement, such Recourse Indebtedness has not been paid in full or waived or cured in accordance with the terms of the documents governing such Recourse Indebtedness (in each case excluding such defaults solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property); or

(c)    Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01, Section 5.02(a) (as it applies to the preservation of the existence of the Loan Parties), Section 5.09, Section 5.11 or Article 6 and, in the case of Section 5.01 (other than clause (d) thereof), such failure shall continue for a period of 15 days after the date upon which the Borrower Representative has received written notice of such failure from the Administrative Agent; provided that, notwithstanding this clause (c), no breach or failure to comply with the terms of Section 6.11 will constitute an Event of Default with respect to any Term B Loan unless and until the (i) Required Specified Lenders have accelerated the Loans, terminated the commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and the Term A Facilities (the “Financial Covenant Standstill”); it being understood and agreed that (i) any breach or failure to comply with the terms of Section 6.11 is subject to cure as provided therein and (ii) until the 15th Business Day after the day on which financial statements are required to be delivered under Sections 5.01(a) or (b), as applicable, for any Fiscal Quarter in which BPR fails to comply with the terms of Section 6.11, if a EBITDA Cure Right or Indebtedness Cure Right, as applicable, is then available, no Event of Default may arise under Section 6.11 until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable, and then only to the extent the EBITDA Cure Amount or Indebtedness Cure Amount, as applicable has not been received on or prior to such date; provided that no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit during such 15 Business Day period unless and until a EBITDA Cure Amount or Indebtedness Cure Amount in respect of the relevant breach is actually received; or

(d)    Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made and, in the case of any such representation, warranty or certification capable of cure, such representation, warranty or certification remains untrue in any material respect after a period of 30 days after the date upon which the Borrower Representative has received written notice of the same from the Administrative Agent; or

(e)    Other Defaults under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 7.01, which default has not been remedied or waived within 30 days after receipt by the Borrower Representative of written notice thereof from the Administrative Agent; or

(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party or any Material Subsidiary of the Parent (other than any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws or under any other Requirements of Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days or (ii) the appointment of a trustee, receiver, custodian, liquidator or similar official of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such appointment shall continue for 90 consecutive days; or

(g)    Voluntary Bankruptcy Proceeding. (A) Any Loan Party or any Material Subsidiary of the Parent (other than any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws, (ii) file a petition seeking to take advantage of any other Requirements of Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (iii) consent to any petition filed against it in an involuntary case under such bankruptcy laws or other Requirements of Law or consent to any proceeding or action described in clause (f) above, (iv) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) make a general assignment for the benefit of creditors or (vi) be generally unable, or fail, or shall admit in writing its inability, to pay its debts as such debts become due, or (B) the board of directors (or similar governing body) of any Borrower or any Material Subsidiary of the Parent (other than any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referenced to in this clause (g); or

(h)    Judgments and Attachments. Other than with respect to Nonrecourse Indebtedness, a final judgment or order for the payment of money shall be entered against any Loan Party or any Material Subsidiary (other than judgments solely relating to the Specified Properties or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, vacated, discharged, stayed, satisfied or bonded pending appeal and (ii) the amount of such judgment or order for which any applicable insurer has denied coverage exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $250,000,000; or

(i)    ERISA Event. Any ERISA Event shall have occurred that results or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or

(j)    Change of Control. The occurrence of a Change of Control; or

(k)    Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) any Loan Party contests in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l)    Failure to Consummate the Merger. The Merger has not been consummated within five Business Days of the Closing Date;

then, and in every such event (other than (x) an event with respect to any Borrower described in clause (f) or (g) of this Article 7 or (y) any Event of Default arising under Section 6.11 (a “Financial Covenant Default”), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) require that any Revolving Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant LC Obligations) to Cash collateralize the then outstanding LC Exposure with respect to such Revolving Borrower (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an event with respect to any Borrower described in clauses (f) or (g) of this Article 7, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower, and the obligation of such Borrower to Cash collateralize the outstanding LC Obligations as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of a Financial Covenant Default, (X) upon the request of the Required Specified Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Borrower Representative, only with respect to the Revolving Facilities and the Term A Facilities (1) terminate the Commitments, and thereupon such Commitments shall terminate immediately, (2) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder with respect thereto, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (3) require that any Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant LC Obligations) to Cash collateralize the then outstanding LC Exposure with respect to such Borrower (minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to any Borrower, declare the Loans of such Borrower then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall (or upon a Financial Covenant Default, prior to the expiry of the Financial Covenant Standstill, the Required Specified Lenders) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, or equivalent Requirements of Law, as applicable.

Article 8        THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints WF (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf hereunder and under any other Loan Document, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers (1) that are expressly contemplated hereby or by the other Loan Documents and (2) that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, the Required Specified Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirements of Law, and (c) except as expressly set forth herein or in any other Loan Document, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to BPR or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders, the Required Specified Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in this Agreement or any other Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to this Agreement or any other Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vii) any property, book or record of any Loan Party or any Affiliate thereof or (viii) compliance by Affiliated Lenders with any term hereof relating to Affiliated Lenders.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral (an “Insolvency Disposition”). Notwithstanding the foregoing, any Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower Representative, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to an Insolvency Disposition), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a)    consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)    credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)    credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)    credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)    estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrower Representative. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower Representative may, upon ten days’ written notice, remove the Administrative Agent. Upon receipt of any such written notice of resignation or delivery of any such written notice of removal, the Required Lenders shall have the right, with the consent of the Borrower Representative (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the US having combined capital and surplus in excess of $1,000,000,000; provided that during the existence of a Specified Event of Default (with respect to any Borrower), no consent of the Borrower Representative shall be required. If no successor has been appointed as provided above and has accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower Representative) or (b) in the case of a removal, the Borrower Representative may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower Representative, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower Representative notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under any other Loan Document (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrowers to enable the Borrower Representative to take such actions), until such time as the Required Lenders or the Borrower Representative, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof) and under each other Loan Document. The fees payable by any Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Each of each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (other than as set forth in Section 9.13 hereof), except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Loan Guarantor, upon the release of such Loan Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b)    release any Loan Guarantor from its Loan Guaranty (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Loan Guarantor ceases to be a Subsidiary of the Parent and/or (ii) upon the occurrence of the Termination Date;

(c)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.09 to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Lien in accordance with the documentation governing the Indebtedness that is secured by such Lien; and

(d)    enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement and/or any amendment thereof) that is (i) required or permitted to be subordinated hereunder, (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement and/or (iii) contemplates the entry into collateral allocation and/or loss sharing arrangements.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release, share or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case specified in this Article 8, the Administrative Agent will (and each Lender, and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate and/or share its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided that upon the request of the Administrative Agent, the Borrower Representative shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust, collateral allocation, loss sharing or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination or collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Secured Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination or collateral trust or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Parent or any of its Subsidiaries in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other

Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Article 9        MISCELLANEOUS

Section 9.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)    if to any Loan Party, to such Loan Party in the care of the Borrower Representative at:

Brookfield Property REIT Inc.

350 North Orleans St.

Suite 300

Chicago, Illinois 60654

Attention: Chief Financial Officer

Email: loancompliance@generalgrowth.com

Telephone: (312) 960-5000

with a copy to each of (which shall not constitute notice to any Loan Party):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Damian Ridealgh

Email: damian.ridealgh@weil.com

Telephone: (212) 310-8510

and

Brookfield Property REIT Inc.

350 North Orleans St.

Suite 300

Chicago, Illinois 60654

Attention: General Counsel

Email: legalfinance@generalgrowth.com

Telephone: (312) 960-5000

(ii)    if to the Administrative Agent:

Wells Fargo Bank, N.A.

550 S Tryon Street 6th Floor

MAC: D1086 – 061

Charlotte, North Carolina 28202

Attention: Kristen Ray

Email: kristen.ray@wellsfargo.com

Telephone: (704) 410-1772

with a copy to

Wells Fargo Bank, N.A.

550 S Tryon Street 6th Floor

MAC: D1086 – 061

Charlotte, North Carolina 28202

Attention: Loan Administration Manager

Email: doug.e.frazer@wellsfargo.com

Telephone: (704) 715-5747

(iii)    if to any Issuing Bank existing on the Closing Date, at the notice information provided for such Issuing Bank on Schedule 9.01(a)(iii) and if to any other Issuing Bank, such address as may be specified in the documentation pursuant to which such Issuing Bank is appointed in its capacity as such;

(iv)    if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01(a). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to, other than in the case of e-mail, procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower Representative (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Any party hereto may change its address or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower Representative may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

Section 9.02.    Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b), Section 2.13(f) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)    the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1)    increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)    reduces the principal amount of any Loan owed to such Lender or reduces any amount due to such Lender on any Term A Loan Installment Date or Term B Loan Installment Date, as applicable;

(3)    (x) extends the scheduled final maturity of any Loan or (y) postpones any Term A Loan Installment Date, any Term B Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4)    reduces the rate of interest (other than to waive any Default or Event of Default or obligation of any Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in the definition of “Total Net Indebtedness to Value Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)    extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6)    waives, amends or modifies the provisions of (X) Sections 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby or (Y) Section 2.18(b) in a manner that alters the order in which payments are applied to repay the Secured Obligations, in each case except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02;

(B)    no such agreement shall:

(1)    change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”) or (z) the definition of “Required Specified Lenders” without the prior written consent of each Lender holding Loans or Commitments under the Term A Facilities and the Revolving Facility (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Specified Lenders”);

(2)    release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender; or

(3)    release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender;

(C)    solely with the consent of the Required Specified Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify Section 6.11 (or the definitions of “Total Net Indebtedness to Value Ratio” or “Fixed Charge Coverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.11) (other than, in the case of Section 6.11(a) and (b), for purposes of determining compliance with such clauses as a condition to taking any action under this Agreement);

(D)    solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify any condition precedent set forth in Section 4.03 as it pertains to any Revolving Loan, (y) waive, amend or modify any provision of this Agreement that affects solely the Lenders under any Class of Revolving Loans or Revolving Credit Commitments and not any other Lender and/or (z) waive any Default or Event of Default resulting from any failure to satisfy any condition precedent set forth in Section 4.03 as it pertains to any Revolving Loan or Letter of Credit;

(E)    solely with the consent of the relevant Issuing Bank (but without the consent of the Required Lenders or any other Lender) and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.03 hereof as it pertains to the issuance of any Letter of Credit; and

(F)    no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)    Notwithstanding the foregoing, this Agreement may be amended:

(i)    with the written consent of the relevant Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A)    the aggregate principal amount of any Class of Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount permitted to be incurred under Section 6.08 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.09 and plus (2) the amount of accrued interest and premium (including tender premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)    any Class of Replacement Term Loans must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Replaced Term Loans at the time of the relevant refinancing,

(C)    any Class of Replacement Term Loans may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and pari passu with or junior to such Class of Term Loans with respect to the Collateral or may be unsecured; provided that any Class of Replacement Term Loans that is pari passu with or junior to any then-existing Class of Term Loan shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Administrative Agent and the relevant Borrower, documented in a separate agreement or agreements,

(D)    any Class of Replacement Term Loans that is secured may not be secured by any asset other than the Collateral that secured the relevant Replaced Term Loans,

(E)    any Class of Replacement Term Loans that is Guaranteed may not be Guaranteed by any Person other than one or more Loan Parties who Guarantied the relevant Replaced Term Loans,

(F)    any Class of Replacement Term Loans that is pari passu with the Initial Term Loans in right of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayment in respect of the applicable Class of Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as agreed by the relevant Borrower and the Lenders providing the relevant Class of Replacement Term Loans,

(G)    any Class of Replacement Term Loans may (I) have pricing (including interest, fees and premiums), (II) subject to the preceding clause (F), optional prepayment and redemption terms and (III) subject to the preceding clause (B), an amortization schedule, in each case as the relevant Borrowers and the lenders providing such Class of Replacement Term Loans may agree;

(H)    the other terms and conditions of any Class of Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security, amortization and maturity, subject to preceding clauses (B) through (G)) must be (i) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower Representative) to the lenders providing such Class of Replacement Term Loans than those applicable to the relevant Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Class of Replacement Term Loans)), (ii) be provided on then-current market terms (as reasonably determined by the Borrower Representative) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (provided that such terms and conditions shall be deemed reasonably acceptable to the Administrative Agent (I) to the extent such terms and conditions are more favorable to the lenders of such Replacement Term Loans than those in Class of Term Loans being replaced, if such terms and conditions are conformed (or added) in the Loan Documents for the benefit of the Lenders under the Class of Term Loans being replaced, or, as applicable, the Administrative Agent, pursuant to amendments thereto or (B) to the extent applicable solely to periods after the latest final maturity date of the applicable Term Loans existing at the time of such refinancing; and

(ii)    with the written consent of the Revolving Borrowers and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)    the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the relevant Replaced Revolving Facility (plus (x) any additional amount permitted to be incurred under Section 6.08 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.09 and plus (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)    no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C)    any Replacement Revolving Facility may be pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to any then-existing Revolving Credit Commitment with respect to the Collateral or may be unsecured; provided that any Replacement Revolving Facility that is pari passu with or junior to the Revolving Credit Commitment shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Administrative Agent and the relevant Borrower, documented in a separate agreement or agreements,

(D)    any Replacement Revolving Facility that is secured may not be secured by any assets other than the Collateral that secured the relevant Replaced Revolving Facility,

(E)    any Replacement Revolving Facility that is Guaranteed may not be Guaranteed by any Person other than one or more Loan Parties who Guaranteed the relevant Replaced Revolving Facility,

(F)    any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G)    any Replacement Revolving Facility may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the relevant Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H)    the other terms and conditions of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) must be (i) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the relevant Revolving Borrowers) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) provided on then-current market terms (as reasonably determined by the relevant Borrower) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (provided that such terms and conditions shall be deemed reasonably acceptable to the Administrative Agent (I) to the extent such terms and conditions are more favorable to the lenders of such Replacement Revolving Facility than those in Replaced Revolving Facility, if such terms and conditions are conformed (or added) in the Loan Documents for the benefit of the Revolving Lenders under Replaced Revolving Facility, or, as applicable, the Administrative Agent, pursuant to amendments thereto or (B) to the extent applicable solely to periods after Latest Revolving Credit Maturity Date, and

(I)    the commitments in respect of the relevant Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of sub-clauses (i) and (ii) of this clause (c), any Non-Debt Fund Affiliate and Debt Fund Affiliate shall (x) be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide any Replacement Revolving Facility.

Each party hereto hereby agrees that this Agreement may be amended by the relevant Borrowers, the Administrative Agent and the lenders providing the relevant Class of Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans or Replacement Revolving Facility.

(d)    Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)    the Borrower Representative and the Administrative Agent may, without the input or consent of any Lender or Issuing Bank, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirements of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii)    the Borrower Representative and the Administrative Agent may, without the input or consent of any other Lender or Issuing Bank (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower Representative and the

Administrative Agent to (1) effect the provisions of Sections 2.22, 2.23, 5.12, 6.05 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,

(iii)    if the Administrative Agent and the Borrower Representative have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower Representative shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv)    the Administrative Agent and the Loan Parties may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein,

(v)    the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 and/or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii)    this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii)    the Administrative Agent, at the request of the Borrower Representative, may, without the consent of any Lender, enter into any amendment, restatement, amendment and restatement, supplement, waiver or other modification of any Acceptable Intercreditor Agreement in a manner reasonably requested by the Borrower Representative to reflect any change in the methodology or approach applied by any rating agency in its treatment of Equity Interests, shareholder debt or other similar instruments that are evaluated by such rating agency for purposes of determining rating.

Section 9.03.    Expenses; Indemnity.

(a)    The Borrower Representative and all Borrowers, jointly and severally, shall pay (i) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole (subject to any applicable fee cap) and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower Representative and except as otherwise provided in a separate writing between the Borrower Representative, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each similarly situated group of affected Persons, taken as a whole, and, if reasonably necessary, one additional local counsel to each similarly situated group of affected Persons, taken as a whole, in each relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower Representative within 30 days of receipt by the Borrower Representative of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)    The Borrower Representative and all Borrowers, jointly and severally, shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to each similarly situated group of affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of any such actual or potential conflict of interest, one additional local counsel to each similarly situated group of affected Indemnitees, taken as a whole, in each relevant jurisdiction) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use or the proposed use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries or any Environmental Liability related to the Parent or any of its Subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not arise out of any act or omission of the Parent or any of its Subsidiaries. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower Representative within 30 days (x) after receipt by the Borrower Representative of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower Representative of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)    No Borrower shall be liable for any settlement of any proceeding effected without the written consent of the Borrower Representative (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower Representative, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower Representative agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. No Borrower shall, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability of the relevant Indemnitee.

Section 9.04.    Waiver of Claim. To the extent permitted by Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.04, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in clause (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c) at the time owing to it) with the prior written consent of:

(A)    the Borrower Representative (such consent not to be unreasonably withheld or delayed); provided that (x) the Borrower Representative shall be deemed to have consented to any assignment of Term Loans unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receipt of written notice thereof and (y) the consent of the Borrower Representative shall not be required for any assignment (1) of Term Loans or Term Commitments to any Term Lender or any Affiliate of any Term Lender or an Approved Fund or (2) at any time when a Specified Event of Default (with respect to any Borrower) exists;

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund; and

(C)    in the case of any Revolving Credit Commitment, each Issuing Bank and the Swingline Lender, in each case, not to be unreasonably withheld or delayed.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000, in the case of Revolving Loans and Revolving Credit Commitments, unless, in each case, the Borrower Representative and the Administrative Agent otherwise consent;

(B)    any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement with respect to the relevant Class;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)    the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.17; and

(iii)    Subject to the acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the relevant Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices located in the U.S. a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including for the avoidance of doubt the Swingline Lenders) and Issuing Banks and their respective successors and assigns, and the Commitment of, and principal amount and currency of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”).Notwithstanding anything in Section 2.10 or any other Loan Document, the entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders (including for the avoidance of doubt the Swingline Lenders) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection (x) by the Borrowers, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice and (y) at all times by the Term B Loan Agent. This Section 9.05(b) and Section 2.10 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulation (or any other relevant or successor provisions of the Code or of such Treasury Regulation).

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed

Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by clause (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in clause (b) of this Section 9.05.

(vi)    By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Parent or any of its Subsidiaries or the performance or observance by the Loan Parties of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption and that it is not a Disqualified Institution or an Affiliate of a Disqualified Institution, (D) the assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.02(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (E) the assignee will independently and without reliance upon the Administrative Agent, the Arrangers, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (F) if the assignee is a Foreign Lender, attached to such Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by the Assignee, (G) if the assignee is not already a Lender under this Agreement, attached to the Assignment and Assumption is a customary administrative questionnaire in the form provided by the Administrative Agent, (H) the assignee has attached to such Assignment and Assumption any tax documentation (including without limitation the IRS Forms, any FATCA documentation, and, if applicable, a U.S. Tax Compliance Certificate) required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, (I) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to or conferred upon the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto and (J) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)    (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof), any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the last paragraph set forth in Section 9.05(g), as if the limitation applied to such participations), BPR or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to clause (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.05 (it being understood that the documentation required under Section 2.17(f) is delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower Representative and the Administrative Agent). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)    No Participant shall be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the US Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii)    No Lender may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a reference obligation (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution.

(e)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to any Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to such Borrower pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.15, Section 2.16 or Section 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, Section 2.16 or Section 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of such Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under Requirements of Law of the US or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to any Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, any Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)    (i) Any assignment, participation or entry into an Obligations Derivative Instrument by a Lender without the Borrower Representative’s consent (A) to or with any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) or (B) to the extent the Borrower Representative’s consent is required under this Section 9.05, to any other Person, shall be null and void, and any Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to such Borrower at law or in equity; it being understood and agreed that the Parent and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any other Person to whom the Borrower Representative’s consent is required but not obtained. Upon the request of any Lender, the Administrative Agent shall make available to such Lender the list of Disqualified Institutions at the relevant time and such Lender may provide the list to any potential assignee or participant or counterparty to an Obligations Derivative Instrument on a confidential basis in accordance with Section 9.13 for the purpose of verifying whether such Person is a Disqualified Institution.

(ii)    If any assignment or participation under this Section 9.05 is made to any Affiliate of any Disqualified Institution (other than any Competitor Debt Fund Affiliate) without the Borrower Representative’s prior written consent (any such person, a “Disqualified Person”), then the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and cause the relevant Borrower to repay all obligations of such Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit and Swingline Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder from any Borrower, (II) in the case of clauses (A) and (B), the relevant Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any Eurodollar Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Parent or any of its Subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity.

(g)    Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auction open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)    any Term Loans acquired by the Parent or any of its Subsidiaries shall, to the extent permitted by Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)    any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to the Parent or any of its Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by Requirements of Law, be retired and cancelled promptly upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii)    the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)    after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(v)    in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Parent or any of its Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction or the entry into a binding agreement with respect to the relevant open market purchase, as applicable; and

(vi)    by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)    the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)    such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vii)    no Affiliated Lender shall be required to represent or warrant that, as of the date of any such purchase or assignment, it is not in possession of material non-public information with respect to the Parent and/or any of its Subsidiaries and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii)    in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans and/or Term Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the

Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loan and/or Commitments that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates. Any Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Parent or any of its Subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loans so contributed shall be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

Section 9.06.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Term A Fee Letter and the Term B Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by the Borrowers and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by e-mail as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.    Severability. To the extent permitted by Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.    Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by the Administrative Agent, such Issuing Bank, such Lender or their respective Affiliates, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.09. The rights of each Lender, each Issuing Bank, the Administrative Agent and each of their respective Affiliates under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Administrative Agent or their respective Affiliates may have.

Section 9.10.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE PARENT OR ITS APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS OR THEIR OBLIGATIONS UNDER THE MERGER AGREEMENT OR DECLINE TO CONSUMMATE THE MERGER AND (III) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY US FEDERAL OR NEW YORK STATE COURT SITTING IN THE

BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE ISSUING BANKS, THE LENDERS OR ANY INDEMNIFIED PERSON, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE MERGER AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 9.10. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)    TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY REQUIREMENTS OF LAW.

Section 9.11.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.    Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates, investors and managed accounts and its and their respective directors, officers, managers, members, accountants, agents, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby or in connection with the administration, evaluation or monitoring of the Commitments and/or Loans of the relevant Person hereunder and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’, investors’ and managed accounts’ and its and their respective Representatives’ compliance with this paragraph with respect to any information provided to the applicable Representative by the relevant disclosing Person; provided, further, that unless the Borrower Representative otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution (other than, if applicable, any senior employee who is required, in accordance with industry regulations or the relevant Disqualified Institution’s internal policies and procedures, to act in a supervisory capacity and the internal legal, compliance, risk management, credit or investment committee members of the relevant Disqualified Institution), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by Requirements of Law (in which case such Person shall (i) to the extent permitted by Requirements of Law, inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by Requirements of Law, (i) inform the Borrower Representative promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower Representative and the Administrative

Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Contract (including any credit default swap, total return swap or total rate of return swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Borrower Representative’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings, (f) with the prior written consent of the Borrower Representative and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. For purposes of this Section, “Confidential Information” means all information relating to the Parent and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Parent and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Parent or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14.    No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this Section 9.14, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15.    Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16.    Anti-Money Laundering Legislation.

(a)    Each Lender that is subject to the requirements of the USA PATRIOT Act or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Requirements of Law (collectively, “AML Legislation”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the AML Legislation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent to identify such Loan Party in accordance with the such AML Legislation. The Borrower Representative shall promptly provide and cause its subsidiaries that are Loan Parties to provide such information as may be reasonably requested by any Lender or the Administrative Agent (for itself and not on behalf of any Lender), or any prospective assignee of any Lender or the Administrative Agent, in order to comply with such AML Legislation, whether now or hereafter in existence. This notice is given in accordance with the requirements of the AML Legislation and is effective as to the Lenders and the Administrative Agent.

(b)    If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of any other Loan Party or any authorized signatory of such Person for the purposes of applicable AML Legislation on such Lender’s behalf, then the Administrative Agent:

(i)    shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)    shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)    Notwithstanding anything to the contrary in this Section 9.16, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatory of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

Section 9.17.    Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.    Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender, Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, but subject to clause (b) hereof, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section 9.19 shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.20.    Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.21.    [Reserved].

Section 9.22.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.23.    ERISA Representations of the Lenders.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each

Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more employee benefit plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)    The Administrative Agent and each Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of

Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.24.    Borrower Representative. Each Borrower hereby designates the Borrower Representative to act as its agent hereunder. The Borrower Representative may act as agent on behalf of each Borrower for purposes of delivering Borrowing Requests and notices of conversion/continuation under Section 2.08 and/or similar notices, giving instructions with respect to the disbursement of the proceeds of Loans and Letters of Credit, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

EXHIBIT B

REAFFIRMATION OF LOAN GUARANTY AND COLLATERAL DOCUMENTS

July 29, 2020

Each of the undersigned Loan Parties hereby acknowledges receipt of a copy of the foregoing First Amendment to Credit Agreement, dated as of the date hereof (the “Amendment”), by and among Brookfield Retail Holdings VII Sub 3 LLC, a Delaware limited liability company (the “Parent”), Brookfield Property REIT Inc., a Delaware corporation (f/k/a GGP Inc.) (“BPR”), BPR Nimbus LLC, a Delaware limited liability company (f/k/a GGP Nimbus, LLC) (“Nimbus”), BPR Cumulus LLC, a Delaware limited liability company (f/k/a GGP Limited Partnership LLC) (“Cumulus”), BPR OP, LP (f/k/a GGP Operating Partnership, LP), a Delaware limited partnership (“BPR OP”), GGSI Sellco, LLC, a Delaware limited liability company (“SellCo”), GGPLP Real Estate 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLP RE”), GGPLPLLC 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLPLLC 2010”), GGPLP 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGPLP 2010”) and GGPLP L.L.C., a Delaware limited liability company (“GGPLPLLC” and together with Parent, BPR, Nimbus, Cumulus, BPR OP, Sellco, GGPLP RE, GGPLPLLC 2010 and GGPLP 2010, collectively, the “Borrowers”), the Lenders party thereto, and Wells Fargo Bank, National Association, in its capacities as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”), which amends that certain Credit Agreement, dated as of August 24, 2018 (as amended and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, the Borrowers, the Lenders from time to time party thereto and the Administrative Agent. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned Loan Parties (i) ratifies and reaffirms the terms and conditions of the Loan Guaranty (as reaffirmed from time to time) and (ii) ratifies and reaffirms its grant of liens on and security interests in any of its properties pursuant to the Security Agreement and each other Collateral Document to which it is a party and each filing with a Governmental Authority made in connection with any such liens or security interests, and confirms that such liens and security interests continue to secure the Secured Obligations, and acknowledges and agrees that such agreement and each and every such Loan Document executed by the undersigned Loan Parties in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

***

IN WITNESS WHEREOF, each Loan Party has caused this Reaffirmation of Loan Guaranty and Collateral Documents to be duly executed and delivered as of the date first written above.

LOAN PARTIES:

BROOKFIELD PROPERTY REIT INC.

By:
Name:	Michelle L. Campbell
Title:	Secretary and Senior Vice President

BPR NIMBUS LLC
BPR CUMULUS LLC
GGSI SELLCO, LLC
GGPLP REAL ESTATE 2010 LOAN PLEDGOR HOLDING, LLC
GGPLPLLC 2010 LOAN PLEDGOR HOLDING, LLC
GGPLP 2010 LOAN PLEDGOR HOLDING, LLC
GGPLP L.L.C.
BPR OP, LP
By: GGP Real Estate Holding II, Inc., its General Partner

By:
Name:	Jeffrey P. Aldridge
Title:	Senior Vice President

BROOKFIELD RETAIL HOLDINGS VII SUB 3 LLC

By:
Name:	Michelle L. Campbell
Title:	Senior Vice President

GGP REAL ESTATE HOLDING I, INC.

By:
Name:
Title:

Signature Page to Reaffirmation of Loan Guaranty and Collateral Documents

First Amendment to Credit Agreement

GGP REAL ESTATE HOLDING II, INC.

By:
Name:
Title:

BROOKFIELD PROPERTIES RETAIL INC.

By:
Name:
Title:

GGPLP REAL ESTATE LLC

By:
Name:
Title:

Signature Page to Reaffirmation of Loan Guaranty and Collateral Documents

First Amendment to Credit Agreement